UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ALPHA INNOTECH CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Alpha Innotech Corp.

(2)	Aggregate number of securities to which transaction applies:

14,071,184 shares, which consist of (i) 10,934,762 shares issued and outstanding as of October 2, 2009, (ii) 1,971,431 shares underlying outstanding options to purchase shares as of October 2, 2009 and (iii) 1,164,991 shares underlying outstanding warrants to purchase shares as of October 2, 2009.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $1,178.00 was calculated pursuant to Exchange Act Rule 0-11(c) is equal to $55.80 per million of the aggregate merger consideration of $21,106,776.00, which equals the product of 14,071,184 shares of Alpha Innotech common stock and $1.50.

(4)	Proposed maximum aggregate value of transaction: $21,106,776.00

(5)	Total fee paid: $1,178.00

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALPHA INNOTECH CORP.

2401 Merced Street

San Leandro, California 94577

October 5, 2009

Dear Alpha Innotech Stockholder:

I am writing to you regarding the proposed sale of our company to Cell Biosciences, Inc., or Cell Bio, in a cash transaction valued at approximately $17.9 million (based on the number of shares of our common stock outstanding on October 2, 2009) pursuant to an agreement and plan of merger, dated as of September 5, 2009, by and among Alpha Innotech Corp., or Alpha Innotech, Cell Bio and Astro Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Cell Bio, established for the purpose of the merger. Pursuant to the merger agreement, Astro Acquisition Sub will merge with and into Alpha Innotech and Alpha Innotech will become a wholly-owned subsidiary of Cell Bio. If the merger is completed, Alpha Innotech stockholders will have the right to receive $1.50 in cash, without interest and less any applicable withholding tax, for each share of Alpha Innotech common stock owned by them immediately prior to the effective time of the merger.

In the enclosed proxy statement, you are being asked to consider and vote for the approval and adoption of the merger agreement and approval of the merger at a special meeting of our stockholders which will be held at the Company’s headquarters located at 2401 Merced Street, San Leandro, California 94577, on Tuesday, October 27, 2009 at 10:00 a.m., Pacific Daylight Time.

After careful consideration, our board of directors determined that the merger agreement is fair to, and in the best interests of, Alpha Innotech and its stockholders. Our board of directors has approved the merger agreement. Therefore, our board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the merger.

Our board of directors considered a number of factors in evaluating the merger, in consultation with its professional advisors, including legal and financial advisors. Included in the attached proxy statement is the full text of the written opinion of our independent financial advisor, Seven Hills Partners LLC, to the effect that, as of September 4, 2009, and based upon and subject to the considerations set forth in its opinion, the $1.50 per share in cash to be received by the holders of our shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders of the outstanding shares of our common stock, other than certain stockholders who had executed voting agreements. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this information carefully.

In connection with the merger, you will also be asked to vote upon a proposal to grant the chairman of our board of directors discretionary authority to adjourn the special meeting to a later date, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal. Our board of directors recommends that you vote “FOR” the approval of the granting to the chairman discretionary authority to adjourn the special meeting to a later date to solicit additional proxies.

Your vote is very important, regardless of the number of shares you own. The merger agreement must be approved by the holders of a majority of our outstanding shares of common stock. The affirmative vote of the holders of a majority of the shares present and voting at the special meeting in person or by proxy is required to approve the proposal to grant the chairman discretionary authority to adjourn the special meeting to solicit additional proxies.

All of our directors and officers and certain stockholders collectively owning approximately 33% of our shares as of October 2, 2009 (the “record date”) have each entered into a voting agreement with Cell Bio agreeing to vote and granting an irrevocable proxy to Timothy Harkness (Chief Executive Officer of Cell Bio), Jason Novi (Chief Financial Officer of Cell Bio) and Cell Bio to vote his or its shares in favor of the merger, the execution and delivery by us of the merger agreement and the approval and adoption of the merger agreement and the terms thereof, in favor of each of the other actions contemplated by the merger agreement and in favor of any action in furtherance of any of the foregoing; and against the following actions (other than the merger agreement and the transactions contemplated by the merger agreement): (a) any acquisition proposal or acquisition transaction; (b) any reorganization, recapitalization, dissolution or liquidation of us or any of our subsidiaries; (c) any change in a majority of our board of directors; (d) any amendment to our certificate of incorporation or bylaws; or (e) any other action that would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting. It is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card.

Thank you for your support of our company. I look forward to seeing you at the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Ronald Bissinger,

Chief Executive Officer

This proxy statement is dated October 5, 2009, and is first being mailed to stockholders of Alpha Innotech Corp. on or about October 6, 2009.

ALPHA INNOTECH CORP.

2401 Merced Street

San Leandro, California 94577

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on Tuesday, October 27, 2009

To the stockholders of Alpha Innotech Corp.:

Notice is hereby given that a special meeting of stockholders of Alpha Innotech Corp., a Delaware corporation, will be held at the Company’s headquarters located at 2401 Merced Street, San Leandro, California 94557, on Tuesday, October 27, 2009 at 10:00 a.m., Pacific Daylight Time for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 5, 2009, by and among Cell Biosciences, Inc., a Delaware corporation, Astro Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Cell Biosciences, and Alpha Innotech Corp., and approve the merger; and

2. To consider and vote upon a proposal to grant the chairman of our board of directors discretionary authority to adjourn the special meeting to a later date, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.

The board of directors of Alpha Innotech has fixed the close of business on October 2, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. Only holders of record of shares at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, there were outstanding and entitled to vote 10,934,762 shares of Alpha Innotech. Holders of Alpha Innotech shares are entitled to appraisal rights under Delaware law and dissenter rights under California law.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Alpha Innotech is required to approve and adopt the merger agreement and approve the merger. The affirmative vote of the holders of a majority of the shares present and voting at the special meeting in person or by proxy is required to approve the proposal to grant the chairman discretionary authority to adjourn the special meeting to solicit additional proxies.

All stockholders are cordially invited to attend the meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy, to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” (i) the proposal to approve and adopt the merger agreement and approve the merger, and (ii) the proposal to grant the chairman discretionary authority to adjourn the special meeting to solicit additional proxies. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. Such failure to return your proxy card will have the same effect as voting “AGAINST” the proposal to approve and adopt the merger agreement and approve the merger and will have no effect on the votes to grant the chairman discretionary authority to adjourn the special meeting to solicit additional proxies.

BY ORDER OF THE BOARD OF DIRECTORS,

Ronald Bissinger,

Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as an Alpha Innotech stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Alpha Innotech Corp. In addition, we refer to Alpha Innotech Corp. as “Alpha Innotech”, the “Company,” to Cell Biosciences, Inc. as “Cell Biosciences” or “Cell Bio” and to Astro Acquisition Sub, Inc. as “Astro Acquisition Sub” or “merger sub.”

Q:	What am I being asked to vote on?

A:	We sent you this proxy statement and the enclosed proxy card because the board of directors of Alpha Innotech is soliciting your proxy to vote at our special meeting of stockholders. You are being asked to vote to approve and adopt a merger agreement that provides for the proposed acquisition of Alpha Innotech by Cell Bio, or the merger, and approve the merger. The proposed acquisition would be accomplished through a merger of Astro Acquisition Sub, a Delaware corporation and wholly-owned subsidiary of Cell Bio, established for the purpose of the merger, with and into Alpha Innotech. You are also being asked to vote to approve a proposal to grant the chairman of our board of directors discretionary authority to adjourn the special meeting to a later date, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Q:	Who is paying for this solicitation?

A:	We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not receive additional compensation for soliciting proxies.

Q:	What will Alpha Innotech’s stockholders receive in the merger?

A:	As a result of the merger, our stockholders will have the right to receive $1.50 cash, without interest and less any applicable withholding tax, for each Alpha Innotech share of common stock owned by them immediately prior to the effective time of the merger. For example, if you own 100 Alpha Innotech shares, you will have the right to receive $150.00 in cash, without interest and less any applicable withholding tax, in exchange for your shares.

Q:	What will happen to my Alpha Innotech shares after the merger?

A:	As a result of the merger, Alpha Innotech will become a wholly-owned subsidiary of Cell Bio and Alpha Innotech shares will cease to be quoted on the OTC Bulletin Board, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

Q:	What will happen to Alpha Innotech stock options in the merger?

A:	Each Alpha Innotech option that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be accelerated in full, and each such option, if not exercised immediately prior to the effective time of the merger, will be canceled and thereafter represent the right to receive, in consideration for such cancellation, an amount in cash equal to the product of: (i) the number of shares of Alpha Innotech common stock subject to such option immediately prior to the effective time of the merger; multiplied by (ii) the amount by which $1.50 exceeds the exercise price per share of Alpha Innotech common stock subject to such option immediately prior to the effective time of the merger (it being understood that, if the exercise price payable in respect of such option equals or exceeds $1.50, the amount payable hereunder shall be zero for such option), less any required tax withholding. See “Proposal No.1, The Merger Agreement — Treatment of Alpha Innotech Stock Options, Warrants and Restricted Shares.”

i

Q:	What will happen to Alpha Innotech warrants in the merger?

A:	Each Alpha Innotech warrant that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be accelerated in full, and each such warrant, if not exercised immediately prior to the effective time of the merger, shall be canceled and thereafter represent the right to receive, in consideration for such cancellation, an amount in cash equal to the product of: (i) the number of shares of Alpha Innotech common stock subject to such warrant immediately prior to the effective time of the merger; multiplied by (ii) the amount by which $1.50 exceeds the exercise price per share of Alpha Innotech common stock subject to such warrant immediately prior to the effective time of the merger (it being understood that, if the exercise price payable in respect of such warrant equals or exceeds $1.50, the amount payable hereunder shall be zero for such warrant), less any required tax withholding. See “Proposal No.1, The Merger Agreement — Treatment of Alpha Innotech Stock Options, Warrants and Restricted Shares.”

Q:	What will happen to restricted shares of Alpha Innotech common stock in the merger?

A:	Each restricted share of Alpha Innotech common stock that is outstanding immediately prior to the effective time of the merger will be accelerated in full and thereafter represent the right to receive an amount in cash equal to the product of: (i) the number of restricted shares of Alpha Innotech common stock immediately prior to the effective time of the merger; multiplied by (ii) $1.50, less any required tax withholding. See “Proposal No.1, The Merger Agreement — Treatment of Alpha Innotech Stock Options, Warrants and Restricted Shares” and “Proposal No. 1, The Merger Agreement — Per Share Merger Consideration.”

Q:	What vote of Alpha Innotech stockholders is required to approve the proposals to be acted upon at the special meeting?

A:	The affirmative vote of a majority of our shares of common stock outstanding at the close of business on the record date is required to approve and adopt the merger agreement and approve the merger.

Approval of the proposal to grant the chairman discretionary authority to adjourn the special meeting to a later date, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal, will require the affirmative vote of stockholders holding a majority of the shares present and voting at the special meeting in person or by proxy.

There are 10,934,762 shares entitled to be voted at the special meeting on the record date. All of our directors and officers and certain stockholders collectively owning approximately 33% of our shares as of the record date have entered into a voting agreement with Cell Bio and granted an irrevocable proxy to Timothy Harkness (Chief Executive Officer of Cell Bio), Jason Novi (Chief Financial Officer of Cell Bio) and Cell Bio to vote his or its shares in favor of approving and adopting the merger agreement and approving the merger. See “Proposal No. 1, Voting Agreements.”

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the special meeting of our stockholders. If you sign and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” (i) the proposal to approve and adopt the merger agreement and approve the merger, which we sometimes refer to as the merger proposal, and (ii) the proposal to grant the chairman discretionary authority to adjourn the special meeting, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares. Please do not send in your share certificates with your proxy.

Q:	Why is it important for me to vote?

A:	Your vote is important. The failure to return your proxy card will mean that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as voting “AGAINST” the proposal to approve and adopt the merger agreement and approve the merger, and will have no effect on the votes to grant the chairman the discretionary authority to adjourn the special meeting to solicit additional proxies. Stockholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting and will be counted as voting power present at the meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve and adopt the merger agreement and approve the merger because approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have no effect on the outcome.

Q:	How does Alpha Innotech’s board of directors recommend I vote?

A:	At a meeting held on September 4, 2009, our board of directors approved the merger agreement, and determined that the merger agreement is fair to, and in the best interests of, Alpha Innotech and its stockholders. Our board of directors recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger and “FOR” the proposal to grant the chairman discretionary authority to adjourn the special meeting, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies.

Q:	What factors did Alpha Innotech’s board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, (i) the consideration to be paid in the merger, (ii) other expressions of interest received by us, including another bidder’s expression of interest, which was for an amount less than $1.50 per share, (iii) our financial position, strategic goals and objectives, (iv) the likelihood of realizing superior benefits through alternative business strategies or remaining independent, (v) information concerning our business, financial performance, operations and products, (vi) price volatility and trading volumes of our stock, and (vii) the risks involved with the merger. See “Proposal No. 1, The Merger — Reasons for the Merger; Recommendations” and “Proposal No. 1, The Merger — Opinion of Alpha Innotech’s Independent Financial Advisor.”

Q:	Did Alpha Innotech’s board of directors consider the personal interests of certain directors and officers in the making its recommendation?

A:	In making its recommendation, the board of directors was aware of the personal interests of certain directors and officers in the transactions as described in the section of this proxy statement entitled “Proposal No. 1, The Merger — Interests of Alpha Innotech’s Executive Officers and Directors in the Merger,” and considered them when they made the recommendation.

Q:	Where and when is the special meeting of stockholders?

A:	The Alpha Innotech special meeting will be held on Tuesday, October 27, 2009 at 10:00 a.m., Pacific Daylight Time, at the Company’s headquarters located at 2401 Merced Street, San Leandro, California 94577.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on October 2, 2009 are entitled to receive notice of the special meeting and to vote the Alpha Innotech shares of common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are held directly in your name and not in “street name” through a broker or bank, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card.

If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	May I revoke or change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke or change your vote at any time before the shares reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

•	You can deliver to the Secretary of Alpha Innotech a written notice bearing a date later than the proxy stating that you would like to revoke your proxy; or

•

You can complete, execute and deliver to the Secretary of Alpha Innotech a new, later-dated proxy card for the same shares, provided the new proxy is received by 11:59 p.m. Pacific Daylight Time on October 26, 2009; or

•	You can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to the Secretary of Alpha Innotech at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to Alpha Innotech or by voting in person at the special meeting.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will be considered present at the special meeting for purposes of determining a quorum, but will have the same effect as being voted “AGAINST” the approval and adoption of the merger agreement and approval of the merger, and will have no effect on the vote to grant the chairman discretionary authority to adjourn the special meeting to solicit additional proxies.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my Alpha Innotech shares before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your Alpha Innotech shares after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the Alpha Innotech shares transferred to Cell Bio in consideration for cash in the merger. If the Alpha Innotech shares are held by a stockholder as capital assets, gain or loss recognized by such stockholder for U.S. federal income tax purposes will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the Alpha Innotech shares exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Alpha Innotech that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Non-U.S. persons will generally not be subject to U.S. federal income tax as a result of the merger. See “Proposal No. 1, The Merger Agreement — Material United States Federal Income Tax Consequences of the Merger.”

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in approximately 60 days from the signing of the merger agreement. In addition to obtaining stockholder approval, we must satisfy all other closing conditions. See “Proposal No. 1, The Merger Agreement — Conditions to Complete the Merger.”

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, our stockholders are entitled to appraisal rights in connection with the merger, subject to the conditions discussed more fully elsewhere in this proxy statement. If a stockholder properly exercises appraisal rights, then the stockholder has the right to litigate a proceeding in the Court of Chancery of the State of Delaware, at the conclusion of which the stockholder will receive the judicially determined fair value of their shares of Alpha Innotech common stock. The fair value of the Alpha Innotech common stock may be more than, equal to or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, if you wish to exercise them, you must not vote in favor of the approval and adoption of the merger agreement and the approval of the merger and you must follow specific procedures. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as a non-dissenting stockholder. For a more complete description of your appraisal rights and related procedures, see the section entitled “The Merger — Appraisal Rights” and Annex D for a reproduction of Section 262 of the Delaware General Corporation Law, which relates to the appraisal rights of dissenting stockholders. Because of the complexity of the law relating to appraisal rights, stockholders who are considering objecting to the merger are encouraged to read these provisions carefully and consult their own legal advisors.

Q:	Am I entitled to dissenters’ rights?

A:

Additionally, under California law, if you are an Alpha Innotech stockholder you are entitled to dissenters’ rights in connection with the merger, subject to the conditions discussed more fully elsewhere in this proxy statement. To preserve your dissenters’ rights, if you wish to exercise them, you must not vote in favor of the approval and adoption of the merger agreement and the approval of the merger and you must follow specific procedures. Failure to follow the steps required by law for perfecting dissenters’ rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as a non-dissenting stockholder. For a more complete description of your dissenters’ rights and related procedures, see the section entitled “The Merger — Dissenters’ Rights” and Annex E for a reproduction of Sections 1300 through 1313 of the California General Corporation Law, which relate to the dissenters’

v

rights of stockholders. Because of the complexity of the law relating to dissenters’ rights, stockholders who are considering objecting to the merger are encouraged to read these provisions carefully and consult their own legal advisors.

Q:	Should I send in my Alpha Innotech share certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Alpha Innotech for the merger consideration of $1.50 per share in cash, without interest and less any applicable withholding tax.

Q:	When will I receive the cash consideration for my Alpha Innotech shares?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Alpha Innotech Investor Relations at (510) 483-9620 or Cell Bio Investor Relations at (408) 510-5500.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement and the forms of voting agreements and irrevocable proxies are included as Annex B to this proxy statement, and each is incorporated herein by reference. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies (Page 12)

Alpha Innotech Corp.

2401 Merced Street

San Leandro, California 94577

Telephone: 510-483-9620

Alpha Innotech is a leading developer, manufacturer, and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Its goal is to combine instruments, reagents and bioinformatics software in order to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Customers of Alpha Innotech include pharmaceutical and biotechnology companies, as well as universities, medical centers, government research institutes, and agencies worldwide. See “The Companies — Alpha Innotech.”

Cell Biosciences, Inc.

3040 Oakmead Village Drive

Santa Clara, California 95051

Telephone: (408) 510-5500

Cell Biosciences, or Cell Bio, is a private life sciences company focused on nanoproteomics. Cell Bio develops instrumentation systems, software, and assay products that reveal previously undetectable information about cellular control pathways. Its customers include leading institutions in the fields of cancer research, stem cell biology, and diabetes. Cell Bio’s products enable researchers to uncover fundamental mechanisms controlling cell proliferation and cell death, to accelerate the development of new therapeutics, and to help identify new prognostic and diagnostic disease biomarkers. See “The Companies — Cell Biosciences.”

Astro Acquisition Sub, Inc.

c/o Cell Biosciences, Inc.

3040 Oakmead Village Drive

Santa Clara, California 95051

Telephone: (408) 510-5500

Astro Acquisition Sub, Inc., a Delaware corporation, or merger sub, is wholly-owned by Cell Bio, and was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations. See “The Companies — Astro Acquisition Sub.”

The Merger (Page 13)

Under the merger agreement, merger sub will merge with and into Alpha Innotech. After the merger, Alpha Innotech will become a wholly-owned subsidiary of Cell Bio and Alpha Innotech shares will cease to be quoted on the OTC Bulletin Board, will not be publicly traded and will be deregistered under the Exchange Act. At the effective time of the merger, our stockholders will receive cash in the merger in exchange for their Alpha Innotech shares.

Per Share Merger Consideration (Page 35)

If the merger is completed, you will have the right to receive $1.50 in cash, without interest and less any applicable withholding tax, in exchange for each Alpha Innotech share of common stock that you own immediately prior to the effective time of the merger.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an Alpha Innotech stockholder and will have no rights as a Cell Bio stockholder. Alpha Innotech stockholders will receive the merger consideration after exchanging their Alpha Innotech share certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger.

See “Proposal No. 1, The Merger Agreement — Per Share Merger Consideration.”

Treatment of Alpha Innotech Stock Options, Warrants and Restricted Shares (Page 35)

Alpha Innotech Stock Options

Each Alpha Innotech option that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be accelerated in full, and each such option, if not exercised immediately prior to the effective time of the merger, shall be canceled and thereafter represent the right to receive, in consideration for such cancellation, an amount in cash equal to the product of: (i) the number of shares of Alpha Innotech common stock subject to such option immediately prior to the effective time of the merger; multiplied by (ii) the amount by which $1.50 exceeds the exercise price per share of Alpha Innotech common stock subject to such option immediately prior to the effective time of the merger (it being understood that, if the exercise price payable in respect of such option equals or exceeds $1.50, the amount payable hereunder shall be zero for such option), less any required tax withholding. See “Proposal No.1, The Merger Agreement — Treatment of Alpha Innotech Stock Options, Warrants and Restricted Shares.”

Alpha Innotech Warrants

Each Alpha Innotech warrant that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be accelerated in full, and each such warrant, if not exercised immediately prior to the effective time of the merger, shall be canceled and thereafter represent the right to receive, in consideration for such cancellation, an amount in cash equal to the product of: (i) the number of shares of Alpha Innotech common stock subject to such warrant immediately prior to the effective time of the merger; multiplied by (ii) the amount by which $1.50 exceeds the exercise price per share of Alpha Innotech common stock subject to such warrant immediately prior to the effective time of the merger (it being understood that, if the exercise price payable in respect of such warrant equals or exceeds $1.50, the amount payable hereunder shall be zero for such warrant), less any required tax withholding. See “Proposal No.1, The Merger Agreement — Treatment of Alpha Innotech Stock Options, Warrants and Restricted Shares.”

Alpha Innotech Restricted Shares

Each restricted share of Alpha Innotech common stock that is outstanding immediately prior to the effective time of the merger will be accelerated in full and thereafter represent the right to receive an amount in cash equal to the product of: (i) the number of restricted shares of Alpha Innotech common stock immediately prior to the effective time of the merger; multiplied by (ii) $1.50, less any required tax withholding. See “Proposal No.1, The Merger Agreement — Treatment of Alpha Innotech Stock Options, Warrants and Restricted Shares” and “Proposal No. 1, The Merger Agreement — Per Share Merger Consideration.”

Cell Bio Financing (Page 44)

In connection with the transaction, Cell Bio has entered into agreements to raise an additional $19 million in cash in a second closing of its Series C Preferred Stock Financing and a Series D Preferred Stock Financing led by its largest investor, The Wellcome Trust. Existing investors Domain Associates, Novo A/S, Latterell Venture Partners, The Vertical Group and Royal Bank of Canada have agreed to participate in the financing. However, the merger is not contingent on the success of the Cell Bio’s fundraising efforts. See “Proposal No.1, The Merger Agreement — Cell Bio Financing.”

Market Price (Page 8)

Our shares are quoted on OTC Bulletin Board under the symbol “APNO.OB.” On September 4, 2009, the last full trading day prior to the public announcement of the merger, the closing price for our shares was $0.88 per share. See “Proposal No.1, The Merger Agreement — Market Price and Dividend Data.”

Material United States Federal Income Tax Consequences of the Merger (Page 32)

The exchange of our shares for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. See “Proposal No. 1, The Merger — Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

Appraisal Rights (Page 31)

Delaware law provides Alpha Innotech stockholders with appraisal rights in connection with the merger. If you properly perfect your appraisal rights, you will be entitled to litigate a proceeding in the Court of Chancery of the State of Delaware at the conclusion of which the Court will determine the fair value of your shares and you will receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written demand for appraisal rights to Alpha Innotech at or before the special meeting and you must not vote in favor of approval and adoption of the merger agreement and the approval of the merger and within 120 days after the closing of the merger you or another stockholder who has properly exercised appraisal rights must commence an appraisal proceeding in the Court of Chancery. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights, in which case you will be entitled to receive the $1.50 per share cash consideration specified in the merger agreement for your shares. See “Proposal No.1, The Merger — Appraisal Rights.”

Dissenters’ Rights (Page 31)

California law provides Alpha Innotech stockholders with dissenters’ rights in connection with the merger. Any shares of Alpha Innotech common stock that are issued and outstanding immediately prior to the effective time of the merger and that have not approved the merger via written consent (or with respect to which the holder has not otherwise effectively waived its rights under Chapter 13 of the California General Corporation Law), and with respect to which a demand for payment and appraisal has been properly made in accordance with Chapter 13 of the California General Corporation Law, will not be converted into the right to receive the merger consideration otherwise payable with respect to such shares of Alpha Innotech common stock. However, your failure to follow exactly the procedures specified under California law will result in the loss of your dissenters’ rights, in which case you will be entitled to receive the $1.50 per share cash consideration specified in the merger agreement for your shares. See “Proposal No.1, The Merger — Dissenters’ Rights.”

Reasons for the Merger; Recommendations (Page 19)

Our board of directors recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger. After careful consideration, our board of directors determined that the merger agreement is fair to, and in the best interests of, Alpha Innotech and its stockholders. Our board of directors have approved the merger agreement. In addition, our board of directors recommends that our stockholders vote “FOR” the proposal to grant the chairman of our board of directors discretionary authority to adjourn the special meeting, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.

In making this determination and recommendation, our board of directors considered a number of factors, including those described in the section of this proxy statement entitled “Proposal No. 1, The Merger — Reasons for the Merger; Recommendations.”

Opinion of Alpha Innotech’s Independent Financial Advisor (Page 21)

In connection with the proposed merger, our independent financial advisor, Seven Hills Partners LLC, which we refer to as “Seven Hills Partners” or “Seven Hills”, delivered to our board of directors its written opinion, dated September 4, 2009, to the effect that, as of September 4, 2009 and based upon and subject to the considerations set forth in the Seven Hills Partners opinion, the $1.50 per share in cash to be received by holders of our shares of common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders of our shares other than affiliates who had executed voting agreements. The full text of the written opinion of Seven Hills Partners, dated September 4, 2009, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Seven Hills Partners in connection with its opinion, is attached as Annex C to this proxy statement. You are urged to, and should, read the opinion in its entirety. Seven Hills Partners provided its opinion for the information of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Seven Hills Partners opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of our shares as of the date of the Seven Hills Partners opinion, other than affiliates who had executed voting agreements, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger.

Alpha Innotech Stockholder Meeting (Page 9)

Date, Time and Place. A special meeting of our stockholders will be held at the Company’s headquarters located at 2401 Merced Street, San Leandro, California 94577, on Tuesday, October 27, 2009 at 10:00 a.m., Pacific Daylight Time to:

•

consider and vote upon a proposal to approve and adopt the merger agreement, and to approve the merger and the other transactions contemplated thereby, each as more fully described in this proxy statement; and

•

consider and vote upon a proposal to grant the chairman of our board of directors discretionary authority to adjourn the special meeting to a later date, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned any of our shares of common stock at the close of business on October 2, 2009, the record date for the special meeting. You will have one vote at the special meeting for each of our shares of common stock you owned at the close of business on the record date. There are 10,934,762 of our shares of our common stock entitled to be voted at the special meeting. As further indicated below, our directors and executive officers and their affiliates own approximately 33% of the shares entitled to vote at the special meeting and may have interests that are different from yours. See “Proposal No. 1, The Merger — Interests of Alpha Innotech’s Executive Officers and Directors in the Merger.”

Quorum. A quorum of stockholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of our shares entitled to vote on the record date are present in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Procedures for Voting. You may vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instructions from you.

Required Vote. The approval and adoption of the merger agreement and the approval of the merger requires the affirmative vote of a majority of our shares of common stock outstanding at the close of business on the record date.

Approval of the proposal to grant the chairman discretionary authority to adjourn the special meeting to a later date, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal, requires the affirmative vote of stockholders holding a majority of the shares present and voting at the special meeting in person or by proxy.

Voting Agreements (Page 49)

As an inducement to Cell Bio to enter into the merger agreement, all of our directors and officers and certain stockholders collectively owning approximately 33% of our outstanding shares as of the record date each entered into a voting agreement with Cell Bio. Pursuant to voting agreement, each such director, officer and certain stockholders agreed to vote and granted an irrevocable proxy to Timothy Harkness (Chief Executive Officer of Cell Bio), Jason Novi (Chief Financial Officer of Cell Bio) and Cell Bio and irrevocably appointed Timothy Harkness, Jason Novi and Cell Bio as his or its attorney and proxy to vote his or its shares in favor of the merger and the approval and adoption of the merger agreement and against certain other matters, each as set forth in the voting agreement. The forms of voting agreement and irrevocable proxy entered into by such directors, officers and certain stockholders are included as Annex B to this proxy statement and are incorporated herein by reference. Such directors, officers and certain stockholders have not received any additional consideration with respect to voting agreement. See “Proposal No. 1, Voting Agreements.”

Interests of Alpha Innotech’s Executive Officers and Directors in the Merger (Page 28)

When considering the recommendation of Alpha Innotech’s board of directors, you should be aware that the members of Alpha Innotech’s board of directors and executive officers have interests in the merger in addition to their interests as Alpha Innotech stockholders generally. These interests may be different from, or in addition to, your interests as Alpha Innotech stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement and the merger and related transactions. See “Proposal No. 1, The Merger — Interests of Alpha Innotech’s Executive Officer and Directors in the Merger.”

The Merger Agreement (Page 35)

Conditions to the Completion of the Merger. The obligations of both us and Cell Bio to complete the merger are subject to the satisfaction of certain conditions. See “Proposal No. 1, The Merger Agreement — Conditions to Complete the Merger.”

Termination of the Merger Agreement. Either Cell Bio or Alpha Innotech can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated. See “Proposal No. 1, The Merger Agreement — Termination of the Merger Agreement.”

Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals. We have agreed that prior to the consummation of the merger we will not, and will ensure that our subsidiaries and our and our subsidiaries’ representatives do not, directly or indirectly:

•	solicit, initiate, induce or knowingly encourage the communication, making, submission or announcement of any acquisition proposal or an acquisition transaction;

•

furnish to any person any non-public information regarding us or our subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry except as required by law;

•

engage in discussions or negotiations with any person that shall have made, submitted or announced (or on whose behalf there shall have been made, submitted or announced) an acquisition proposal or acquisition inquiry, or with any of such person’s representatives, with respect to any such acquisition proposal or acquisition inquiry;

•

release any person from, or waive any provision of or right under, any confidentiality, non-solicitation, no hire or similar agreement to which we or any of our subsidiaries is a party or under which we or any of our subsidiaries has any rights; or

•	approve, endorse or recommend any acquisition proposal.

At any time prior to obtaining stockholder approval of the merger proposal, in response to an acquisition proposal submitted to us following the date of the merger agreement that our board of directors believes in good faith, after consulting with our legal counsel and financial advisor, is or is reasonably likely to lead to the submission of a superior offer, if neither we nor any of our or our subsidiaries’ representatives shall have breached the restrictions described in the immediately preceding paragraph and our board of directors determines, after consulting with our outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations under applicable legal requirements, our board of directors may nevertheless (1) after informing Cell Bio in writing of the identity of the person making the acquisition proposal and furnishing such information to Cell Bio, furnish to such person nonpublic information with respect to us and our subsidiaries pursuant to a confidentiality agreement that contains provisions at least as favorable to us as the terms of our confidentiality agreement with Cell Bio and (2) prior to or concurrently with furnishing any such nonpublic information to such person, we furnish such nonpublic information to Cell Bio. See “Proposal No.1, The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion of Other Acquisitions.”

Expenses and Termination Fees. The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

A termination fee of $1 million may be payable by us to Cell Bio upon the termination of the merger agreement under several circumstances involving our entry into an alternate acquisition with a third party. See “Proposal No.1, The Merger Agreement — Expenses and Termination Fees.”

A termination fee of $300,000 may be payable by us to Cell Bio upon the termination of the merger agreement under several circumstances involving our breach of certain covenants of the merger agreement. See “Proposal No.1, The Merger Agreement — Expenses and Termination Fees.”

Regulatory Matters

Other than compliance with applicable provisions of California and Delaware state law, no U.S. federal or state legal or regulatory requirements must be complied with in order to complete the merger.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about the Company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Those risks and uncertainties include, among other things, the risk that the merger consideration does not recognize the value of our future growth, the risk that the merger may not be consummated in a timely manner, if at all, which would leave us in a financially weaker position, the risk that the merger agreement may be terminated in circumstances which require our payment to Cell Bio of a termination fee of up to $1 million, the risk that our major customers may terminate or substantially decrease their use of our services, the risk that employees may be distracted by the merger, the risk that Cell Bio may not be able to secure financing for the merger consideration and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

MARKET PRICE AND DIVIDEND DATA

Our shares are quoted on the OTC Bulletin Board under the symbol “APNO.OB.” This table shows, for the periods indicated, the high and low bid prices per share of our shares as reported on the OTC Bulletin Board.

For the periods indicated, the following table sets forth the high and low bid prices per share for our common stock, as reported by OTCBB Reports. The prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Low	High
Year ending December 31, 2009
Third Quarter through October 2, 2009	$0.40	$1.80
Second Quarter	$0.40	$1.75
First Quarter	$0.35	$0.89

Year ended December 31, 2008
Fourth Quarter	$0.35	$0.93
Third Quarter	$0.65	$0.98
Second Quarter	$0.65	$0.98
First Quarter	$0.65	$0.90

Year ended December 31, 2007
Fourth Quarter	$0.70	$1.25
Third Quarter	$1.02	$1.31
Second Quarter	$0.86	$2.50
First Quarter	$0.75	$1.30

The following table sets forth the closing per share sales price of our shares, as reported on the OTC Bulletin Board on September 4, 2009, the last full trading day before the public announcement of the merger agreement, and on October 2, 2009, the latest practicable trading day before the printing of this proxy statement.

Date	Closing Price
September 4, 2009	$0.88
October 2, 2009	$1.48

Following the merger, there will be no further market for our shares and our shares will be delisted from the OTC Bulletin Board and deregistered under the Exchange Act.

We have never declared or paid cash dividends on our shares. Our current policy is to retain earnings for use in our business.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Alpha Innotech for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time, Place

We will hold the special meeting on Tuesday, October 27, 2009 at 10:00 a.m., Pacific Daylight Time, at the Company’s headquarters located at 2401 Merced Street, San Leandro, California 94577.

Purpose of the Special Meeting

At the special meeting, we will ask holders of our shares to:

•

consider and vote upon a proposal to approve and adopt the merger agreement and approve the merger and the other transactions contemplated thereby, each as more fully described in this proxy statement; and

•

consider and vote upon a proposal to grant the chairman of our board of directors discretionary authority to adjourn the special meeting to a later date, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our shares at the close of business on October 2, 2009, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 10,934,762 of our shares of common stock were issued and outstanding and held by approximately 101 holders of record. Holders of record of our shares on the record date are entitled to one vote per share at the special meeting on all matters to be considered at the special meeting.

A quorum of stockholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of our shares entitled to vote on the record date are present in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee cannot exercise discretionary authority and does not receive voting instructions from the beneficial owners to vote on a matter) will be counted as present, but will not be considered to have been voted in favor of any of the matters to be considered at the special meeting.

Votes Required

The approval and adoption of the merger agreement and the approval of the merger requires the affirmative vote of the holders of at least a majority of our shares outstanding on the record date. Approval and adoption of the merger agreement is a condition to the completion of the merger. The affirmative vote of the holders of a majority of the shares present and voting at the special meeting in person or by proxy is required to grant the chairman discretionary authority to adjourn the special meeting to solicit additional proxies.

Voting by Alpha Innotech’s Directors and Executive Officers and Certain Stockholders

As further indicated above, at the close of business on the record date, our directors, executive officers and certain stockholders owned and were entitled to vote 3,657,736 of our shares of common stock, which represented approximately 33% of our shares outstanding on that date.

All of our directors and officers and certain stockholders collectively owning approximately 33% of our shares as of the record date have each entered into a voting agreement with Cell Biosciences, or Cell Bio, granting an irrevocable proxy to Timothy Harkness, Jason Novi and Cell Bio to vote his or its shares in favor of the approval and adoption of the merger agreement and approval of the merger and against certain other matters, each as set forth in the voting agreement. See “Proposal No. 1, Voting Agreements.”

Procedures for Voting; Proxies; Revocation

Stockholders can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person at the special meeting.

All shares represented by properly completed proxies received prior to 10:00 a.m., Pacific Daylight Time, on the date of the special meeting will be voted at the special meeting in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement and the approval of the merger and “FOR” the proposal to grant the chairman discretionary authority to adjourn the special meeting, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Brokers or banks who hold our shares in “street name” may not give a proxy to vote those shares in the absence of specific instructions from their customers who beneficially own those shares. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to approve and adopt the merger agreement and approve the merger and the proposal to grant the chairman of our board of directors discretionary authority to adjourn the special meeting to solicit additional proxies, then, in each case, the shares will be counted as present for purposes of determining whether a quorum exists, but will have the same effect as votes “AGAINST” the approval and adoption of the merger agreement and approval of the merger, and will have no effect on the votes to grant the chairman discretionary authority to adjourn the special meeting to solicit additional proxies. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the special meeting.

You may change your vote or revoke your proxy in one of three ways. You can deliver to the Secretary of Alpha Innotech a written notice bearing a date later than the proxy stating that you would like to revoke your proxy, you can complete, execute and deliver to the Secretary of Alpha Innotech a new, later-dated proxy card for the same shares, provided the new proxy is received by 11:59 p.m. Pacific Daylight Time on October 26, 2009, or you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. Any written notice of revocation or subsequent proxy should be delivered to the Secretary of Alpha Innotech at or before the taking of the vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to Alpha Innotech or by voting in person at the special meeting.

Stockholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting and will be counted as voting power present at the meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve and adopt the merger agreement and approve the merger because approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have no effect on the outcome.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Alpha Innotech. In addition to solicitation by mail, officers, directors and employees of Alpha Innotech may solicit proxies personally or by telephone, facsimile or other means of communication, without receiving additional compensation. We may reimburse brokers, banks and other fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses of forwarding these materials to such beneficial owners.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to 2401 Merced Street, San Leandro, California 94577 or by telephone at (510) 483-9620.

Adjournment

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies, or if a quorum is not present. Alpha Innotech’s bylaws permit adjournment without notice other than an announcement of the new time and place of the re-adjourned special meeting by a majority vote of the shares entitled to vote at the special meeting that are present in person or represented by proxy and vote for or against the adjournment. In the event that there are insufficient shares represented in person or by proxy at the special meeting to constitute a quorum required for conduct of business at the special meeting, or to solicit additional proxies, the special meeting may be adjourned one or more times until a quorum is present or represented by proxy, or sufficient proxies have been solicited to approve and adopt the merger agreement and approve the merger.

THE COMPANIES

Alpha Innotech

Alpha Innotech Corp.

2401 Merced Street

San Leandro, California 94577

Telephone: (510) 483-9620

Alpha Innotech is a leading developer, manufacturer, and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Its goal is to combine instruments, reagents and bioinformatics software in order to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Customers of Alpha Innotech include pharmaceutical and biotechnology companies, as well as universities, medical centers, government research institutes, and agencies worldwide.

Cell Biosciences

Cell Biosciences, Inc.

3040 Oakmead Village Drive

Santa Clara, California 95051

Telephone: (408) 510-5500

Cell Biosciences, or Cell Bio, is a private life sciences company focused on nanoproteomics. Cell Bio develops instrumentation systems, software, and assay products that reveal previously undetectable information about cellular control pathways. Its customers include leading institutions in the fields of cancer research, stem cell biology, and diabetes. Cell Bio’s products enable researchers to uncover fundamental mechanisms controlling cell proliferation and cell death, to accelerate the development of new therapeutics, and to help identify new prognostic and diagnostic disease biomarkers.

Astro Acquisition Sub

Astro Acquisition Sub, Inc.

c/o Cell Biosciences, Inc.

3040 Oakmead Village Drive

Santa Clara, California 95051

Telephone: (408) 510-5500

Astro Acquisition Sub, Inc., a Delaware corporation, or merger sub, is wholly-owned by Cell Bio, and was organized solely for the purpose of entering into the merger agreement with Alpha Innotech and completing the merger. Astro Acquisition Sub, Inc. was incorporated on September 2, 2009 and has not conducted any business operations.

PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT

THE MERGER

The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

On August 19, 2008, there was a meeting of the Alpha Innotech board of directors and, among other things, the board determined that the recent financial performance of Alpha Innotech had improved and wished to explore whether Alpha Innotech was an attractive acquisition target to potential acquirers. The board directed Ron Bissinger, Alpha Innotech’s Chief Executive Officer, to formally begin the preparation of discussion materials relating to Alpha Innotech and the identification of third parties that might be potential candidates for a business combination with Alpha Innotech.

On August 21, 2008, Mr. Bissinger contacted BroadOak Partners to formally begin the preparation of discussion materials relating to Alpha Innotech and the identification of third parties that might be potential candidates for a business combination with Alpha Innotech. Alpha Innotech engaged the services of BroadOak Partners in connection with seeking additional sources of funding and refinancing its debt pursuant to an engagement letter dated April 2, 2008. The terms of this engagement letter also provided for BroadOak Partners to assist Alpha Innotech with a broad spectrum of financial advisory services including in connection with a strategic business combination. As described in greater detail under “Interests of Alpha Innotech’s Executive Officers and Directors in the Merger—Relationship with BroadOak,” BroadOak Partners is entitled to receive a fee in connection with the consummation of a business combination involving Alpha Innotech. William Snider, a director of Alpha Innotech and chairman of its board of directors, is the co-founder and managing partner of BroadOak Partners. The Alpha Innotech board of directors was fully informed of this relationship prior to entering into the engagement letter with BroadOak Partners and was reminded of this relationship prior to any applicable board approvals relating to a strategic transaction in which BroadOak Partners would benefit.

At meetings of the Alpha Innotech board on October 21, 2008 and December 16, 2008, BroadOak Partners provided the board an update on their activities with respect to seeking a strategic transaction for Alpha Innotech and the general market conditions.

Commencing on February 26, 2009, through April 19, 2009, representatives of BroadOak Partners contacted 27 third parties that were deemed to be potential candidates for a strategic transaction with Alpha Innotech. Representatives of BroadOak Partners prepared and, after receiving executed confidentiality agreements, sent descriptive memorandums relating to Alpha Innotech to nine of these third parties. Two of these third parties, Company A and Company B, presented initial indications of interest in writing based on the information provided within the memorandum and follow-up questions.

On March 19, 2009, at a meeting of the Alpha Innotech board, BroadOak Partners provided the board an update on their activities with respect to seeking a strategic transaction for Alpha Innotech.

On March 31, 2009, Mr. Snider contacted a representative of Company C to discuss a potential strategic transaction with Alpha Innotech. On April 15, 2009, the representative of Company C informed Mr. Snider that Company C was not interested in pursuing a business combination with Alpha Innotech at that time due to strategic reasons.

On April 21, 2009, at a meeting of the Alpha Innotech board to further discuss, among other matters, the Company’s strategic alternatives, representatives of BroadOak Partners presented the indications of interest that were received from Company A and Company B. After considering the proposals the board concluded that neither indication of interest received from this initial phase of the process was at an acceptable valuation range and decided against pursuing further negotiations with Company A and Company B. After consultation with BroadOak Partners, the board concluded to put the bid process on hold at that point, and focus on the Company’s operations.

On May 15, 2009, at the request of Tim Harkness, Chief Executive Officer of Cell Bio, Mr. Snider and a representative of BroadOak Partners met with Mr. Harkness at BroadOak Partners’ offices. Mr. Harkness delivered a presentation about Cell Bio, its growth prospects and financial backing. He then suggested that exploring a business combination with Alpha Innotech would be of interest to Cell Bio. After the discussion, it was suggested that Mr. Harkness follow-up with the representative of BroadOak Partners to discuss next steps in the process of exploring such a strategic relationship.

On May 22, 2009, Cell Bio entered into a confidentiality agreement with Alpha Innotech. After the confidentiality agreement was executed, on behalf of Alpha Innotech, BroadOak Partners provided Cell Bio with a descriptive memorandum.

On May 26, 2009, Mr. Harkness met with Mr. Bissinger at Alpha Innotech’s offices and expressed interest in exploring a business combination with Alpha Innotech. After some discussion Mr. Bissinger responded that Cell Bio would need to follow the procedure established by the board to seek strategic transactions and work with BroadOak Partners in order to obtain additional non-public information about Alpha Innotech in a manner consistent with the process utilized by the other potential acquirers.

On June 3, 2009, at a meeting of the board of directors of Cell Bio, the board discussed a potential business combination with Alpha Innotech, including a review of the materials regarding Alpha Innotech that had been previously distributed to the Cell Bio board. The performance of Alpha Innotech was discussed, including its possible evolution and potential to meet financial objectives. Following such discussion, the board of directors of Cell Bio authorized management to submit a non-binding indication of interest with respect to the potential acquisition of Alpha Innotech.

On June 4, 2009, Cell Bio submitted a non-binding indication of interest to representatives of BroadOak Partners setting forth the general terms for a potential business combination with Alpha Innotech and Cell Bio including a purchase price of approximately $1.14 per share.

On June 18, 2009, at a meeting of the Alpha Innotech board to discuss, among other matters, the Company’s strategic alternatives, Mr. Bissinger updated the board on the financial results of the second fiscal quarter of 2009 and the full year business outlook, including the significance of the relationship with GE Healthcare. Mr. Snider informed the board that Alpha Innotech had received an offer from Cell Bio for approximately $1.14 per share. Mr. Snider reminded the board, and informed the newly elected directors, of the results of the process conducted by BroadOak Partners earlier in the year to solicit interest from third parties that might be interested in a potential business combination with Alpha Innotech. The board discussed the Cell Bio offer in light of the previous offers, the current economic downturn, other valuations discussed by third parties in the bidding process, and Alpha Innotech’s current financial position and future business prospects. After discussing various strategic alternatives, including continuing as an independent entity, the board decided that the Cell Bio offer was not sufficient and directed BroadOak Partners to inform Cell Bio that its offer had been rejected.

On June 22, 2009, after representatives of BroadOak Partners informed Cell Bio that their offer had been rejected, Cell Bio indicated that it might be able to make an improved offer if they were given the opportunity to conduct a more detailed due diligence investigation and were granted additional access to the management team of Alpha Innotech.

On June 23, 2009, at a meeting of the Alpha Innotech board to discuss the Company’s strategic alternatives, a representative of BroadOak Partners summarized the process utilized to solicit bids from third parties interested in a business combination with Alpha Innotech and highlighted the indications of interest that were received as a result of this process in April 2009, from Company A, Company B and the offer from Cell Bio. The representative of BroadOak Partners also presented an update to the financial analysis prepared by BroadOak Partners based on revised projections provided by Alpha Innotech’s management, which reflected the risk of a potential loss of the GE Healthcare account as well as the general decline of market prices for life sciences companies in the equity markets. The board discussed the relationship of Mr. Snider and BroadOak Partners and acknowledged Mr. Snider’s interest in BroadOak Partners.

On June 26, 2009, at a meeting of the Alpha Innotech board to discuss the Company’s strategic alternatives, representatives of Cooley Godward Kronish LLP, or Cooley, general corporate legal counsel to Alpha Innotech, described the fiduciary duties of the board when considering strategic alternatives and the considerations in forming a strategic committee of the board, made up of independent directors, to evaluate strategic alternatives. The board members discussed the process, the role of the strategic committee and membership criteria. After Mr. Snider left the call, the board also discussed Mr. Snider’s relationship and interest in Alpha Innotech’s financial advisor, BroadOak Partners.

On June 29, 2009, there was a meeting of the Alpha Innotech board to further discuss the Company’s strategic alternatives. Representatives of Cooley, counsel to Alpha Innotech, reviewed and summarized the fiduciary duties of the board when considering strategic alternatives and the considerations previously discussed with respect to forming a strategic committee of the board, made up of independent directors, to evaluate strategic alternatives. The board discussed the process, the role of the strategic committee and membership criteria. The board approved the creation of the Strategic Committee, which comprised Joe Keegan, Chris van Ingen and Haseeb Chaudhry with Mr. van Ingen elected to serve as Chairman of the Strategic Committee. The Strategic Committee discussed the tactics for seeking and considering strategic alternatives, discussed the interest expressed by Cell Bio and discussed the process of seeking interest from additional third parties that could potentially be interested in a business combination with Alpha Innotech. The Strategic Committee also discussed the Company’s prospects as an independent entity. The Strategic Committee agreed to proceed with the establishment of a process to seek strategic alternatives through its financial adviser, BroadOak Partners, and to continue discussions with Cell Bio.

On June 30, 2009, at a meeting of the Strategic Committee of the Alpha Innotech board, the Strategic Committee discussed the strategy for seeking and evaluating strategic alternatives involving a business combination, including the potential acquirers, timing and related process. The Strategic Committee discussed the indication of interest from Cell Bio. The Strategic Committee also evaluated the Company’s prospects as an independent entity.

On July 7, 2009, there was a meeting of the Strategic Committee of the Alpha Innotech board to further discuss the strategy for seeking and evaluating strategic alternatives involving a business combination, including the potential acquirers, timing and the Company’s approach to this process. A representative of BroadOak Partners updated the Strategic Committee on his June 22, 2009 conversation with Cell Bio, discussions with two other parties who had been previously contacted by BroadOak Partners and who expressed an interest in Alpha Innotech, and identified additional parties that might be candidates for a business combination with Alpha Innotech.

On July 10, 2009, at a meeting of the Alpha Innotech board to further discuss the Company’s prospects as an independent entity and its strategic alternatives, Mr. Bissinger presented Company five-year projections, opportunities, business strategy, operational plans and objectives and financial forecasts. The board discussed Alpha Innotech’s plans and further steps with respect to the current offer from Cell Bio, including the timing and the nature of Alpha Innotech’s response.

On July 14, 2009, Mr. Bissinger, Michael Henighan, Alpha Innotech’s Chief Financial Officer and Sia Ghazvini, Alpha Innotech’s Vice President for Marketing and Business Development, met with representatives of

Cell Bio at the offices of Alpha Innotech to deliver to each other presentations on their respective companies. Additional information regarding Alpha Innotech was communicated and Alpha Innotech’s executive officers responded to various inquiries from the Cell Bio executive officers.

On July 16, 2009, there was a meeting of the board of directors of Cell Bio at which the potential acquisition of Alpha Innotech was again discussed, including a review of the management presentations of July 14, 2009. Following such discussion, the board of directors of Cell Bio authorized management to submit a revised non-binding indication of interest to BroadOak Partners with respect to the potential business combination of Alpha Innotech.

On July 17, 2009, at a meeting of the Alpha Innotech board to further discuss, among other matters, the Company’s strategic alternatives, representatives of BroadOak Partners presented information relating to valuations of Alpha Innotech. The board discussed the assumptions, comparables and valuation models used in BroadOak Partners’ presentation. The representative of BroadOak Partners also provided an update on discussions that BroadOak Partners had with Company A and Company D that might be interested in a business combination with Alpha Innotech. The board discussed Alpha Innotech’s future plans and strategy as an independent entity. The board discussed further steps with respect to the current process of dealing with potential acquirers as well as the process to consider strategic alternatives. As part of this discussion, the representatives of Cooley, counsel to Alpha Innotech, reviewed the board’s fiduciary duties in light of these strategic alternatives. Mr. Bissinger updated the board on the status of the Company’s relationship with GE Healthcare and informed the board that a letter has been received from GE Healthcare indicating that it intended to terminate the relationship effective May 2010. The board discussed the impact of the GE Healthcare termination on Alpha Innotech’s business.

On July 18, 2009, representatives of BroadOak notified Cell Bio that Alpha Innotech would be seeking additional bids over the following two weeks and would expect to receive final bids during the week of August 3, 2009.

Between July 20, 2009, and August 9, 2009, BroadOak Partners solicited interest from nine additional potential acquirers, including those that previously expressed an interest during the February to April search.

On July 26, 2009, a representative of Company C informed Mr. Snider that Company C was interested in considering a business combination with Alpha Innotech at that time. Mr. Snider informed the representative of Company C that BroadOak Partners was conducting a process by which they were seeking a strategic transaction for Alpha Innotech and that Company C could join that process at that time.

As a result of BroadOak’s calls beginning July 20, 2009, three new third parties requested additional information and management meetings regarding a possible business combination. Between August 3, 2009 and August 5, 2009, the executive officers of Alpha Innotech, including Mr. Bissinger and Mr. Henighan, met with representatives of three potential acquirers—Company C, Company E and Company F, to deliver webcast presentations regarding Alpha Innotech’s business.

On August 6, 2009 and August 7, 2009, BroadOak Partners received indications of interest from Cell Bio, Company C, Company E and Company F. Neither Company A nor Company D expressed an interest in a business combination with Alpha Innotech at this time. On August 7, 2009, Cell Bio presented Alpha Innotech with a revised non-binding indication of interest setting forth the general terms for a potential business combination that represented a purchase price of up to $1.50 per share, subject to adjustments. Company C also submitted a written indication of interest on August 7, 2009 that was less than the consideration reflected in Cell Bio indication of interest. Since the valuations reflected in Company E’s and Company F’s oral indications of interest were below the written offers received from Cell Bio and Company C, Company E and Company F were not encouraged to submit a written indication of interest.

On August 10, 2009, at a meeting of the Alpha Innotech board, representatives of BroadOak Partners updated the board on the activities being conducted by BroadOak Partners, including an overview of the process, number of companies contacted, number of companies that received a management presentation, number of companies that passed on the opportunity, and then summarized the two recent offers received from Company C and Cell Bio. The board discussed Alpha Innotech’s strategic alternatives including the two offers received and the timing and the nature of a proposed response. Representatives of Cooley, counsel to Alpha Innotech, reviewed the fiduciary duties of the board. Mr. Snider informed the board that he had received letters from several large stockholders, representing approximately 40% of Alpha Innotech’s outstanding shares, indicating their desire for a liquidity event should the opportunity present itself.

On August 10, 2009, representatives of BroadOak informed representatives of Cell Bio that Alpha Innotech would proceed with discussions regarding a potential business combination with Cell Bio based on the consideration reflected in the indication of interest.

On August 11, 2009, representatives of BroadOak Partners asked Company C if there was interest in increasing their offer for Alpha Innotech. Company C stated that it would not do so.

On August 12, 2009, at a meeting of the Alpha Innotech board, the board further discussed a potential business combination with Company C or Cell Bio. Representatives of Cooley, counsel to Alpha Innotech, discussed the fiduciary duties of the board. The board reviewed and compared the proposals from Company C and Cell Bio and discussed the strategic alternatives, including remaining an independent entity. The board determined that the offer proposed by Cell Bio was superior to the offer of Company C and that a proposed business combination with Cell Bio was preferred to remaining an independent entity. The board approved the entry into a short term of exclusivity with Cell Bio in order to negotiate a merger agreement on terms consistent with the letter of intent. Mr. Snider abstained from this vote due to his relationship with BroadOak Partners.

On August 14, 2009, Alpha Innotech engaged Fenwick & West LLP to serve as special acquisition counsel with respect to a business combination involving Cell Bio in light of the fact that Cooley serves as legal counsel to Cell Bio. Later that day, representatives of Cooley, legal counsel to Cell Bio, received comments from Fenwick & West to the draft of an exclusivity agreement that was provided to Alpha Innotech at the time of Cell Bio’s original indication of interest.

On August 17, 2009, Alpha Innotech and Cell Bio executed a letter of intent and exclusivity agreement that provided for exclusivity through September 4, 2009 with respect to the discussions with Cell Bio regarding a potential business combination.

On August 18, 2009, the executive officers of Alpha Innotech, including Messrs. Bissinger, Henighan, and Ghazvini, Diping Che, Alpha Innotech’s Vice President of Research and Development and Jeff Whitmore, Alpha Innotech’s Vice President of Global Sales met with representatives of Cell Bio to discuss Alpha Innotech’s financial condition, business operations and product development pipeline.

On August 19, 2009, Mr. Bissinger received a phone call from an executive of Company C who expressed an interest in meeting Alpha Innotech’s executive team in person in order to determine whether Company C might still be interested in a potential business combination with Alpha Innotech. Mr. Bissinger informed him that Alpha Innotech had entered into an exclusivity agreement that would expire on September 4, 2009.

Between August 19, 2009 and September 4, 2009, representatives of Alpha Innotech provided due diligence materials to Cell Bio and had numerous meetings and conference calls relating to Cell Bio’s due diligence investigation of Alpha Innotech.

On August 20, 2009, the executive officers of Alpha Innotech, including Messrs. Bissinger, Henighan, Ghazvini, Che and Mark Allen, Alpha Innotech’s Vice President of Operations, met with representatives of Cell Bio to discuss Alpha Innotech’s current forecasts and business operations.

On August 21, 2009, Cooley, counsel to Cell Bio, delivered an initial draft of the merger agreement and voting agreement to Fenwick & West.

On August 24, 2009, the executive officers of Alpha Innotech, including Messrs. Bissinger, Henighan and Allen, met with representatives of Cell Bio to conduct further due diligence on Alpha Innotech.

On August 25, 2009, there was a meeting of the Alpha Innotech board to further discuss, among other matters, the potential business combination with Cell Bio. The board approved and ratified the engagement of Fenwick & West as special acquisition counsel for the transaction. Representatives of Fenwick & West discussed the fiduciary duties of the board. The board also discussed Mr. Snider’s relationship and interest in Alpha Innotech’s financial advisor, BroadOak Partners. The board determined to engage Seven Hills Partners LLC, or Seven Hills, to evaluate the potential business combination with Cell Bio to determine the fairness to the stockholders of Alpha Innotech from a financial point of view and issue a written opinion to the Alpha Innotech board. Representatives of Fenwick & West reviewed key terms of the initial draft of the merger agreement, including the absence of the ability of Alpha Innotech to accept a superior offer and terminate the merger agreement with Cell Bio and the amount of Cell Bio’s requested termination fee. The board reaffirmed the priority of its objectives of retaining the compelling valuation of the proposed business combination with Cell Bio. The board determined that Alpha Innotech should continue with the due diligence and other aspects of the potential business combination with Cell Bio.

On August 26, 2009, Fenwick & West delivered proposed revisions to the draft merger agreement and voting agreement to Cooley, counsel to Cell Bio. Between August 26, 2009 and September 5, 2009, Alpha Innotech and Cell Bio, along with their respective legal advisors, continued their due diligence investigations of each other and negotiated the terms of the merger agreement. Between August 26, 2009 and September 5, 2009, Alpha Innotech, Cell Bio and certain parties that were asked to sign the voting agreements, along with their respective legal advisors, negotiated the terms of the voting agreement.

On August 28, 2009, Alpha Innotech engaged Seven Hills to evaluate the potential business combination with Cell Bio to determine the fairness to the stockholders of Alpha Innotech from a financial point of view and issue a written opinion to the Alpha Innotech board.

On August 28, 2009, there was a meeting of Cell Bio’s board of directors at which the proposed transaction was discussed, including the status of documentation of the transaction and open issues. Following discussion, Cell Bio’s board authorized the officers of Cell Bio to finalize the documentation and complete the diligence process with respect to the potential business combination of Alpha Innotech on the material terms previously approved by the board on July 16, 2009 reflected in the indication of interest submitted by Cell Bio.

On September 1, 2009, Messrs. Bissinger and Harkness, met to discuss the operation of Alpha Innotech during the period between signing a merger agreement and the consummation of the transaction.

On September 2, 2009, there was a meeting of the Alpha Innotech board to further discuss the potential business combination with Cell Bio. At this meeting, Mr. Bissinger presented forecasts and projections for the company that were subsequently discussed and approved by the board. Representatives of Fenwick & West reviewed for the board the results of the negotiations that had taken place over the past couple of days between Mr. Bissinger, representatives of Fenwick & West, Mr. Harkness, and representatives of Cooley, counsel to Cell Bio. A representative of Fenwick & West summarized the material open issues in the merger agreement negotiations. Specifically, it was noted that as a result of the negotiations the merger agreement would now provide for the ability of Alpha Innotech to accept a superior offer and terminate the merger agreement with Cell Bio, and the amount of the termination fee with respect to alternate acquisition proposals had been reduced to $1,000,000 and the termination fee with respect to breaches of material provisions of the merger agreement was reduced to $300,000. At the conclusion of this meeting, the Alpha Innotech board reiterated its commitment to finalize the terms of the potential business combination with Cell Bio.

On September 3, 2009, there was a meeting of Cell Bio’s board of directors for the purpose of reviewing the draft merger agreement, previously distributed to the Cell Bio board of directors. Following this review and discussion, the board unanimously approved the acquisition of Alpha Innotech by Cell Bio on the terms set forth in the draft merger agreement.

On September 4, 2009, there was a meeting of the Alpha Innotech board at which the proposed business combination with Cell Bio was further discussed and considered for final approval. At this meeting, a representative of Fenwick & West updated the Alpha Innotech board on the current status of negotiations with Cell Bio. Representatives of Fenwick & West reviewed in detail with the Alpha Innotech board the outcome of further negotiations and the terms of the merger agreement and related agreements, as well as the fiduciary duties of the Alpha Innotech board. Representatives of Seven Hills presented the board with its financial analysis, which included various valuation methodologies, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Seven Hills in preparing to deliver its opinion as to the fairness of the potential transaction with Cell Bio to the Alpha Innotech stockholders, from a financial point of view without expressing an opinion as to whether the merger agreement was fair, from a financial point of view, to certain stockholders of the Company who have executed voting agreements. Mr. Bissinger reviewed the process employed by Alpha Innotech to seek out a strategic transaction and reviewed the analyses, objectives, opportunities and challenges of Alpha Innotech remaining as a stand alone company. Following the presentations, representatives of Fenwick & West informed the board that there remained one open issue that needed to be addressed prior to the finalization of the merger agreement. The board adjourned the meeting until later that evening. When the board reconvened that evening representatives of management and Seven Hills confirmed that no events had occurred while the board was adjourned that would materially affect the information provided to the board earlier in the day. Representatives of Fenwick & West confirmed that the open issue in the merger agreement had been resolved and that no material changes were made to the draft of the merger agreement previously provided to the board. Representatives of Seven Hills reviewed with the Alpha Innotech board the final agreed-to merger consideration of $1.50 per share in cash of the proposed business combination with Cell Bio, and orally delivered its opinion, subsequently confirmed in writing as of the same date, to the Alpha Innotech board that, as of September 4, 2009, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration, as set forth in the merger agreement, was fair, from a financial point of view, to the holders of Alpha Innotech common stock without expressing an opinion as to whether the merger agreement was fair, from a financial point of view, to certain stockholders of the Company who have executed voting agreements. The board reviewed Mr. Snider’s relationship and interest in Alpha Innotech’s financial advisor, BroadOak Partners. The board voted to approve the merger, the merger agreement and related matters and resolved to recommend that Alpha Innotech stockholders approve and adopt the merger agreement and approve the merger.

Early in the morning on September 5, 2009, the parties executed the merger agreement.

On September 8, 2009, Alpha Innotech and Cell Bio issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation

Our board of directors recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. At a meeting of our board of directors on September 4, 2009, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are in the best interests of Alpha Innotech and its stockholders and approved and adopted the merger agreement and approved the merger. In the course of reaching its decision, our board of directors consulted with our senior management, BroadOak Partners and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the business, strategy and prospects of Alpha Innotech, including the impact of the costs of remaining a publicly-traded company on earnings;

•	the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic and market conditions;

•	the timing of the merger and the risk that if we had not accepted Cell Bio’s offer at the time, we may not have had another opportunity to do so;

•

the $1.50 per share in cash to be paid as merger consideration in relation to the then-prevailing market price of Alpha Innotech shares and also in relation to our board of directors’ views regarding the current and future value of Alpha Innotech as an independent entity and, specifically, the fact that the $1.50 per share in cash to be paid as merger consideration represents approximately a 70% premium over the closing price of our common stock on September 4, 2009, the last full trading day before the merger was publicly announced;

•

the financial analysis reviewed with our board of directors by representatives of Seven Hills on September 4, 2009, and the oral summary of the opinion of Seven Hills delivered on September 4, 2009 to our board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated September 4, 2009, that, as of September 4, 2009, and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills’ written opinion, the right to receive $1.50 per share in cash proposed to be paid by Cell Bio to the holders of our common stock, other than certain stockholders who had executed voting agreements, in connection with the merger was fair, from a financial point of view;

•

the limited liquidity of our common stock given its low trading volume and the implications of this limited liquidity to our stockholders given recent uncertainty in the global and domestic equity markets;

•	the value of the consideration to be received by Alpha Innotech stockholders and the fact that the consideration would be paid in cash, which provides certainty and liquidity to our stockholders;

•	other expressions of interest received by us, including another bidder’s expression of interest, which was for an amount less than $1.50 per share;

•

the possible alternatives to the merger (including the possibility of continuing to operate Alpha Innotech as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives was reasonably likely to present superior opportunities for Alpha Innotech or to create greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks, than the merger; and

•

the fact that under the terms of the merger agreement, we can furnish information to and negotiate with a third party in response to an unsolicited bona fide acquisition proposal reasonably likely to lead to a superior offer and accept a superior offer should one be made and not be matched by Cell Bio.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•

the fact that we will no longer exist as an independent public company and our stockholders will forego any future increase in our value that might result from our earnings or possible growth as an independent company;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationships with third parties;

•	the conditions to Cell Bio’s obligation to complete the merger and the right of Cell Bio to terminate the merger agreement in certain circumstances;

•	the risk that Cell Bio must complete a second closing of its Series C Preferred Stock Financing and its Series D Preferred Stock Financing to consummate the merger;

•

the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Cell Bio a termination fee of up to $1.0 million if the merger agreement is terminated under certain circumstances;

•	the fact that the income realized by stockholders as a result of the merger generally will be taxable to our stockholders;

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Alpha Innotech generally; and

•

the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, any of which may delay or prevent us from pursuing business opportunities that may arise or delay or preclude us from taking actions that would be advisable if we were to remain an independent public company.

Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

Opinion of Alpha Innotech’s Independent Financial Advisor

Pursuant to a letter agreement dated August 31, 2009, the Board of Directors, or the Board, of Alpha Innotech Corp. engaged Seven Hills as an independent financial advisor to render a fairness opinion, or the opinion, in connection with the proposed merger, or the merger or transaction, of Alpha Innotech and Cell Bio. Seven Hills was selected to provide the fairness opinion based on the firm’s expertise and background in providing financial advisory services to public and private companies and in furnishing opinions in connection with mergers and acquisitions. In this capacity, Seven Hills is continually engaged in performing financial analyses with respect to businesses and their securities in connection with strategic transactions and other corporate purposes. Seven Hills was not asked to pass upon, and expressed no opinion with respect to, any matters, including any agreements between Alpha Innotech and Cell Bio or its affiliates, other than the fairness, from a financial point of view, of the right to receive $1.50 per share in cash, referred to as the “Consideration” or “Per Share Merger Price,” proposed in the merger to the stockholders of Alpha Innotech common stock, other than certain stockholders of the Company who have executed voting agreements, referred to as the “Holders,” pursuant to the terms of that certain agreement and plan of merger substantially in the form of a draft, dated as of September 4, 2009, by and among the Company, Astro Acquisition Sub and Cell Bio.

At a meeting of the Board on September 4, 2009, Seven Hills orally summarized for the Company’s board its opinion, which opinion was subsequently confirmed by delivery of a written opinion dated September 4, 2009, that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills’ written opinion, the right to receive $1.50 per share in cash proposed to be paid by Cell Bio to the Holders, in connection with the merger was fair, from a financial point of view.

The full text of Seven Hills’ opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Seven Hills in delivering its opinion, is attached as Annex C. The opinion should be read carefully and in its entirety. The following description of Seven Hills’ opinion is only a summary of the written opinion and is qualified in its entirety by reference to the full text of such opinion. Seven Hills’ opinion was provided solely to Alpha Innotech’s Board and addresses only the fairness of the right to receive $1.50 per share in cash to be paid to Holders in the transaction from a financial point of view. Seven Hills expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Consideration.

Seven Hills provided the opinion described above for the information and assistance of Alpha Innotech’s Board. All terms of the merger agreement including the consideration proposed in the merger, however, were determined through negotiations solely and exclusively between Alpha Innotech and Cell Bio, and were approved by Alpha Innotech’s Board. Seven Hills’ opinion has been approved by its Fairness Opinion Review Committee in accordance with its standard practice. In reading the discussion of the opinion set forth below, you should be aware that Seven Hills’ opinion was provided to Alpha Innotech’s Board in connection with and for the purposes of its evaluation of the merger; it does not constitute a recommendation to stockholders of Alpha Innotech common stock or any other person as to how to vote or act on any matter relating to the merger agreement or the merger; and does not constitute a recommendation to Alpha Innotech’s Board in connection with the merger. In connection with the merger, Seven Hills has not been authorized to solicit, nor has Seven Hills solicited, third party indications of interest for the acquisition of all or any part of the Company or the common stock of the Company, and did not otherwise participate in the transaction process. Seven Hills’ opinion does not address the Company’s underlying business decision to effect the merger. Seven Hills did not evaluate, nor did the Company request Seven Hills to evaluate, alternative transaction structures or financial alternatives other than the merger. Seven Hills did not, nor did the Company request Seven Hills to, seek alternative offers or transactions. Seven Hills did not, nor did the Company request Seven Hills to, evaluate Cell Bio’s financing arrangements and whether Cell Bio may complete its financing arrangements prior to consummation of the merger. Seven Hills’ opinion does not address the non-financial terms of the merger agreement, including any governance arrangement or effects relating to Cell Bio.

In connection with its opinion, Seven Hills reviewed and considered, among other things:

•	a draft of the merger agreement dated September 4, 2009;

•

certain publicly available financial and other information for Alpha Innotech, including Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and certain other relevant financial and operating data furnished to Seven Hills by the management of Alpha Innotech;

•	certain financial analyses, financial forecasts, reports and other information concerning Alpha Innotech, prepared by the management of Alpha Innotech;

•

discussions conducted by Seven Hills with certain members of the management of Alpha Innotech concerning the historical and current business operations, financial conditions and prospects of Alpha Innotech and such other matters Seven Hills deemed relevant;

•

certain operating results, the reported price and trading histories of the shares of Alpha Innotech’s common stock, and the operating results, reported price and trading histories of certain publicly traded companies Seven Hills deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations Seven Hills deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Seven Hills deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Seven Hills relied, with Alpha Innotech’s consent, and without independent investigation, upon the accuracy and completeness of all financial and other information provided to Seven Hills by Alpha Innotech or Alpha Innotech’s advisors (including, without limitation, the representations and warranties contained in the merger agreement) or that was publicly available. Seven Hills did not assume any responsibility for the accuracy or completeness of, or independently verify, such information. The analyses of Seven Hills were based on, among other things, the financial projections of Alpha Innotech prepared by the management of Alpha Innotech. With respect to the financial projections, which were furnished to Seven Hills, discussed with Seven Hills or reviewed for Seven Hills by the management of Alpha Innotech, Seven Hills assumed such financial projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Alpha Innotech, as to the future performance of Alpha Innotech, and such projections provided a reasonable basis for Seven Hills’ opinion. Seven Hills expressed no view as to such financial projections, or the assumptions on which they were based.

In addition, Seven Hills did not conduct, nor did Seven Hills assume any obligation to conduct, any physical inspection of the properties or facilities of Alpha Innotech or Cell Bio. Seven Hills assumed that in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the merger, no modification, delay, restriction or condition would be imposed that would have a material adverse effect on the merger and that the merger would be consummated in accordance with applicable laws and regulations and the terms of the merger agreement, without delay, waiver, amendment or modification of any material term, condition or agreement.

Seven Hills did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Alpha Innotech nor was Seven Hills furnished with such materials. Seven Hills assumed with Alpha Innotech’s consent that there were no legal issues with regard to Alpha Innotech or Cell Bio that would have affected Seven Hills’ opinion, and Seven Hills relied on this assumption without undertaking any independent investigation, inquiry or verification. Seven Hills’ opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Seven Hills on the date the opinion was delivered to Alpha Innotech’s Board. It should be understood that although subsequent developments may affect its opinion, Seven Hills does not have any obligation to update, revise or reaffirm its opinion and Seven Hills expressly disclaims any responsibility to do so. Seven Hills’ opinion did not address the relative merits of the merger as compared to other business strategies that might be available to Alpha Innotech, nor did it address the underlying business decision of Alpha Innotech to proceed with the merger. Seven Hills expressed no view as to the federal, state or local tax consequences of the merger. Additionally, while management of the Company has informed Seven Hills that the Company solicited other potential business combination transactions involving the Company and/or its assets, Seven Hills has not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor has Seven Hills investigated any other alternative transactions that may be available to the Company.

For purposes of rendering its opinion Seven Hills assumed without independent verification in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Seven Hills assumed that the final form of the merger agreement would not vary materially from the final draft dated as of September 4, 2009, furnished to it for review and that the merger will be consummated substantially in accordance with the terms described in such draft, without any amendment or waiver of material terms or conditions. Seven Hills also assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Alpha Innotech, on Cell Bio or on the contemplated benefits of the merger.

Seven Hills was not asked to pass upon, and expressed no opinion with respect to, any matters, including any agreements between Alpha Innotech and Cell Bio or any of their respective affiliates, other than the fairness, from a financial point of view, of the consideration proposed in the merger to Holders.

In receiving Seven Hills’ oral summary of its opinion and its written opinion on September 4, 2009, Alpha Innotech’s Board was aware of and consented to the assumptions and other matters discussed above.

The following represents a brief summary of the material financial analyses employed by Seven Hills in connection with providing its opinion to Alpha Innotech’s board. The following summary does not purport to be a complete description of the financial analyses performed by Seven Hills, nor does the order of analyses described represent relative importance or weight given to those analyses. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion. Some of the summaries of financial analyses performed by Seven Hills include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses and should be read in conjunction with the accompanying text. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Seven Hills.

Comparable Public Company Analysis. Based on public information, Seven Hills compared selected financial information, financial ratios and public market enterprise value multiples for Alpha Innotech to the corresponding data for the following four publicly-traded life sciences instrumentation and consumable products companies:

Life Sciences Instrumentation and Consumable Products Companies

•	Harvard Biosciences, Inc.

•	Caliper Life Sciences, Inc.

•	Genetix Group plc

•	Transgenomic Inc.

Seven Hills chose these companies because they were publicly-traded companies that, for purposes of the analysis, Seven Hills considered reasonably comparable to Alpha Innotech. The selected public companies may significantly differ from Alpha Innotech based on, among other things, levels of profitability, rates of revenue growth, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus.

Seven Hills reviewed, among other information, multiples of enterprise value (which we refer to as EV) and share price values for the comparable companies implied by those comparable companies’ share prices as of September 3, 2009, in relationship to revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”). EV was compared to:

•	last twelve months (“LTM”) revenue, referred to as EV/LTM revenue;

•	calendar year (“CY”) 2009 estimated revenue, referred to as EV/CY2009 revenue;

•	calendar year 2010 estimated revenue, referred to as EV/CY2010 revenue;

•	last twelve months EBITDA, referred to as EV/LTM EBITDA;

•	calendar year 2009 estimated EBITDA, referred to as EV/CY2009 EBITDA; and

•	calendar year 2010 estimated EBITDA, referred to as EV/CY2010 EBITDA.

Seven Hills applied a range of EV multiples derived from this analysis to Alpha Innotech’s LTM revenue, estimated CY2009 revenue, estimated CY2010 revenue, LTM EBITDA, estimated CY2009 EBITDA, and estimated CY2010 EBITDA to generate an enterprise value range for Alpha Innotech, from which Seven Hills then derived a range of implied equity values per share for Alpha Innotech common stock. The implied equity value includes an adjustment of $2.1 million in net debt per the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2009. Equity value per share calculations are based on 11.918 million fully diluted shares, calculated based on shares outstanding per the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2009.

	Range of Multiples	Implied Equity Value	Equity Value Per Share
(Dollars in Millions)
EV/LTM Revenue	0.67x – 1.07x	$9.7 – $16.8	$0.81 – $1.41
EV/CY2009 Revenue	0.68x – 0.97x	$9.5 – $14.4	$0.80 – $1.21
EV/2010 Revenue	0.63x – 0.86x	$9.8 – $14.1	$0.82 – $1.19
EV/LTM EBITDA	7.00x – 7.09x	$4.9 – $ 4.9	$0.41 – $0.42
EV/CY2009 EBITDA	5.39x – 5.39x	$3.9 – $ 3.9	$0.32 – $0.32
EV/CY2010 EBITDA	4.97x – 4.97x	$9.6 – $ 9.6	$0.80 – $0.80

Precedent Acquisitions Analysis. Based on public information, Seven Hills calculated the implied multiples of enterprise value to LTM revenues and enterprise value to LTM EBITDA in the five life sciences instrumentation and consumable products company transactions identified below that have been announced since January 1, 2006, where the acquiror purchased over 50% of the target company, and in which the target company recorded less than $100 million in LTM revenues.

Acquiror	Target
Analytik Jena AG	CyBio AG
Eppendorf AG	New Brunswick Scientific Co., Inc.
Luminex Corporation	TM Bio Science Corp.
Genetix Group plc	Applied Imaging Corp.
Caliper Life Sciences, Inc.	Xenogen Corp.

Seven Hills applied a range of multiples derived from this analysis to Alpha Innotech’s LTM revenues and LTM EBITDA to generate an enterprise value range for Alpha Innotech, from which Seven Hills then derived a range of implied equity values per share of Alpha Innotech common stock. The implied equity value includes an adjustment of $2.1 million in net debt per the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2009. Equity value per share calculations are based on 11.918 million fully diluted shares, calculated based on shares outstanding per the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2009.

	Range of Multiples	Implied Equity Value	Equity Value Per Share
(Dollars in Millions)
EV/LTM Revenue	1.00x – 4.62x	$15.6 – $79.4	$1.31 – $6.66
EV/LTM EBITDA	1.84x – 9.60x	$ 0.0 – $ 7.4	$0.00 – $0.62

Premiums Paid Analysis. Based on public information, Seven Hills calculated the implied premium per share prices paid in the five public life sciences instrumentation and consumable products company transactions identified below that have been announced since January 1, 2006. The implied equity value includes an adjustment of $2.1 million in net debt per the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2009. Equity value per share calculations are based on 11.918 million fully diluted shares, calculated based on shares outstanding per the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2009.

Acquiror	Target
Analytik Jena AG	CyBio AG
Eppendorf AG	New Brunswick Scientific Co., Inc.
Luminex Corporation	TM Bio Science Corp.
Genetix Group plc	Applied Imaging Corp.
Caliper Life Sciences, Inc.	Xenogen Corp.

Seven Hills calculated the premium per share paid by Cell Bio compared to the average closing share price of the target company over the last (i) one trading day, (ii) five trading days and (iii) 20 trading days prior to the announcement of the transaction. Seven Hills applied a range of premiums derived from the analysis to the closing price of Alpha Innotech common stock on September 3, 2009. Based on its analysis, Seven Hills determined a range of implied premium per share prices of 0.7% to 57.9% for one trading day prior to announcement, or an implied equity value per share of $0.89 to $1.39.

Discounted Cash Flow Analysis. Based on information provided by the management of Alpha Innotech, Seven Hills calculated the valuation based upon the present value of Alpha Innotech’s after-tax discounted cash flows from financial forecasts for the quarter ended December 31, 2009 and fiscal years ended through December 31, 2013, and the terminal value of Alpha Innotech at December 31, 2013, based upon perpetuity growth rates and terminal multiples of revenue and EBITDA. After-tax cash flow was calculated by subtracting from projected EBITDA, projected taxes estimated at 35%, projected capital expenditures, projected changes in working capital, and adjusting for projected changes in other assets and liabilities. In performing this analysis, Seven Hills utilized discount rates ranging from 12.0% to 20.0%, based on the estimated weighted average cost of capital (“WACC”) of comparable life sciences instrumentation and consumables products companies (as listed above in the Comparable Public Company Analysis). Alpha Innotech’s cost of debt is assumed at 13%, based on the rate of the Company’s loan agreement from Montage /Agility. The WACC calculation assumes capital structure of 81% equity and 19% debt. Seven Hills utilized terminal multiples of enterprise value to estimated 2013 revenue ranging from 0.8 times to 1.0 times; 2013 EBITDA ranging from 5.0 times to 7.0 times; and perpetuity growth rates of 1.0% to 3.0%.

Based on the enterprise value range from the analysis, Seven Hills derived a range of implied equity values per share for Alpha Innotech. The implied equity value includes an adjustment of $2.1 million in net debt per the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2009. Equity value per share calculations are based on 11.918 million fully diluted shares, calculated based on shares outstanding per the Company’s Form 10-Q for the quarter ending June 30, 2009.

	Implied Equity Value	Equity Value Per Share
(Dollars in Millions)
Terminal Revenue Multiple	$13.9 – $22.2	$1.16 – $1.86
Terminal EBITDA Multiple	$16.4 – $29.0	$1.37 – $2.43
Perpetuity Growth	$11.2 – $27.3	$0.94 – $2.29

Other Considerations

The merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. No company or transaction reviewed was identical to the proposed transaction and, accordingly, the foregoing analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in comparable transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Seven Hills. In arriving at its fairness determination, Seven Hills considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Seven Hills made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain of Seven Hills’ analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Seven Hills. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

In performing its analyses, Seven Hills made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Alpha Innotech or Cell Bio. The analyses performed by Seven Hills are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Seven Hills with respect to the fairness, from a financial point of view, of the right to receive $1.50 in cash per share proposed in the merger to Holders. Seven Hills’ opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to Seven Hills as of, the date of the opinion, and although subsequent developments may affect Seven Hills’ opinion, Seven Hills does not have any obligation to update, revise, or reaffirm its opinion.

As described above, Seven Hills’ opinion to the Company’s board was among many factors taken into consideration by the Board in making its determination to approve and adopt the merger agreement and approve the merger. The decision to recommend to Alpha Innotech’s stockholders the approval of the terms of the merger agreement was solely that of the Company’s board. The opinion of Seven Hills was provided to the Company’s board in connection with, and for the purpose of, its evaluation of the merger and does not constitute a recommendation to any person, including the Holders, as to how such person should vote or act or any matter related to the merger agreement or the merger.

Seven Hills provides financial advisory services to public and private companies. In this capacity, Seven Hills is continually engaged in performing financial analyses with respect to businesses and their securities in connection with strategic transactions and other corporate purposes. In the two years preceding the date of this opinion, Seven Hills has not had a material relationship with the Company or Cell Bio. Seven Hills may perform investment banking and financial services for the Company or Cell Bio and their affiliates in the future, for which services Seven Hills may receive compensation.

The Company agreed to pay Seven Hills a customary fee of $250,000 upon the delivery of Seven Hills’ opinion. The Company agreed to pay Seven Hills a retainer fee upon the execution of Seven Hills’ engagement letter with the Company in connection with the transaction, which retainer fee was credited against the opinion fee, under the terms of Seven Hills’ engagement letter with the Company, dated as of August 31, 2009. Further, Alpha Innotech agreed to reimburse Seven Hills for its out-of-pocket expenses and to indemnify Seven Hills, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws. No portion of Seven Hills’ fee or expense reimbursement was contingent upon the successful completion of the merger, any other related transaction, or the conclusions reached in the Seven Hills opinion.

Interests of Alpha Innotech’s Executive Officers and Directors in the Merger

When considering the recommendation of Alpha Innotech’s board of directors, you should be aware that the members of Alpha Innotech’s board of directors and executive officers have interests in the merger in addition to their interests as Alpha Innotech stockholders generally. These interests may be different from, or in addition to, your interests as Alpha Innotech stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Equity Compensation Awards and Warrants

Options and Other Stock-Based Compensation. Pursuant to the Company’s option plans and the merger agreement, all of the options and restricted stock held by each of the executive officers of the Company will accelerate and become fully vested immediately prior to the closing of the merger. In addition, under the terms of the Company’s option plans and the merger agreement, all options held by the directors of Alpha Innotech will accelerate and become fully vested immediately prior to the closing of the merger.

The following shares of restricted stock are subject to the right of acceleration as of October 2, 2009:

Name	Number of shares of restricted stock subject to acceleration	Dollar Value of shares subject to acceleration
Ronald H. Bissinger	180,000	$270,000
Siavash Ghazvini	175,000	$262,500
Jeffrey Whitmore	175,000	$262,500

Total	780,000	$795,000

The following shares subject to options are subject to the right of acceleration as of October 2, 2009:

Name	Number of option shares subject to a single trigger right of acceleration	Dollar value of option shares subject to a single trigger right of acceleration
Michael D. Bick, Ph.D.	7,500	$8,250
Ronald H. Bissinger	184,668	$107,313
Haseeb Chaudhry	7,500	$8,250
Siavash Ghazvini	54,792	$29,950
Shahram Hejazi, Ph.D.	7,500	$8,250
Michael Henighan	71,520	$41,919
Joseph D. Keegan, Ph.D.	7,500	$8,250
William Snider	7,500	$8,250
Chris van Ingen	7,500	$8,250
Jeffrey Whitmore	50,625	$29,325

Total	406,605	$258,007

Moreover, the following director is entitled to accelerated vesting of the following unvested warrants, as of October 2, 2009, immediately upon the closing of the merger in accordance with the terms of the merger agreement:

Name	Number of warrant shares subject to acceleration	Dollar value of warrant shares subject to acceleration
Haseeb Chaudhry	141,204	$199,451

Total	141,204	$199,451

Change of Control Agreements

Under the terms of the employment agreement between Alpha Innotech and Ronald Bissinger dated July 17, 2007, in the event of a change of control (as that term is defined in the employment agreement), Mr. Bissinger’s unvested options and stock immediately vest and, if he is terminated within nine months of the change of control, Mr. Bissinger will continue to receive his salary for nine months, he will be paid his annual target bonus amount, and he will be provided medical and life insurance for nine months. As a result of the merger, Mr. Bissinger could receive payments totalling $311,941 if he is terminated within nine months following the merger, which amount includes payments of premiums for continued health insurance coverage under COBRA for up to nine months, all of which are subject to Mr. Bissinger’s execution of a binding release of claims.

On August 10, 2009, the Board of Directors of Alpha Innotech approved the entry into change of control and severance agreements, known as officer agreements, with each of its executive officers other than Mr. Bissinger. The officer agreements provide the officers of the Company serving at the vice president level and higher with certain severance and change in control benefits. If the Company terminates a party to an officer agreement without cause (as that term is defined in the officer agreement) or if a party to an officer agreement resigns with good reason (as that term is defined in the officer agreement) within 90 days prior to or 12 months following a change of control (as that term is defined in the officer agreement), then the officer will be entitled to: (i) six months of his or her base salary and 100% of his or her target annual bonus then in effect payable over six months, (ii) vesting acceleration as to 100% of each of his outstanding stock option or restricted stock award, and (iii) payments of premiums for continued health insurance coverage under COBRA for up to six months, all of which are subject to such officer’s execution of a binding release of claims.

As a result of the merger, the following executive officers could receive payments, payable over six months except in the case of Ronald Bissinger whose payment would be payable over nine months, in the following amounts based on salaries and target annual bonuses as of October 2, 2009, inclusive of payments of premiums for continued health insurance under COBRA:

Name
Mark Allen	$148,424
Ronald H. Bissinger	$311,941
Diping Che	$158,794
Sia Ghazvini	$171,162
Michael Henighan	$133,604
Jeffrey Whitmore	$246,294

Total	$1,170,219

Relationship with BroadOak

William Snider, a director of Alpha Innotech and chairman of the board of directors, is the co-founder and managing partner of BroadOak Partners. In addition, Haseeb Chaudhry, a director of Alpha Innotech and vice chairman of the board of directors, was a consultant to BroadOak Partners from February 2009 to April 2009 on an unrelated matter.

The Company anticipates paying BroadOak Partners a commission in the amount of approximately $587,308 upon the closing of the merger for advising the Company with respect to the merger.

Indemnification and Insurance

All rights to indemnification by the Company existing in favor of each individual who is an officer or director of the Company as of the date of the merger agreement, referred to in this section as an indemnified person, for his acts and omissions as a director or officer of the Company occurring at or prior to the effective time of the merger, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of the merger agreement) or as provided in any indemnification contract between the Company and such indemnified person (as in effect as of the date of the merger agreement) in the form disclosed by the Company to Cell Bio prior to the date of the merger agreement, shall survive the merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law and the law of the jurisdiction in which the indemnified person is employed by the Company).

From the effective time of the merger until the sixth anniversary of the effective time of the merger, Cell Bio shall, or shall cause the surviving corporation to, maintain in effect, for the benefit of the indemnified persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the effective time of the merger, the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of the merger agreement, referred to as the existing directors’ and officers’ policies; provided, however, that (i) Cell Bio or the surviving corporation may substitute for the existing directors’ and officers’ policies a policy or policies containing terms not materially less advantageous to the indemnified persons, and (ii) neither Cell Bio nor the surviving corporation shall be required to pay total annual premiums for the existing directors’ and officers’ policies (or for any substitute policies) that exceed, in the aggregate, an amount equal to 150% of the annual premiums paid for the existing directors’ and officers’ policies for the most recent policy year prior to the effective time of the merger, referred to as the maximum premium. In the event the premiums for the existing directors’ and officers’ policies (or any substitute policies) exceed the maximum premium in the aggregate, Cell Bio and the surviving corporation shall be entitled to reduce the amount of coverage of the existing directors’ and officers’ policies (or any substitute policies) to as much coverage as can be obtained for a premium equal to the maximum premium. In lieu of the foregoing, and notwithstanding anything contained in the first sentence of this paragraph, the Company may obtain a prepaid tail policy prior to the effective time of the merger that provides the indemnified persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the effective time of the merger, provided that the aggregate premium for such tail policy shall not exceed $70,000. The provisions of this paragraph shall be deemed to have been satisfied under the merger agreement if Cell Bio or the surviving corporation obtains prepaid policies that provide the indemnified persons with coverage not less advantageous to them than the existing directors’ and officers’ policies for an aggregate period of six years with respect to their acts and omissions as officers and directors of the Company occurring prior to the effective time of the merger.

The indemnification and insurance obligations of Cell Bio shall not be terminated or modified in such a manner as to adversely affect any indemnified person without the consent of such affected indemnified person. Cell Bio shall cause the surviving corporation to fulfill its indemnification and insurance obligations. Cell Bio shall not permit the surviving corporation to merge into or consolidate with any other person, or transfer all or substantially all of its assets to any other person, unless the resulting or surviving entity or transferee of such assets, as the case may be, assumes (by operation of law or otherwise) the indemnification and insurance obligations.

Regulatory Matters

Other than compliance with applicable provisions of California and Delaware state law, no U.S. federal or state legal or regulatory requirements must be complied with in order to complete the merger.

Appraisal Rights

Under Delaware law, our stockholders are entitled to appraisal rights in connection with the merger. If you properly perfect your appraisal rights, you will be entitled to litigate a proceeding in the Court of Chancery of the State of Delaware at the conclusion of which the Court will determine the fair value of your shares and you will receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written demand for appraisal rights to Alpha Innotech at or before the special meeting and you must not vote in favor of approval and adoption of the merger agreement and approval of the merger and within 120 days after the closing of the merger you or another stockholder who has properly exercised appraisal rights must commence an appraisal proceeding in the Court of Chancery.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which are attached to this proxy statement as Annex D and incorporated herein by reference. Annex D should be reviewed carefully by any Alpha Innotech stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute will result in the loss of appraisal rights. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights, in which case you will be entitled to receive the $1.50 per share cash consideration specified in the merger agreement for your shares.

Any holder of Alpha Innotech common stock wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

Dissenters’ Rights

Under California law, our stockholders are entitled to dissenter rights in connection with the merger, subject to the conditions discussed more fully elsewhere in this proxy statement. If the merger agreement is approved by the required vote of Alpha Innotech stockholders and is not abandoned or terminated, holders of Alpha Innotech common stock who did not approve the merger via written consent may, by complying with Sections 1300 through 1313 of the California General Corporation Law, be entitled to dissenters’ rights as described therein and receive cash for the fair market value of their Alpha Innotech common. The record holders of the shares of Alpha Innotech common stock that are eligible to, and do, exercise their dissenters’ rights with respect to the merger are referred to herein as “dissenting stockholders,” and the shares with respect to which they exercise dissenters’ rights are referred to herein as “dissenting shares.”

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the California General Corporation Law and is qualified in its entirety by reference to Sections 1300 through 1313 of the California General Corporation Law, the full text of which are attached to this proxy statement as Annex E and incorporated herein by reference. Annex E should be reviewed carefully by any Alpha Innotech stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute will result in the loss of dissenters’ rights. Your failure to follow exactly the procedures specified under California law will result in the loss of your dissenters’ rights, in which case you will be entitled to receive the $1.50 per share cash consideration specified in the merger agreement for your shares.

Any holder of Alpha Innotech common stock wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise such rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Delisting and Deregistration of Alpha Innotech Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the OTC Bulletin Board and will be deregistered under the Exchange Act. Following the completion of the merger, Alpha Innotech will no longer be a public company.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of Alpha Innotech whose shares of Alpha Innotech are transferred to Cell Bio in consideration for the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. As a result, Alpha Innotech cannot assure you that the tax consequences described in this discussion will not be challenged by the Internal Revenue Service, or IRS, or will be sustained by a court if challenged by the IRS. The summary below is limited to stockholders who hold shares of Alpha Innotech common stock as capital assets within the meaning of 1221 of the Code (generally, property held for investment). The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: U.S. expatriates, insurance companies, collectives, stockholders who have a functional currency other than the U.S. dollar, holders of options or warrants to acquire Alpha Innotech common stock, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who hold their shares of Alpha Innotech as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Alpha Innotech upon the exercise of employee stock options or otherwise as compensation. If a partnership holds shares of Alpha Innotech common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Alpha Innotech common stock should consult their tax advisors. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences or gift and estate tax consequences relating to the merger.

For purposes of this summary, a “U.S. holder” is any beneficial owner (other than an entity taxed as a partnership for federal income tax purposes) of shares of Alpha Innotech common stock who is treated for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia,

•

a trust that is (i) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or

•	an estate the income of which is subject to U.S. federal income taxation regardless of source.

A “non-U.S. holder” is any beneficial owner of shares of Alpha Innotech common stock (other than an entity taxed as a partnership for federal income tax purposes) who is not a U.S. holder for federal income tax purposes.

The Merger. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. holder in the merger and the U.S. holder’s adjusted tax basis in the shares of Alpha Innotech transferred to Cell Bio in consideration for cash in the merger. Assuming the shares of Alpha Innotech are held by a U.S. holder as capital assets, gain or loss recognized by such holder will be capital gain or loss, which will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Alpha Innotech exceeds one year at the time of the Merger. Capital gains recognized by an individual upon a disposition of a share of Alpha Innotech that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Alpha Innotech shares (i.e., shares acquired at the same cost in a single transaction) transferred to Cell Bio in consideration for cash in the merger.

Appraisal Rights. Under specified circumstances, a stockholder may be entitled to appraisal rights in connection with the merger. If a U.S. holder of Alpha Innotech common stock receives cash pursuant to the exercise of appraisal rights, such holder generally will recognize gain or loss, measured by the difference between the cash received and such holder’s tax basis in such stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in a U.S. holder’s income as ordinary income for U.S. federal income tax purposes. Holders of Alpha Innotech common stock who exercise appraisal rights are urged to consult their own tax advisors.

Non-U.S. Holders. Non-U.S. holders generally not be subject to U.S. federal income tax on the receipt of cash as a result of the merger. This general rule, however, is subject to some exceptions. For example, the gain would be subject to U.S. federal income tax (as described above under “The Merger”) if:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if provided by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual, a fixed base in the U.S. maintained by such non-U.S. holder);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition, and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes and the non-U.S. holder beneficially owned more than 5% of Alpha Innotech common stock at any time during the five years preceding the merger. We believe we are not currently, have not been and do not anticipate becoming a USRPHC. Non-U.S. holders who have owned (actually or constructively) more than five percent (5%) of the shares of our common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Unless a tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Gains described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the United States federal income tax consequences of the Merger and as to the application of any income tax treaties.

Backup Withholding. A U.S. holder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Alpha Innotech are transferred to Cell Bio in consideration for the merger consideration may be subject to backup withholding at the backup withholding rate (under current law, the backup withholding rate is 28%) unless the U.S. holder provides the holder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and the holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not furnish a required

TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each U.S. holder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Each non-U.S. holder must submit a signed statement (on Form W-8BEN or other applicable form) attesting to U.S. holder’s exempt status. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this proxy statement and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings each of us makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger

Each of the boards of directors of Alpha Innotech and Cell Bio has approved the merger agreement, which provides for the merger of Astro Acquisition Sub, Inc. with and into Alpha Innotech, with Alpha Innotech, as a wholly owned subsidiary of Cell Bio, remaining as the surviving entity.

Per Share Merger Consideration

Each share of Alpha Innotech common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $1.50 per share in cash, without interest and less any required withholding under United States federal, state, local or foreign law, referred to as the cash consideration.

As a result of the merger, each share of common stock of Astro Acquisition Sub issued and outstanding immediately prior to the effective time of the merger will be converted into common stock of the surviving entity.

Treatment of Alpha Innotech Stock Options, Warrants and Restricted Shares

Alpha Innotech Stock Options

Each outstanding option to acquire Alpha Innotech common stock granted under Alpha Innotech’s stock incentive plans will be (a) accelerated and become fully vested immediately prior to the effective time of the merger and (b) canceled at the effective time of the merger and converted into the right to receive an amount in cash equal to the product of: (i) the number of shares of Alpha Innotech common stock subject to such option immediately prior to the effective time of the merger; multiplied by (ii) the amount by which the $1.50 exceeds the exercise price per share of Alpha Innotech common stock subject to such option immediately prior to the effective time of the merger, less any required tax withholding (it being understood that, if the exercise price payable in respect of such option equals or exceeds $1.50, the amount payable hereunder shall be zero for such option).

Alpha Innotech Warrants

Each outstanding warrant to acquire Alpha Innotech common stock outstanding immediately prior to the effective time will be canceled at the effective time of the merger and converted into the right to receive an amount in cash equal to the product of: (i) the number of shares of Alpha Innotech common stock subject to such warrant immediately prior to the effective time of the merger; multiplied by (ii) the amount by which $1.50 exceeds the exercise price per share of Alpha Innotech common stock subject to such warrant immediately prior to the effective time of the merger, less any required tax withholding (it being understood that, if the exercise price payable in respect of such warrant equals or exceeds $1.50, the amount payable hereunder shall be zero for such warrant).

Alpha Innotech Restricted Shares

Each of Alpha Innotech’s unvested shares of restricted stock outstanding at the effective time of the merger will be assumed and converted into the right to receive the merger consideration payable for such shares. The merger consideration payable for such unvested shares of restricted stock will be vested and not subject to the same repurchase option, risk of forfeiture or other condition applicable to such shares prior to the merger.

Completion of the Merger

The merger agreement requires the parties to complete the merger after all of the conditions to the completion of the merger contained in the merger agreement are satisfied or waived, including the approval and adoption of the merger agreement and the approval of the merger by the stockholders of Alpha Innotech. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed to by Cell Bio, Astro Acquisition Sub and Alpha Innotech and specified in the certificate of merger.

Conversion of Shares; Exchange of Certificates

The merger agreement provides that Cell Bio will select a reputable bank or trust company, reasonably acceptable to Alpha Innotech, to act as the payment agent. The merger agreement provides that within one business day after the effective time of the merger, Cell Bio will deposit with the payment agent a sufficient amount of cash to make the payment of the $1.50 per share of our common stock pursuant to the terms of the merger agreement. The payment agent will be entitled to deduct and withhold from the cash amounts payable to any Alpha Innotech stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the payment agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

The merger agreement contemplates that, as soon as practicable (and in any event no later than two business days) after the effective time of the merger, the payment agent will mail to each record holder of Alpha Innotech common stock immediately prior to the completion of the merger a letter of transmittal and instructions for surrendering the record holder’s Alpha Innotech stock certificates. The merger agreement provides that, upon surrender of a Alpha Innotech common stock certificate to the payment agent, together with a duly signed and completed letter of transmittal, and such other documents as the payment agent or Cell Bio may reasonably require, the holder of the Alpha Innotech stock certificate will be entitled to receive the per share cash amount payable for each share of Alpha Innotech common stock.

After the completion of the merger, all holders of certificates representing shares of Alpha Innotech common stock that were outstanding immediately prior to the completion of the merger will cease to have any rights as stockholders of Alpha Innotech, other than the right to receive the merger consideration (or, in the alternative, the appraisal or dissenters’ rights described under the heading “Proposal No.1, The Merger — Appraisal Rights” and “Proposal No.1, The Merger — Dissenters’ Rights,” if so elected).

If any Alpha Innotech stock certificate has been lost, stolen or destroyed, the payment agent will issue in exchange for such lost, stolen or destroyed stock certificate the merger consideration upon the delivery of an affidavit by the holder of such stock certificate claiming that such stock certificate has been lost, stolen or destroyed. However, Cell Bio and/or the payment agent may, in its reasonable discretion and as a condition to the payment of cash therefor, also require the owner of such lost, stolen or destroyed stock certificate to deliver a bond as indemnity against any claim that may be made with respect to that stock certificate against Cell Bio, the surviving entity or the payment agent.

Stock certificates should not be surrendered for exchange by Alpha Innotech stockholders before the completion of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal, which the merger agreement provides will be mailed to Alpha Innotech stockholders as soon as practicable following the completion of the merger. In all cases, the cash payments will be delivered only in accordance with the procedures set forth in the letter of transmittal.

Representations and Warranties

In the merger agreement, Alpha Innotech, Cell Bio and Astro Acquisition Sub each made representations and warranties relating to, among other things:

•	organization and good standing;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	the absence of conflicts with organizational documents and applicable laws;

•	the absence of litigation and orders; and

•	accuracy of information supplied for inclusion in this proxy statement.

In the merger agreement, Cell Bio and Astro Acquisition Sub also each made representations and warranties relating to:

•	activities of Astro Acquisition Sub

•	their not owning any shares of Alpha Innotech common stock; and

•	available funding.

In the merger agreement, Alpha Innotech also made representations and warranties relating to:

•	subsidiaries;

•	capitalization;

•	documents filed with the SEC and other governmental authorities;

•	financial statements and controls;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since a recent balance sheet date;

•	customers, distributors and vendors;

•	indebtedness, receivables and liabilities;

•	intellectual property;

•	assets and personal property;

•	real and leased property;

•	material contracts;

•	compliance with laws and orders;

•	governmental authorizations, required regulatory filings and consents and approvals of governmental entities;

•	tax matters;

•	employee benefits;

•	labor matters;

•	environmental matters;

•	insurance;

•	the absence of transactions with related parties;

•	required stockholder vote;

•	the absence of conflicts with contracts;

•	state anti-takeover statutes;

•	receipt by the Alpha Innotech board of directors of an opinion from Seven Hills;

•	broker’s fees; and

•	transaction expenses.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means, with respect to Alpha Innotech, any effect, change, event of circumstance that:

•

has or would reasonably be expected to have a material adverse effect on the business, financial condition, capitalization, operations or results of operations of the Alpha Innotech and its subsidiaries taken as a whole;

•	has or would reasonably be expected to have a material adverse effect on Alpha Innotech’s ability to complete the merger in accordance with the terms of the merger agreement and applicable law; or

•

has or would reasonably be expected to have a material adverse effect on Cell Bioscience’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the surviving corporation.

The merger agreement provides, however, that none of the following (by themselves or when taken with any other fact, circumstance, change or effect) will be deemed to constitute, or be taken into account in determining whether there has occurred, a material adverse effect on Alpha Innotech:

•

changes in the United States or global economy or capital markets in general that do not have a materially disproportionate effect on Alpha Innotech and its subsidiaries compared to other companies in the industries in which Alpha Innotech and its subsidiaries participate;

•	changes that affect generally the industries in which Alpha Innotech participates but that do not have a materially disproportionate effect on Alpha Innotech and its subsidiaries;

•	changes in applicable law or in United States generally accepted accounting principles;

•	any decline in customer orders, or any resignation of any employees, that is attributable to the announcement of the merger;

•

the failure by Alpha Innotech and its subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (for which revenues or earnings are released) on or after the date of the merger agreement, in and of themselves (however, that any event, change, event or circumstance giving rise to or contributing to such failure may constitute or give rise to a material adverse effect);

•	compliance with the terms of, or the taking of any action required by, the merger agreement;

•	the actions of Cell Bio;

•	the outbreak or escalation of war, armed hostilities, acts of terrorism or political instability, or any governmental or other response to any of the foregoing;

•	any termination of, or breach by any third party under, any material contract arising as a result of the merger;

•	the failure to obtain consent pursuant to, or the termination of, any material contract in connection with the merger; and

•

changes in the trading price or trading volume of Alpha Innotech common stock (however, that any event, change, event or circumstance giving rise to or contributing to such changes in the trading price or trading volume of Alpha Innotech common stock may constitute or give rise to a material adverse effect).

Covenants; Conduct of Business Prior to the Merger

Interim Conduct of Alpha Innotech’s Business

Alpha Innotech has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Alpha Innotech agreed to (1) carry on its business in the ordinary course and consistent with past practice in all material respects, (2) use commercially reasonable efforts to (A) conduct its business and operations in compliance in all material respects with applicable legal requirements and material requirements of material contracts, (B) preserve intact its current business organization, (C) keep available the services of its current officers and employees and (D) maintain its relationships and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons with which it material business relationships, (3) keep in full force all material insurance policies and renew existing director and officer insurance policies that expire during the pre-closing period upon the same terms; (4) properly withhold and remit to the appropriate governmental body all withholding taxes; and (5) notify Cell Bio in writing of any legal proceeding that is commenced, or, to Alpha Innotech’s knowledge, threatened in writing, against Alpha Innotech or any of its subsidiaries or, to Alpha Innotech’s knowledge, any director, officer or key employee of Alpha Innotech.

Alpha Innotech further agreed that, except (a) as specifically contemplated or permitted by the merger agreement, (b) as specifically set forth in Alpha Innotech’s disclosure schedule that was delivered to Cell Bio at the time of signing the merger agreement, or (c) with Cell Bio’s prior written consent, Alpha Innotech will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than repurchases of unvested securities in connection with the termination of service providers;

•

sell, issue, grant or authorize the sale, issuance or grant of: (i) any capital stock or other security; (ii) any option, call, warrant or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security, except that Alpha Innotech may issue shares of common stock upon the valid exercise of options or warrants outstanding on the date of the merger agreement;

•

amend or waive any of its rights under, or permit the acceleration of the vesting under (i) any Alpha Innotech stock plan, (ii) any option agreement or any agreement evidencing or relating to any outstanding stock option, (iii) any restricted stock purchase agreement or (iv) any other contract evidencing or relating to any equity award, except as required by legal requirements or as provided in the merger agreement;

•

amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•

form any subsidiary or acquire any equity interest or other interest in any other entity other than the purchase, in the ordinary course of business consistent with past practices, of marketable securities that would be classified as short-term investments Alpha Innotech’s balance sheet;

•	make any capital expenditure, except for purchases of demonstration equipment or a capital expenditure that: (i) is in the ordinary course of business and consistent with past practices; (ii) does not exceed $10,000 individually; and (iii) when added to all other capital expenditures made on behalf of Alpha Innotech and its subsidiaries since the date of the merger agreement, does not exceed $50,000 in the aggregate;

•

enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, other than entering into distribution agreements in the ordinary course of business, or amend or terminate, or waive or exercise any material right or remedy under, any material contract, other than amending, modifying or terminating distribution agreements in the ordinary course of business;

•

acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person or waive or relinquish any material right, except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by Alpha Innotech in the ordinary course of business and consistent with past practices;

•	other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

•	make any pledge of any of its assets or permit any of its assets to become subject to any liens or encumbrances;

•

make a loan to any person except for advances made to its employees in the ordinary course of business consistent with past practice pursuant to Alpha Innotech’s policies in order to defray routine travel expenses;

•

without limiting the ability of Alpha Innotech and its subsidiaries to pay or accrue in accordance with applicable legal requirements its obligations for payroll taxes incurred in the ordinary course of business and in accordance with past practices, incur or guarantee any indebtedness;

•

establish, adopt, enter into or amend any employee benefits plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees, except (i) as may be required by applicable legal requirements and (ii) that Alpha Innotech may amend its employee benefits plans to the extent required by applicable legal requirements;

•

hire or promote any employee, except in order to fill a non-officer position vacated due to an employee’s resignation at the same level of compensation, or terminate the employment of any employee other than for cause;

•

except in the ordinary course of business consistent with past practices or as required by applicable legal requirements or SEC rules and regulations or by generally accepted accounting principles (i) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies or (ii) change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election that is not consistent with its prior tax returns;

•	commence or settle any legal proceeding, other than in the ordinary course of business consistent with past practices;

•	purchase or renew any liability insurance other than director and officer liability insurance; or

•	enter into a contract to do any of the foregoing.

Other Covenants

The merger agreement also contains covenants relating to the preparation of this proxy statement and the holding of the special meeting of Alpha Innotech stockholders, the granting of access to information of the other company and the coordination of public announcements with respect to the transactions contemplated by the merger agreement, cooperation regarding regulatory filings, employee matters and other matters as described further below.

Limitation on the Solicitation, Negotiation and Discussion of Other Acquisition Proposals

Alpha Innotech also has agreed that it will not, and it will not authorize or permit its directors, officers, or other employees, controlled affiliates, advisors or other agents to, directly or indirectly:

•	solicit, initiate, induce or knowingly encourage the communication, making, submission or announcement of any “acquisition proposal” or an “acquisition transaction” (each as defined below);

•

furnish to any person any non-public information relating to Alpha Innotech or any of its subsidiaries in connection with or in response to an acquisition proposal or acquisition inquiry except as required by law;

•

engage in discussions or negotiations with any person that shall have made, submitted or announced (or on whose behalf there shall have been made, submitted or announced) an acquisition proposal or acquisition inquiry, or with any of such person’s representatives, with respect to any such acquisition proposal or acquisition inquiry;

•

release any person from, or waive any provision of or right under, any confidentiality, non-solicitation, no hire or similar agreement to which Alpha Innotech or any of its subsidiaries is a party or under which Alpha Innotech or any of its subsidiaries has any rights; or

•	approve, endorse or recommend any acquisition proposal.

As used in the merger agreement, an “acquisition proposal” is any offer, proposal or indication of interest contemplating or otherwise relating to any acquisition transaction (as defined below) from any person other than Cell Bio.

As used in the merger agreement, an “acquisition transaction” is any transaction or series of related transactions (other than a transaction with Cell Bio) involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Alpha Innotech; or (ii) in which Alpha Innotech issues securities representing more than 20% of the outstanding securities of any class of voting securities of Alpha Innotech; or

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for (i) 20% or more of the consolidated net revenues of Alpha Innotech and its subsidiaries, consolidated net income of Alpha Innotech and its subsidiaries or consolidated book value of the assets of Alpha Innotech and its subsidiaries or (ii) 20% or more of the fair market value of the assets of Alpha Innotech and its subsidiaries.

Alpha Innotech and its subsidiaries have also agreed:

•	to cease any and all existing activities, discussions or negotiations with respect to any acquisition proposal or acquisition inquiry (as defined below);

•	to notify Cell Bio promptly (but no later than one business day) after it receives any acquisition proposal or acquisition inquiry;

•	to keep Cell Bio reasonably informed of the status and any changes in the material terms and conditions of any such acquisition proposal or acquisition inquiry; and

•

to provide Cell Bio with at least 24 hours prior written notice of a meeting of its board of directors at which the board of directors is reasonably expected to consider an acquisition proposal or acquisition transaction.

As used in the merger agreement, “acquisition inquiry” means mean an inquiry, indication of interest or request for nonpublic information that would reasonably be expected to lead to an acquisition proposal.

Exception to the Limitation on the Negotiation and Discussion by Alpha Innotech of Other Acquisition Proposals

However, prior to obtaining approval of the merger proposal from its stockholders, Alpha Innotech may engage and participate in discussions and negotiations with respect to an unsolicited, written acquisition proposal, and furnish non-public information regarding Alpha Innotech to the party making such acquisition proposal if:

•

the Alpha Innotech board of directors determines, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal either constitutes or is reasonably likely to lead to a “superior offer” (as defined below) and the failure to take such action is reasonably likely to result in a breach of the Alpha Innotech board of directors’ fiduciary duties to the Alpha Innotech stockholders under Delaware law;

•

none of Alpha Innotech or its officers, directors, employees, agents, attorneys, accountants, advisors or representatives, collectively referred to as representatives, have breached or violated in any material respect, with respect to such acquisition proposal or any other acquisition proposal, the restrictions on solicitation of other offers;

•

Alpha Innotech has first entered into a confidentiality agreement with the party making the acquisition proposal containing provisions no less favorable to Alpha Innotech than those contained in the Alpha Innotech’s confidentiality agreement with Cell Bio; and

•	Alpha Innotech contemporaneously provides Cell Bio with any non-public information provided to the party making such acquisition proposal.

Alpha Innotech Stockholder Meeting

Alpha Innotech has agreed to hold a meeting of its stockholders as promptly as practicable following the date of the merger agreement (which shall be within 30 days following the date that this proxy statement is first disseminated to Alpha Innotech stockholders) for the purpose of obtaining stockholder approval of the merger proposal. Unless the merger agreement is terminated, Alpha Innotech has agreed to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends approval of the merger proposal.

Alpha Innotech Board Recommendation of the Merger

Pursuant to the merger agreement, Alpha Innotech’s board of directors is required to recommend that Alpha Innotech’s stockholders approve and adopt the merger agreement and approve the merger at the special meeting in accordance with the applicable provisions of California and Delaware law. However, at any time prior to the approval and adoption of the merger agreement by the Alpha Innotech stockholders, the recommendation of the board of directors may be withdrawn or modified in a manner adverse to Cell Bio if: (i) at least twenty-four (24) hours prior to any meeting of the board at which the board will consider and determine whether the board’s recommendation should be withdrawn or modified in a manner adverse to Cell Bio or such shorter time as provided to the board, the Company delivers to Cell Bio a written notice setting forth the time and date of such meeting, (ii) the board determines, after having consulted with the Company’s outside legal counsel, that the failure to withdraw or modify the board’s recommendation is reasonably likely to result in a breach of its fiduciary obligations under applicable legal requirements and (iii) there is not pending any acquisition proposal that arose or resulted, directly or indirectly, from any breach of any of the provisions set forth in certain no-solicitation provisions contained in the merger agreement. In addition, “stop, look and listen” communications by Alpha Innotech’s board of directors to Alpha Innotech stockholders pursuant to Rule 14d-9(f) of the Exchange Act are permitted under the merger agreement.

Employee Matters

Cell Bio has agreed to provide Alpha Innotech employees who are offered and accept employment with Cell Bio or any subsidiary after the merger with substantially similar types and levels of benefits as those provided to similarly situated Cell Bio employees.

Cell Bio has agreed, to the extent any Alpha Innotech employee becomes eligible to participate in employee benefit plans of Cell Bio or any affiliate following the merger:

•

with respect to Cell Bio’s health, vacation, 401(k) and severance plans, to substantially the same extent as similarly situated employees of Cell Bio with credit provided for all purposes under such benefit plans for service provided to the Alpha Innotech except where doing so would result in a duplication of benefits generally to recognize each employee’s service with Alpha Innotech prior to the completion of the merger for purposes of eligibility and vesting credits, except under defined benefit pension plans or to the extent it would result in a duplication of these benefits;

•

to use commercially reasonable efforts to manage the transition of employee benefits from the Alpha Innotech’s employee benefits plans to Cell Bio’s employee benefits plans in a manner designed to preserve or otherwise provide credit for any co-payments or deductibles under benefit plans maintained by Cell Bio or any affiliate that were paid under comparable Alpha Innotech employee benefits plans prior to the effective time of the merger; and

•	to use commercially reasonable efforts to cause any waiting or exclusion periods under Cell Bio employee benefit plans to be waived for continuing employees.

The merger agreement provides that prior to the effective time of the merger Alpha Innotech shall not take any action to terminate its 401(k) unless Cell Bio provides prior notice at least 5 days before the effective time of the merger, in which case Alpha Innotech shall terminate such plan prior to the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that Cell Bio will honor and fulfill in all respects the obligations of Alpha Innotech with respect to the indemnification of Alpha Innotech and its directors and officers under their certificate of incorporation, bylaws and indemnification agreements effective as of the date of the merger agreement.

The merger agreement provides that Cell Bio shall maintain in effect Alpha Innotech’s current directors’ and officers’ liability insurance for a period of six (6) years. Cell Bio may substitute the policies of Cell Bio or the surviving entity, so long as the policies are no less favorable in the aggregate to the directors and officers of Alpha Innotech than Alpha Innotech’s current policy. Additionally, Cell Bio is not required to incur annual premium expenses in excess of one hundred fifty percent (150%) of the amount paid by Alpha Innotech for coverage for its last fiscal year. Prior to the effective time, Alpha Innotech may also obtain a prepaid “tail” directors’ and officers’ liability insurance policy with a claims period of six years following the effective time of the merger, so long as the aggregate premium for such tail policy does not exceed $70,000. Finally, Cell Bio is permitted to obtain prepaid policies that provide the such indemnified persons with coverage not less advantageous to them than the under the current directors’ and officers’ liability insurance for an aggregate period of six years with respect to their acts and omissions as officers and directors of Alpha Innotech occurring prior to the effective time of the merger.

Cell Bio Financing

The merger agreement provides that Cell Bio shall give Alpha Innotech prompt notice of any material adverse change with respect to its financing, including notification if (i) any of the financing agreements entered into between Cell Bio and its investors is terminated prior to the completion of the merger; (ii) any investor that is a party to any of the financing agreements notifies Cell Bio that it no longer intends to provide financing to Cell Bio on the terms set forth therein and another investor has not committed to provide such financing (but only to the extent that Cell Bio would not be able to finance all of the merger consideration); or (iii) for any reason Cell Bio no longer believes in good faith that it will be able to finance all of the merger consideration under the merger agreement. Cell Bio has agreed that it shall not directly or indirectly, or permit any representative of Cell Bio, to take or fail to take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the financing or any alternate financing (as defined below) without the prior written consent of Alpha Innotech. Cell Bio is not permitted to amend or alter, or agree to amend or alter, the financing agreements in any manner that would prevent or materially impair or delay the consummation of the merger without the prior written consent of Alpha Innotech.

If any portion of the Cell Bio financing becomes unavailable on the terms and conditions contemplated in the financing agreements, Cell Bio has agreed to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and to obtain a new financing commitment that provides for the amount of financing to the extent needed by Cell Bio to fund the merger consideration. To the extent applicable, Cell Bio has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange promptly and consummate an alternate financing on the terms and conditions described in any documents related thereto.

Conditions to Complete the Merger

Conditions to the Obligations of Cell Biosciences and Alpha Innotech

The respective obligations of Alpha Innotech and Cell Bio to complete the merger are subject to the satisfaction or waiver of certain conditions, including:

•	the approval of the merger proposal by Alpha Innotech stockholders; and

•	the absence of any order or injunction, by any court or other governmental entity or other law that prohibits or makes illegal completion of the transactions contemplated by the merger agreement.

Conditions to the Obligations of Cell Biosciences

The merger agreement provides that the obligations of Cell Bio and Astro Acquisition Sub to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•

the accuracy in all respects as of the date of the merger agreement and in all material respects as of the closing date of certain representations and warranties made by Alpha Innotech in the merger agreement, relating to corporate organization, capitalization, net debt of Alpha Innotech as of August 31, 2009 and no further indebtedness for borrowed money since August 31, 2009, authorization to enter into the merger agreement, required stockholder vote, non-violation of charter documents, inapplicability of state anti-takeover statutes, broker fees and unpaid transaction expenses incurred by or on behalf of Alpha Innotech on or prior to September 3, 2009;

•

the accuracy as of the date of the merger agreement and the closing date of the remaining representations and warranties, unless the failure of such representations to be accurate, individually or in the aggregate, constitutes a material adverse effect on Alpha Innotech (disregarding any materiality qualifications contains in such representations);

•	Alpha Innotech’s compliance in all respects with its covenant not to issue additional securities;

•

Alpha Innotech’s performance, in all material respects, of all of its obligations and compliance, in all material respects, with all of its other covenants or other agreements set forth in the merger agreement that are required to be performed or complied with by Alpha Innotech at or prior to the effective time of the merger;

•	no material adverse effect with respect to Alpha Innotech having occurred since September 5, 2009 that is continuing;

•	Alpha Innotech’s chief executive officer and chief financial officer having delivered to Cell Bio a certificate confirming that certain conditions have been satisfied;

•	obtaining any governmental authorization required to complete the transactions contemplated by the merger agreement or the voting agreements; and

•

there being no pending legal proceedings brought by or threatened in writing or overtly threatened by a governmental body seeking to restrain or prohibit the completion of any of the transactions contemplated by the merger agreement or the voting agreements, or the performance of any of the transactions contemplated by the merger agreement or the voting agreements, or seeking to prohibit or impose any limitations on the ownership or operation by Cell Bio or any of its subsidiaries of all or any portion of Alpha Innotech’s businesses or assets, or compelling Cell Bio or Alpha Innotech or any of their subsidiaries to dispose of or hold separate any portion of Alpha Innotech’s businesses or assets.

Conditions to the Obligations of Alpha Innotech

The merger agreement provides that the obligations of Alpha Innotech to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•

the accuracy as of the date of the merger agreement and the effective time of the merger of the representations and warranties of Cell Bio and Astro Acquisition Sub unless the failure of such representations and warranties to be accurate, individually or in the aggregate, has a material adverse effect on the ability of Cell Bio and Astro Acquisition Sub to consummate the merger (disregarding any materiality qualifications contains in such representations);

•

Cell Bio’s performance of or compliance with, in all material respects, all of its agreements and covenants set forth in the merger agreement that are required to be performed or complied with by Cell Bio at or prior to the effective time of the merger;

•	Cell Bio’s chief executive officer and chief financial officer having delivered to Alpha Innotech a certificate confirming that certain conditions have been satisfied; and

•	Cell Bio having sufficient cash to enable it to pay all amounts required to be paid as consideration to Alpha Innotech’s stockholders in the merger.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the completion of the merger, Cell Bio and Alpha Innotech may terminate the merger agreement by mutual written consent.

The merger agreement also provides that, at any time prior to the completion of the merger, either Cell Bio or Alpha Innotech may terminate the merger agreement if:

•	the merger has not been completed by January 31, 2010;

•	a court or governmental body has issued a final and non-appealable order, decree or ruling prohibiting the merger;

•	a court or governmental body shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•

the Alpha Innotech special stockholder meeting (including any adjournments and postponements thereof) has been held, a final vote on the approval of the merger proposal has been taken and Alpha Innotech’s stockholders do not approve the merger proposal;

provided that in each applicable instance, the right to terminate the merger agreement shall not be available to a company whose action or failure to act has been the cause of any of the conditions to the merger not being satisfied.

Cell Biosciences’ Termination Rights

The merger agreement further provides that Cell Bio may terminate the merger agreement at any time prior to the completion of the merger, either before or after the requisite approval and adoption of the merger agreement and approval of the merger by Alpha Innotech’s stockholders has been obtained, if:

•	any of the following events have occurred (which are each referred to as an Alpha Innotech triggering event):

•

Alpha Innotech’s board of directors shall have failed to recommend that its stockholders vote to adopt the merger agreement or withdraws or modifies in a manner adverse to Cell Bio its recommendation in favor of the merger;

•	Alpha Innotech’s shall have failed to include in this proxy statement its recommendation in favor of the merger;

•

Alpha Innotech’s board of directors fails to reaffirm publicly its recommendation in favor of the merger within ten business days after Cell Bio requests in writing that such recommendation or determination be reaffirmed publicly;

•	Alpha Innotech’s board of directors or any committee thereof shall have approved, endorsed or recommended any acquisition proposal;

•

Alpha Innotech shall have executed any letter of intent, memorandum of understanding or similar document or contract relating to any acquisition proposal other than as expressly permitted under the merger agreement;

•

a tender or exchange offer relating to Alpha Innotech’s securities shall have been commenced and Alpha Innotech shall not have sent to its security holders, or filed with the SEC, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Alpha Innotech recommends rejection of such tender or exchange offer; or

•

an acquisition proposal has proximately resulted from any breach of any of Alpha Innotech’s non-solicitation restrictions, or Alpha Innotech or any representative shall have otherwise materially and willfully breached any of the non-solicitation provisions of the merger agreement in connection with an acquisition proposal;

•

subject to certain limitations, there are inaccuracies of any representation or warranty made by Alpha Innotech in the merger agreement, provided that if any inaccuracy is curable, Cell Bio may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof; or

•

subject to certain limitations, Alpha Innotech has breached any of its covenants and obligations under the merger agreement, provided that if any breach is curable, Cell Bio may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof.

Alpha Innotech’s Termination Rights

The merger agreement provides that Alpha Innotech may terminate the merger agreement at any time prior to the completion of the merger, either before or after the requisite approval of Alpha Innotech’s stockholders has been obtained, if:

•

subject to certain limitations, there are inaccuracies of any representation or warranty made by Cell Bio in the merger agreement, provided that if any inaccuracy is curable, Alpha Innotech may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof; or

•

subject to certain limitations, Cell Bio has breached any of its covenants and obligations under the merger agreement, provided that if any breach is curable, Alpha Innotech may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof.

The merger agreement also provides that Alpha Innotech may terminate the merger agreement at any time prior to Alpha Innotech’s special stockholder meeting, if all of the following conditions are satisfied, referred to as the superior offer termination event:

•

Alpha Innotech’s board of directors has received an unsolicited acquisition proposal and has received from the person making such acquisition proposal a binding, written definitive acquisition agreement;

•

Alpha Innotech has complied with the non-solicitation provisions in the merger agreement and the acquisition proposal did not proximately result from the breach of any such provision (as described in “Approval of the Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion of Other Acquisition Proposals”);

•

Alpha Innotech’s board of directors has determined in good faith (after consultation with its independent financial advisor and its outside legal counsel) that such acquisition proposal constitutes a superior offer or is reasonable likely to lead to the submission of a superior offer (as defined below) by such person and, in light of such proposal, Alpha Innotech’s board of directors determines (after consultation with its independent financial advisor and its outside legal counsel) that the failure to take such action is reasonably likely to result in a breach of the board of directors’ fiduciary duties to Alpha Innotech’s stockholders under Delaware law;

•

Alpha Innotech’s board of directors has given Cell Bio at least five business days prior written notice of the superior offer, which notice states that Alpha Innotech intends to terminate the merger agreement in order to accept the superior offer and intends to enter into the proposed writer definitive acquisition agreement with the party making such superior offer and which notice includes as attachments a copy of such written definitive acquisition agreement and copies of any related documents;

•

during such five business day period, Alpha Innotech has made its representatives reasonably available for the purpose of engaging in negotiations with Cell Bio regarding a possible amendment to the merger agreement or a possible alternative transaction so that the acquisition proposal that is the subject of the superior offer notice ceases to be a superior offer;

•

after such five business day period and any extensions thereof, any definitive written proposal made by Cell Bio to amend the merger agreement or enter into an alternative transaction during the negotiations described above were considered by Alpha Innotech’s board of directors in good faith and, after taking into account the advice of Alpha Innotech’s financial advisor and its outside legal counsel, the Alpha Innotech board of directors determines in good faith that such acquisition proposal continues to constitute a superior offer; and

•	concurrently with the termination of the merger agreement, Alpha Innotech enters into a definitive agreement for the superior offer and pays Cell Bio a fee of $1.0 million.

As used in the merger agreement, the term “superior offer” means an unsolicited, written offer made by a third party to purchase all or substantially all of the outstanding shares or assets of Alpha Innotech and its subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms that the of Alpha Innotech board of directors determines (after consultation with its independent financial advisor), to be (i) more favorable to Alpha Innotech’s stockholders from a financial point of view than the terms of the merger and (ii) reasonably likely to be consummated if such offer were to be accepted by Alpha Innotech.

Expenses and Termination Fees

The merger agreement provides that except as provided below, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

The merger agreement provides that Alpha Innotech will pay Cell Bio a termination fee of $1.0 million if any one of the following events occurs:

•

the merger agreement is terminated by Cell Bio or Alpha Innotech because the merger has not been completed by January 31, 2010; (ii) at or prior to the time of the termination of the merger agreement either (A) the Alpha Innotech special stockholders’ meeting shall not have been held and completed or (B) an acquisition proposal shall have been commenced, submitted or made; and (iii) within six months following such termination, an acquisition transaction with respect to Alpha Innotech is consummated or Alpha Innotech enters into a definitive agreement with respect to a specified acquisition transaction;

•

the merger agreement is terminated by Cell Bio or Alpha Innotech because the Alpha Innotech special stockholder meeting has been held and Alpha Innotech’s stockholders do not approve the merger proposal and at or prior to the time of the termination of the merge agreement, (i) the commencement, submission or making of an acquisition proposal shall have been publicly disclosed or announced, (ii) such acquisition proposal shall not have been publicly withdrawn as of the date five business days prior to the date of the Alpha Innotech special stockholder meeting and (iii) within six months following such termination, a specified acquisition transaction with respect to Alpha Innotech is consummated with the party making such acquisition proposal or Alpha Innotech enters into a definitive agreement with respect to a specified acquisition transaction with the party making such acquisition proposal; or

•	the merger agreement is terminated pursuant to a superior offer termination event (as described in “The Merger Agreement — Termination of the Merger Agreement — Alpha Innotech’s Termination Rights”).

A “specified acquisition transaction” has the same meaning as an “acquisition transaction” except all references to “20%” are replaced by “50%.”

In addition, the merger agreement provides that if the merger agreement is terminated by Cell Bio because an Alpha Innotech triggering event has occurred (as described in “The Merger Agreement — Termination of the Merger Agreement — Cell Bio’s Termination Rights”), then Alpha Innotech will pay Cell Bio a “triggering event termination fee” of $300,000.

Alpha Innotech will not be required to pay more than one termination fee pursuant to the merger agreement. However, if Cell Bio has been paid, or is entitled to be paid, the $300,000 triggering event termination fee and thereafter becomes entitled to be paid the $1.0 million termination fee pursuant to the merger agreement, then Alpha Innotech shall pay to Cell Bio: (i) if the triggering event termination fee has already been paid, the amount by which the termination fee exceeds the triggering event termination fee at the time such termination fee is required to be paid pursuant to the merger agreement; or (ii) if the triggering event termination fee has not been paid, the full amount of the termination fee.

If Cell Bio receives the $1.0 million termination fee, such fee will be considered liquidated damages for any and all losses or damages suffered or incurred by Cell Bio or its affiliates in connection with the merger agreement or the merger (including the abandonment of the merger), and neither Cell Bio nor any of its affiliates will be entitled to bring any other claim, action or proceeding against Alpha Innotech or any of its affiliates arising from the merger agreement or the merger (including the abandonment of the merger).

Amendment and Waiver

The merger agreement provides that the parties may amend the merger agreement by written instrument signed by each of the parties to the agreement. However, following approval of the merger proposal by Alpha Innotech’s stockholders, any amendment that would require the approval of Alpha Innotech’s stockholders may not be made without such approval.

The merger agreement also provides that, at any time before completion of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

VOTING AGREEMENTS

The following description summarizes the material provisions of the voting agreements and is qualified by reference to the complete text of the form of voting agreement, which is attached as Annex B this proxy statement and is incorporated herein by reference. This summary may not contain all of the information about the voting agreements that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

As an inducement to Cell Bio to enter into the merger agreement, all of Alpha Innotech’s directors and officers and certain stockholders who are entitled to vote approximately 33% of our shares as of the October 2, 2009 record date entered into voting agreements with Cell Bio agreeing to vote and granting an irrevocable proxy to Timothy Harkness (Chief Executive Officer of Cell Bio), Jason Novi (Chief Financial Officer of Cell Bio) and Cell Bio to vote his or its shares as follows:

•

in favor of the merger, the execution and delivery by us of the merger agreement and the adoption and approval of the merger agreement and the terms thereof, in favor of each of the other actions contemplated by the merger agreement and in favor of any action in furtherance of any of the foregoing; and

•

against (i) any acquisition proposal or acquisition transaction; (ii) any reorganization, recapitalization, dissolution or liquidation of by us or any of our subsidiaries; (iii) any change in a majority of our board of directors; (iv) any amendment to our certificate of incorporation or bylaws; or (v) any other action that would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

The stockholders who entered into voting agreements include ETP/FBR Venture Capital, LLC and ETP/FBR Venture Capital II, LLC and the following officers and directors: Ronald H. Bissinger, Haseeb Chaudhry, Siavash Ghazvini, Sharam Hejazi, Ph.D., Michael Henighan, Joseph D. Keegan, Ph.D., Chris van Ingen, William Snider and Jeffrey Whitmore. We refer to these stockholders individually as an undertaking stockholder and collectively as the undertaking stockholders.

Pursuant to the voting agreements, subject to certain limited exceptions, each undertaking stockholder has agreed not to (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of securities of Alpha Innotech beneficially owned by such undertaking stockholder prior to the effective date of the merger or any interest in such security to any person other than Cell Bio; (ii) enter into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any person other than Cell Bio; or (iii) reduce such person’s beneficial ownership of, interest in or risk relating to such security.

The covenants and irrevocable proxy described above will automatically terminate upon termination of the voting agreements, which will occur upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

RECOMMENDATION OF ALPHA INNOTECH’S BOARD OF DIRECTORS

Our board of directors recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

PROPOSAL NO. 2

APPROVAL TO GRANT THE CHAIRMAN OF OUR BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING TO A LATER DATE, IF THE CHAIRMAN DEEMS IT NECESSARY OR APPROPRIATE AND A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE FOREGOING PROPOSAL

REASONS FOR THE PROPOSAL

Our board of directors has recommended that our stockholders approve the foregoing proposal and believe that the foregoing proposal is in the best interests of the Company and our stockholders. If the number of votes required to approve the foregoing proposal has not been received, our board of directors recommends that the chairman have the discretionary authority to adjourn a meeting if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies.

RECOMMENDATION OF ALPHA INNOTECH’S BOARD OF DIRECTORS

Our board of directors recommends that our stockholders vote “FOR” the proposal to grant the chairman of our board of directors discretionary authority to adjourn the special meeting, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information regarding ownership of Alpha Innotech’s common stock as of October 2, 2009 by (a) each person known to the Company to own more than 5% of the outstanding shares of the common stock, (b) each director and nominee for director of the Company, (c) the chief executive officer of the Company and each other executive officer named in the compensation table appearing in the Company’s most recent annual meeting proxy statement, and (d) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Biotechnology Development Fund II(4) c/o BioAsia Management Investment 575 High Street, Suite 201 Palo Alto, CA 94301	1,962,662	(5)	17.84%
ETP/FBR Venture Capital, LLC Six Taft Court, Suite 100 Rockville, MD 20850	1,487,826	(6)	13.58%
Darryl Ray, Ph.D.	1,268,893	(7)	11.45%
E-Health Holdings Limited(8) 15/F, Suite 1502, Chinachem Golden Plaza 77 Mody Rd., Tsimshatsui East Kowloon, Hong Kong	893,009	(9)	8.16%
Officers and Directors
Haseeb Chaudhry	1,483,063	(10)	11.09%
Ronald H. Bissinger	446,354	(11)	3.34%
William Snider	669,704	(12)	5.01%
Michael D. Bick, Ph.D.	153,462	(13)	1.15%
Joseph D. Keegan, Ph.D.	24,167	(14)	*
Chris van Ingen	14,167	(15)	*
Shahram Hejazi, Ph.D.	4,167	(16)	*
Jeffrey Whitmore	185,625	(17)	1.39%
Siavash Ghazvini	233,144	(18)	1.74%
Michael P. Henighan	20,984	(19)	*
All Directors and Executive Officers as a group (10 people)	3,234,835	(20)	24.18%

*	Less than 1 percent

1.	Unless otherwise indicated, the address of each of the named individuals is c/o Alpha Innotech Corp., 2401 Merced Street, San Leandro, California 94577.

2.	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after October 2, 2009. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

3.	Based on a total of 10,934,762 shares of the Company’s common stock outstanding, plus warrants and options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009, beneficially owned by that person or entity.

4.	BioAsia, the general partner of Biotechnology Development Fund II, and Frank Kung, Anselm Leung, and Edgar Engleman, members of BioAsia, may be deemed to have shared power to vote and to dispose of these shares.

5.	Represents 1,898,272 shares of common stock and 64,390 shares of common stock subject to currently exercisable warrants.

6.	Represents 1,467,253 shares of common stock and 20,572 shares of common stock subject to currently exercisable warrants.

7.	Represents 1,127,689 shares of common stock and 141,204 shares of common stock subject to currently exercisable warrants.

8.	The directors of E-Health may be deemed to have power to vote and to dispose of these shares.

9.	Represents 893,009 shares of common stock.

10.	Represents 1,247,689 shares of common stock held by the Haseeb Chaudhry and Chloe Chaudhry Family Revocable Trust, 141,204 shares of common stock subject to warrants that are currently exercisable or that will become exercisable within 60 days of October 2, 2009 and 94,170 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

11.	Represents 180,000 shares of common stock and 266,354 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

12.	Includes 310,000 shares of common stock and 178,454 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009. Also includes 125,000 shares subject to currently exercisable warrants held by ETP/FBR Venture Capital II, LLC. Also includes 56,250 shares subject to currently exercisable warrants held by BroadOak Partners.

13.	Represents 102,295 shares of common stock held by the Bick Trust and 51,167 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

14.	Represents 24,167 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

15.	Represents 14,167 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

16.	Represents 4,167 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

17.	Represents 175,000 shares of restricted common stock and 10,625 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

18.	Represents 175,500 shares of common stock and 57,644 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

19.	Represents 20,984 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

20.	Consists of 2,190,484 shares of common stock, 322,454 shares subject to currently exercisable warrants and 721,897 shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of October 2, 2009.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the board of directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Special Meeting of Stockholders and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS

The Company’s Bylaws provide that advance notice of a stockholder’s proposal must be delivered to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, this advance notice must be received not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the full text of the provisions of the Company’s bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 2010 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at 2401 Merced Street, San Leandro, California 94577, on or before January 12, 2010. If a stockholder wishes to bring a matter before the at next year’s annual meeting and does not notify the Company before March 28, 2010, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter.

Securities and Exchange Commission rules and regulations provide that if the date of the our 2010 Annual Meeting is advanced or delayed more than 30 days from the date of the 2009 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2010 Annual Meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2010 Annual Meeting. Upon determination by us that the date of the 2010 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2009 Annual Meeting, we will disclose such change in the earliest possible Quarterly Report on Form 10-Q.

BY ORDER OF THE BOARD OF DIRECTORS,

Ronald Bissinger,

Chief Executive Officer

San Leandro, California

September 28, 2009

A COPY OF THE COMPANY’S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, ALPHA INNOTECH CORP., 2401 MERCED STREET, SAN LEANDRO, CALIFORNIA 94577.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

100 F Street N.E., Room 1580

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Neither Cell Bio nor Alpha Innotech has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained herein speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

This proxy statement contains a description of the representations and warranties that each of Cell Bio and Alpha Innotech made to the other in the merger agreement. Representations and warranties made by Cell Bio, Alpha Innotech and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this proxy statement/prospectus or are incorporated by reference into this proxy statement. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the merger agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Alpha Innotech, Cell Bio or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

Annex A

AGREEMENT AND PLAN OF MERGER

among:

CELL BIOSCIENCES, INC.,

a Delaware corporation;

ASTRO ACQUISITION SUB, INC.,

a Delaware corporation; and

ALPHA INNOTECH CORP.,

a Delaware corporation

Dated as of September 5, 2009

A-i

(CONTINUED)

A-ii

(CONTINUED)

A-iii

EXHIBITS AND SCHEDULES

Exhibit A	-	Certain Definitions

Schedule A	-	“Knowledge” Persons

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 5, 2009, by and among: CELL BIOSCIENCES, INC., a Delaware corporation (“Parent”); ASTRO ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and ALPHA INNOTECH CORP., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. Contemporaneously with the execution and delivery of this Agreement, certain stockholders of the Company are entering into Voting Agreements in favor of Parent (the “Voting Agreements”) and proxies related thereto.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing, and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the mutual consent of Parent and the Company prior to the Closing (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Certificate of Incorporation of Merger Sub as of the date of this Agreement (other than with respect to the name of the Surviving Corporation);

(b) the Bylaws of the Surviving Corporation shall be amended and restated to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) unless otherwise determined by Parent prior to the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) except as provided in clause “(i)” above and subject to Sections 1.5(b), 1.5(c) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.50 in cash, without interest; and

(iii) each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The amount of cash consideration per share specified in clause “(ii)” of the preceding sentence (as such amount may be adjusted in accordance with Section 1.5(b)) is referred to as the “Per Share Merger Price.”

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Price shall be appropriately adjusted.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract under which the Company has any rights, then: (i) the Merger Consideration to be paid in exchange for such shares of Company Common Stock will be vested and not subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the holder of such shares of Company Common Stock shall be entitled to receive the Merger Consideration in accordance with Sections 1.5 and 1.7. The Company shall use its reasonable best efforts to cause any such repurchase option, risk of forfeiture or other condition and the Company’s rights to reacquire or repurchase such shares of Company Common Stock to lapse effective as of immediately prior to the Effective Time.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Payment Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”). Within one business day after the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.5. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid promptly to, Parent.

(b) As soon as practicable (and in any event no later than two business days) after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form containing such provisions as Parent or the Payment Agent may reasonably specify and that are reasonably acceptable to the Company prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the dollar amount that such holder has the right to receive pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Payment Agent may reasonably direct) as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d) Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of any Company Stock Certificate (in his or her capacity as a holder of Company Common Stock) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement and shall pay such withheld amount to the applicable Governmental Body. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, (B) any withdrawal of any such demand and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

1.9 Treatment of Stock Options and Warrants.

(a) The Company shall use its reasonable best efforts to cause the vesting of each Company Option outstanding immediately prior to the Effective Time to be accelerated in full immediately prior to the Effective Time, and each such Company Option, if not exercised immediately prior to the Effective Time, shall be canceled as of the Effective Time and shall thereafter represent the right to receive, in consideration for such cancellation, an amount in cash equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time; multiplied by (ii) the amount by which the Per Share Merger Price exceeds the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time (it being understood that, if the exercise price payable in respect of such Company Option equals or exceeds the Per Share Merger Price, the amount payable hereunder shall be zero for such Company Option), less any required tax withholding.

(b) The Company shall use its reasonable best efforts to cause each Company Warrant, if not exercised immediately prior to the Effective Time, to be canceled as of the Effective Time and shall thereafter represent the right to receive, in consideration for such cancellation, an amount in cash equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time; multiplied by (ii) the amount by which the Per Share Merger Price exceeds the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time (it being understood that, if the exercise price payable in respect of such Company Warrant equals or exceeds the Per Share Merger Price, the amount payable hereunder shall be zero for such Company Warrant).

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the applicable Part of the Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization and Good Standing; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority necessary to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each state in which the nature of the business conducted by it makes such qualification necessary, except as would not have a Company Material Adverse Effect.

(b) Part 2.1 of the Disclosure Schedule lists all Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges or encumbrances, except for Permitted Encumbrances.

(c) Other than equity interests in the Subsidiaries held by the Company or any of its Subsidiaries, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights to acquire any capital stock or other voting securities or ownership interests in any Subsidiary of the Company. Except for securities or interests classified as marketable securities or short-term investments under GAAP, as of the date hereof, neither the Company nor any of its Subsidiaries owns any capital stock or other equity interest in, or any interest convertible, exchangeable or excisable for, any such capital stock or other equity interest in, any Person (other than a Subsidiary of the Company).

2.2 Certificate of Incorporation; Bylaws. The Company has delivered or made available to Parent copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto. The Company is not in violation of its certificate of incorporation or bylaws. For purposes of this Agreement, the Company will be deemed to have made available to Parent any document filed or furnished by the Company and publicly available on the SEC’s EDGAR website.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of September 4, 2009: (i) 10,934,762 shares of Company Common Stock were issued (and not held by the Company as treasury shares) and outstanding; (ii) 4,746 shares of Company Common Stock were held by the Company as treasury shares; (iii) 2,812,939 shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Plans, of which 1,996,710 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company. As of September 4, 2009, 1,529,138 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company with an exercise price less than the Per Share Merger Price, which options have an aggregate exercise price of $1,485,018. From September 3, 2009 to the date of this Agreement, the Company has not issued any shares of Company Common Stock other than resulting from the exercise of options reflected in the immediately preceding sentence as outstanding as of September 4, 2009. As of

September 4, 2009, the Company has reserved 1,164,991 shares of Company Common Stock for issuance under outstanding Company Warrants.

(b) Except for options, warrants, rights, securities and plans referred to in Section 2.3(a) or as set forth in Part 2.3(b) of the Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding option, warrant or right to acquire from the Company any shares of the capital stock of the Company; (ii) outstanding security of the Company that is convertible into or exchangeable for any shares of Company Common Stock; or (iii) securities or contractual rights that give any Person the right to receive any economic interest of a nature accruing to the holders of Common Stock.

(c) The Company has delivered or made available to Parent copies of: (A) the Company Stock Plans, which cover the Company Options granted by the Company that are outstanding as of the date of this Agreement; and (B) the forms of all stock option and other award agreements with respect to the Company Stock Plans.

2.4 SEC Filings; Financial Statements.

(a) All registration statements (on a form other than Form S-8), annual, quarterly and periodic reports and definitive proxy statements required to be filed by the Company with the SEC between January 1, 2008 and the date of this Agreement (the “Company SEC Documents”) have been so filed. As of the time it was filed with the SEC: (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document on or prior to the date of this Agreement; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 and relating to the Company SEC Documents, together with all written responses of the Company thereto sent to the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b) The financial statements (including any related notes) contained in the Company SEC Documents fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments).

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet; and (iii) liabilities that are not material in the aggregate to the Company and its Subsidiaries taken as a whole.

(d) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).

(e) The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) (“Internal Controls”). The Company had disclosed, as of the date of filing with the SEC its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, to the Company’s auditors and audit committee of the Company Board, to its Knowledge, (i) all significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.

2.5 Absence of Certain Changes. Between the date of the Latest Balance Sheet and the date of this Agreement, neither the Company nor any of its Subsidiaries has: (a) suffered any Company Material Adverse Effect that has not ceased to be a Company Material Adverse Effect; (b) suffered any loss, damage or destruction to any of its assets with a value in excess of $50,000 in the aggregate; (c) amended its certificate of incorporation or bylaws; (d) incurred any indebtedness for borrowed money or guaranteed any such indebtedness, except in the ordinary course of business; (e) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP; (f) sold or otherwise transferred any assets with a value in excess of $50,000 in the aggregate, except in the ordinary course of business; (g) declared, set aside or paid any dividend with respect to the outstanding shares of Company Common Stock; (h) changed any material tax election or settled any material tax claims, in each case other than in the ordinary course of business; or (i) entered into any agreement to take any of the actions referred to in clauses “(c)” through “(h)” of this sentence.

2.6 Customers; Distributors and Vendors. Since June 30, 2009, neither the Company nor any of its Subsidiaries had received written notice from any of its material distributors, customers or suppliers indicating that there has been a material adverse change in the relationship between the Company or any of its Subsidiaries and such distributor, customer or supplier. Since June 30, 2009, no Contract between the Company or any of its Subsidiaries and any of their material distributors has been terminated other than as a result of the expiration of the term of any such Contract. There is no existing breach or default on the part of the Company or any of its Subsidiaries of their exclusivity restrictions or obligations under any Contract except to the extent described in Part 2.6 of the Disclosure Schedule.

2.7 Indebtedness; Receivables; Liabilities.

(a) As of August 31, 2009, the Company’s net debt was no more than $2,075,000, which is the amount by which (i) the Company’s aggregate indebtedness for borrowed money outstanding as of such date exceeded (ii) the sum of the Company’s cash, cash equivalents and short-term investments as of such date, determined in accordance with GAAP (applied on a basis consistent with the basis on which the financial statements contained in the Company SEC Documents have been prepared). From August 31, 2009 to the date of this Agreement, the Company has not incurred any indebtedness for borrowed money.

(b) All existing accounts receivable of the Company and its Subsidiaries (including those accounts receivable reflected on the Latest Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2009 and have not yet been collected): (i) represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Company’s Knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $5,000 in the aggregate).

(c) The Company and its Subsidiaries do not have and are not responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such on the face of the Latest Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Company and its Subsidiaries since June 30, 2009 in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company and its Subsidiaries under any Contracts to which the Company and or any of its Subsidiaries is a party, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Contracts made available to Parent prior to the date of this Agreement; (d) liabilities described in Part 2.7(c) of the Disclosure Schedule; and (e) liabilities and obligations under this Agreement.

2.8 IP Rights.

(a) Part 2.8(a) of the Disclosure Schedule sets forth a complete list, along with the jurisdiction and applicable registration or serial number, of all patents, registered marks or trade dress, registered copyrights, registered mask works, registered designs, and registered domain names, along with all pending applications to issue or register the same, owned by the Company or any Subsidiary (the “Registered IP”). The Company or one of its Subsidiaries is the sole and exclusive owner of all Registered IP and all Company IP, free of all liens and security interests (other than Permitted Encumbrances). Neither the Company nor any of its Subsidiaries has granted any exclusive license to any such Registered IP or Company IP to any other Person (other than licenses which have expired, have been terminated or are no longer in effect for any other reason). The Registered IP that is issued is valid, subsisting and enforceable and (to the Knowledge of the Company), the Registered IP that is registered but not yet issued is valid, subsisting and enforceable, and, to the Knowledge of the Company as of the date of this Agreement, no action is threatened in writing or pending challenging the validity or enforceability of any Registered IP that is issued or registered. To the Knowledge of the Company, no third party has infringed or misappropriated, or is infringing or misappropriating, any material IP Right of the Company or any Subsidiary.

(b) The Company and each of its Subsidiaries has the right and operational ability to exploit all IP Rights necessary to enable the Company and its Subsidiaries to conduct their business substantially in the manner in which their business is currently being conducted. Neither the Company nor any Subsidiary has infringed, improperly disclosed or misappropriated the IP Rights of any third party. Neither the Company nor any Subsidiary has been the subject of any suit, arbitration or administrative proceeding since January 1, 2007 alleging, or received any other written notices from any third party since January 1, 2007: (i) alleging that the Company or any Subsidiary has infringed, improperly disclosed, misappropriated, converted or otherwise damaged the IP Rights of any third party; or (ii) inviting or demanding that the Company or a Subsidiary take a license in order to avoid the future infringement of IP Rights of a third party.

(c) Neither the Company nor any Subsidiary has entered into, except in the ordinary course of business under standard forms of the Company’s or its Subsidiaries’ Contracts made available to Parent, any written agreement to indemnify, defend or hold harmless any third party for or against any infringement, misappropriation, or other conflict with the IP Rights of any third party. There are no suits or actions pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary in which it is alleged that the Company or any Subsidiary has infringed, misappropriated or improperly disclosed the IP Rights of any third party.

(d) The Company and its Subsidiaries have taken and are taking the following steps, to the extent that such steps are commercially reasonable and necessary to establish, perfect, and defend their ownership of Registered IP and Company IP or their right to use licensed third party IP Rights: (i) using appropriate patent, trademark and copyright designations on products and in marketing materials; (ii) complying with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain each item of Registered IP in full force and effect; (iii) requiring all employees and contractors who have invented inventions covered by patents owned by the Company or Subsidiary, or were involved in the development of other Company IP, to assign all rights and interests in such inventions and other Company IP to the Company or relevant Subsidiary; and (iv) taking reasonable steps to protect trade secret and other confidential information, including requiring a non-disclosure agreement before trade secret or other material confidential information is disclosed to a third party. The Company and its Subsidiaries, have complied, in all material respects, with all internal policies, applicable statutes, regulations, orders, and other legal requirements relating to the fair and proper use of personally identifiable information of employees and contractors of the Company and its Subsidiaries. To the Knowledge of the Company, no confidential or trade secret information of the Company, or personally identifiable information in the possession, custody or control of the Company or any Subsidiary has been lost, stolen, or improperly disclosed. All persons identified as inventors in the patents owned by the Company or any Subsidiary have assigned all of their rights in the relevant inventions to the Company, relevant Subsidiary or predecessor in interest thereof.

(e) Except for third party Software commercially available in the market for licensing on standard terms, all Software sold or licensed by Company or its Subsidiaries to the customers of the Company and its Subsidiaries independently or bundled with other components, products or services of Company and its Subsidiaries, is owned entirely and exclusively by the Company or a Subsidiary and is free to be licensed or sold on the terms such Software is licensed or sold. The Company, directly or through its Subsidiaries, is in actual possession of or has necessary control over the source code and object code of all Software owned by the Company or any Subsidiary. Neither the Company nor any Subsidiary has disclosed or licensed to any third party any source code of Software owned by the Company or any Subsidiary except pursuant to written source code escrow agreements containing license and confidentiality terms that reasonably protect the Company’s rights in such Software. Neither the Company nor any of its Subsidiaries is obligated to support or maintain any of the Software except pursuant to agreements that will terminate by their terms or are terminable by the Company (other than for cause) on a periodic basis and that provide for one or more payments to the Company or Subsidiary for the period of such services. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Software owned by the Company or any Subsidiary to any other Person. None of the Software owned by the Company or its Subsidiaries and, to the Knowledge of the Company, none of the Software used or licensed by the Company or its Subsidiaries contain any time bomb, virus, worm, trojan horse, back door, drop dead device, or any other code that would intentionally interfere with the normal operation of such Software, or that is intended to allow circumvention of security controls for the same, or that is intended to cause damage to hardware, software or data.

(f) No federal, state, local or other governmental entity, nor any university, college, or academic institution has financially sponsored research and development conducted by the Company or its Subsidiaries, or has rights in Software or IP Rights and purported to be owned by the Company or any Subsidiary. Neither the Company nor any Subsidiary has participated in any standards- setting activities or joined or contributed to any standards-setting or similar organizations that would reasonably be expected to (i) restrict the ability of the Company or any of its Subsidiaries to enforce Company IP or IP Rights purported to be owned by the Company or any Subsidiary, (ii) require or obligate the Company to license to any Person Company IP or IP Rights purported to be owned by the Company or any Subsidiary, or (iii) restrict the ability of the Company or any of its Subsidiaries to exclude others from using any Software or IP Rights purported to be owned by the Company or any Subsidiary. None of the Software purported to be owned by the Company or any Subsidiary, or incorporated by the Company or any Subsidiary into its products or services contain any open source code or other code or technology which could (i) require the public disclosure, third party distribution, or general licensing of Software or other IP Rights owned by the Company or any Subsidiary, (ii) limit the ability of the Company or a Subsidiary to license or charge fees or royalties for such Software or IP Rights, or (iii) require the Company or a Subsidiary to permit the reverse engineering, decompilation, disassembly, or creation of derivative works based upon of Software owned by the Company or a Subsidiary.

2.9 Title to Assets; Real Property.

(a) The Company or one of its Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or its Subsidiaries on the Latest Balance Sheet (except for tangible assets sold or disposed of since that date and except for tangible assets being leased to the Company or one of its Subsidiaries) free of any liens or encumbrances (other than Permitted Encumbrances).

(b) Neither the Company nor any of its Subsidiaries owns any real property.

(c) Part 2.9(c) of the Disclosure Schedule sets forth a list of all real estate leases pursuant to which the Company or any of its Subsidiaries leases real property (the “Leased Real Property”) from any other Person.

Neither the Company nor any of its Subsidiaries is a party to any written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contracts granting the right of use or occupancy of the Leased Real Property to any other Person.

(d) The Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each Leased Real Property, free and clear of all liens and encumbrances except for Permitted Encumbrances.

2.10 Contracts.

(a) Part 2.10(a) of the Disclosure Schedule contains a list of each of the following Contracts that is in force and effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party: (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement); (ii) each Contract that restricts the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business; (iii) each indemnification or employment Contract with any director or officer of the Company or its Subsidiaries or with any employee or consultant of the Company or its Subsidiaries (other than offer letters with employees providing for at-will employment); (iv) each loan or credit agreement, mortgage, note or other Contract evidencing indebtedness for money borrowed by the Company or any of its Subsidiaries from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries; (v) each customer or supply Contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Subsidiary of the Company paid to or received from such customer or supplier in excess of $50,000 in fiscal year 2008 or in excess of $50,000 in the six months ended June 30, 2009; (vi) each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source; (vii) each collective bargaining agreement; (viii) each Real Property Lease; (ix) each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any of its Subsidiaries is required to make rental payments in excess of $50,000 per year; (x) each Contract relating to a joint venture, partnership or other strategic arrangement, or involving a sharing of costs, profits or losses with another Person; (xi) each Contract with a distributor or sales agent of the Company or any of its Subsidiaries (whether or not exclusive); (xii) each agreement that includes the grant to the Company or any of its Subsidiaries of a license to IP Rights owned by a third party and that is not a standard non-exclusive license agreement for a commercially available product; (xiii) each Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company or any of its Subsidiaries; (xiv) each Contract relating to the acquisition, transfer, or development of any IP Rights entered into by the Company or any of its Subsidiaries; and (xv) each Contract imposing any exclusivity or similar restriction on the Company or any of its Subsidiaries or granting exclusivity to any other Person (each Contract listed in Part 2.10(a) of the Disclosure Schedule being referred to as a “Material Contract”). Each of the Material Contracts is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where such failures to be valid and binding or to be in full force and effect do not constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any Contract containing “standstill” or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of the Company or its Subsidiaries.

(b) There is no existing material breach or default on the part of the Company or any of its Subsidiaries under any Material Contract and, to the Knowledge of the Company, there is no existing breach or default on the part of any other Person under any Material Contract. No event has occurred that, with or without notice or lapse of time, would constitute a material breach or default by the Company or any of its Subsidiaries, or permit termination, material modification or acceleration, under any Material Contract.

(c) The Company has made available to Parent correct and complete copies of each written Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement.

2.11 Compliance with Legal Requirements. The Company and its Subsidiaries are in material compliance with and have complied in a timely manner and in all material respects with all Legal Requirements applicable to their businesses or relating to any of the property owned, leased or used by them (including the Foreign Corrupt Practices Act of 1977, any other Legal Requirements regarding use of funds for political activity or commercial bribery, the Sarbanes-Oxley Act of 2002, Legal Requirements relating to equal employment opportunity, discrimination, occupational safety and health, environmental matters, interstate commerce, anti-kickback, healthcare and antitrust, export control (including those Legal Requirements administered by the U.S. Department of Commerce and the U.S. Department of State) and asset control (including those Legal Requirements administered by the U.S. Department of the Treasury)).

2.12 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the Knowledge of the Company, threatened in writing) against the Company or any of its Subsidiaries, any present or former executive officer, director or employee of the Company or any of its Subsidiaries relating to his or her actions or inactions in such status or any other Person for whom the Company or any of its Subsidiaries would be liable.

(b) There is no material court order or judgment specific to the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is subject.

2.13 Governmental Authorizations. The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable them to conduct their businesses in substantially the manner in which such businesses are currently being conducted. The material Governmental Authorizations held by the Company and its Subsidiaries are, in all material respects, valid and in full force and effect. The Company and its Subsidiaries are in compliance with the terms and requirements of such Governmental Authorizations. Between January 1, 2008 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body: (a) asserting any material violation of any term or requirement of any material Governmental Authorization; or (b) notifying the Company or one of its Subsidiaries of the revocation of any material Governmental Authorization.

2.14 Tax Matters.

(a) All material tax returns required to be filed by the Company and its Subsidiaries with any Governmental Entities with respect to taxable periods ending before the Closing Date (including any schedule or attachment thereto or any amendment thereof) (the “Company Returns”): (i) have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), and (ii) are, or will be when filed, true and accurate in all material respects. The Company and its Subsidiaries have timely paid or will timely pay any taxes due except to the extent such taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) The Latest Balance Sheet fully accrues the material liabilities of the Company and its Subsidiaries for taxes with respect to all periods through June 30, 2009 in accordance with GAAP and the unpaid taxes of the Company and its Subsidiaries as of the Closing Date will not exceed by a material amount the reserve for taxes set forth on the Latest Balance Sheet as updated for adjustments due to the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing the Company Returns.

(c) (i) There are no examinations or audits of any Company Return currently underway; (ii) no extension or waiver of the limitation period applicable to any Company Return is in effect; (iii) no Legal Proceeding is pending (or, to the Knowledge of the Company, is being overtly threatened) by any tax authority against the Company or any of its Subsidiaries in respect of any material tax; (iv) there are no material unsatisfied liabilities for taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any tax (other than liabilities for taxes asserted under any such notice of deficiency or similar document which are being contested in good faith); (v) there are no liens for material taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by section 355 of the Code; and (vii) neither the Company nor any of its Subsidiaries has entered into any transaction defined in Treasury Regulation section 1.6011-4(b). Neither the Company nor any of its Subsidiaries is required to include any adjustment in taxable income for any tax period pursuant to Section 481 or 263A of the Code, and there are no applications pending with any Governmental Body requesting permission for changes in any of the accounting methods of the Company or any of its Subsidiaries for tax purposes. Neither the Company nor any of its Subsidiaries has been a member of any combined, consolidated or unitary group for which it is or will be liable for taxes under principles of or similar to Section 1.1502-6 of the Treasury Regulations.

(d) There is no agreement between the Company or any of its Subsidiaries and any employee or independent contractor of the Company or any of its Subsidiaries that will give rise to any payment that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither the Company nor any of its Subsidiaries is a party to any material tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract with a third party.

(e) For purposes of this Agreement, “tax” or “taxes” shall mean (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause “(i)” of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by Contract or otherwise.

2.15 Employee Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, vision, dental or other health plans, life insurance plans, and any other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company, or to which the Company contributes or is obligated to contribute thereunder, or with respect to which the Company has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors or officers of the Company and/or their dependents (collectively, the “Company Plans”).

(b) The Company has provided or made available to Parent copies of all: material Company Plans (including all amendments and attachments thereto); written summaries of any material Company Plan not in writing; all related trust documents; all insurance contracts or other funding arrangements to the degree applicable for material Company Plans; the most recent annual information filings (Form 5500) and annual financial reports for those Company Plans (where required); the most recent determination letter from the

Internal Revenue Service (where required); all material written agreements and contracts relating to each material Company Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Company Plans (where required) and the most recent actuarial valuation and any subsequent valuation or funding advice (where required).

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified, and to the Knowledge of the Company, no fact exists that would lead to a revocation of such letter or disqualification of such Company Plan. Each Company Plan is being operated in compliance with its terms and with all applicable Legal Requirements, except where the failure to operate in such compliance would not be material to the Company or any of its Subsidiaries, taken as a whole.

(d) (i) Neither the Company nor any Subsidiary has any actual or contingent liability with respect to any plan subject to Title IV or Part 3 of Title I of ERISA or, in the case of a Company Plan maintained outside of the United States, any similar law; (ii) no Company Plan provides benefits in the nature of health or medical insurance following termination of employment, except as required by Part 6 of Title I of ERISA or similar state law; (iii) all contributions or other amounts required to be paid by the Company or its Subsidiaries between January 1, 2007 and the date of this Agreement with respect to each Company Plan have been paid or accrued in accordance with GAAP; (iv) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) with respect to any Company Plan; (v) as of the date of this Agreement, no Company Plan is (or within the last three years has been) the subject of an audit or investigation by any Governmental Body, or has participated in a voluntary compliance, closing agreement, amnesty, or similar program sponsored by a Governmental Body; and (vi) there has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(e) Part 2.15(e) of the Disclosure Schedule discloses: (i) each agreement that provides for the payment of any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment becoming due to any current or former employee under any Company Plan because of this Agreement (or the consummation of the transactions contemplated hereby); (ii) any increase in any material respect of any benefit otherwise payable under any Company Plan; (iii) each agreement that provides for any acceleration in any material respect of the time of payment or vesting of any such benefits under any Company Plan; (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the Merger; or (v) each agreement that provides for any tax “gross-up,” tax indemnification or similar payment based on a tax obligation pursuant to Section 4999 of the Code.

(f) To the Knowledge of the Company, no payment pursuant to any Company Plans or other arrangement between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the proposed United States Treasury Regulations and IRS guidance thereunder), would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transactions contemplated by this Agreement, or otherwise.

(g) The Company and each of its Subsidiaries is in material compliance with all applicable Legal Requirements relating to the employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act).

2.16 Labor Matters. There are no collective bargaining agreements, other labor union or foreign work council agreements to which the Company or any of its Subsidiaries is a party, and the Company has no collective bargaining relationship with any labor organization. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any Legal Proceeding seeking to compel any of them to bargain with any labor organization as to wages or conditions. To the Company’s Knowledge, since January 1, 2008, neither the Company nor any of its Subsidiaries was the subject of any labor union organizing activity or had any material actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

2.17 Environmental Matters. The Company and each of the Subsidiaries are and have been in compliance with all applicable Environmental Laws, including possessing all material permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws, except as has not resulted in and would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. There is no pending or, to the Company’s Knowledge, threatened in writing claim, lawsuit or administrative proceeding against the Company or any of the Subsidiaries, under or pursuant to any Environmental Law. Neither the Company nor any of the Subsidiaries has received written notice from any Person, including any Governmental Body, alleging that the Company or any of the Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved, except as has not resulted in and would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. With respect to the real property that is currently owned, leased or operated by the Company or any of the Subsidiaries, and (to the Knowledge of the Company) with respect to any real property that formerly has been owned, leased or operated by the Company or any of the Company Subsidiaries, there have been no releases of Hazardous Substances on, onto, from, or underneath any of such real property, for which releases the Company or any of its Subsidiaries would have any material liability under Environmental Law. There are no environmental site assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any of its Subsidiaries, with respect to any property now or formerly owned, operated or leased by the Company or any of its subsidiaries, that have not been made available to Parent or Acquisition Sub prior to the execution of this Agreement. Neither the Company nor any of its Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for, any material liability or obligation arising under or relating to Environmental Laws.

2.18 Insurance. Since January 1, 2008, the Company has not received any written communication notifying the Company of any: (a) cancellation or invalidation of any material insurance policy held by the Company (except with respect to policies that have been replaced with similar policies); (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company. There is no pending material claim by the Company under any insurance policy held by the Company.

2.19 Transactions with Affiliates. To the Knowledge of the Company, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.20 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board as of the date of this Agreement has duly adopted resolutions by which such Company Board has: (a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement and approved the Merger; and (c) resolved to make the Company Board Recommendation and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, and assuming the accuracy of Parent’s representations and warranties in Section 3.6, the Required Stockholder Vote and the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Vote Required. Assuming the accuracy of Parent’s representations and warranties in Section 3.6, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the meeting of stockholders of the Company described in Section 5.2 (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.22 Non-Contravention; Consents. Except as listed on Part 2.22 of the Disclosure Schedule, the execution and delivery of this Agreement and the performance of its obligations hereunder by the Company and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (b) cause a violation by the Company or any of its Subsidiaries of any Legal Requirement applicable to the business of the Company or any of its Subsidiaries; (c) constitute a breach or violation of, cause a default on the part of the Company or any of its Subsidiaries under, result in the termination or expiration of, result in a material alteration of the terms of or result in a loss of rights or options under any Material Contract; or (d) result in any entitlement to or acceleration of any right to any payment or vesting owed by the Company or any of its Subsidiaries under any Material Contract; except, in the case of clauses “(b)”, “(c)” and “(d)” of this sentence, as would not in the aggregate reasonably be expected to result in (i) a material liability to the Company or its Subsidiaries, (ii) any damages or other relief that would reasonably be expected to be material to Parent or the Company or its Subsidiaries or (iii) a prohibition or limitation in any material respect on Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation. Except as may be required by the Exchange Act, the DGCL or applicable antitrust or competition laws, neither the Company nor any of its Subsidiaries is required to make any filing with or to obtain any Consent from any Person in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger.

2.23 Board Approvals; Anti-Takeover. As of the date of this Agreement, the Company Board recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (such recommendation that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”). Assuming the accuracy of Parent’s representations and warranties in Section 3.6, the Company Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder and the Merger.

2.24 Opinion of Financial Advisor. The Company Board has received the opinion of Seven Hills Group LLC to the effect that, as of the date of such opinion and subject to various qualifications and assumptions, the Per Share Merger Price is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than as set forth in such opinion). The Company will provide a signed copy of the opinion to Parent solely for informational purposes after receipt thereof by the Company.

2.25 Brokers; Transaction Expenses.

(a) No broker, finder or investment banker (other than BroadOak Partners, LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(b) Part 2.25(b) of the Disclosure Schedule provides an accurate and complete breakdown of: (i) all unpaid Transaction Expenses incurred by or on behalf of the Company and its Subsidiaries on or prior to September 3, 2009; and (ii) a good faith estimate of all Transaction Expenses that are or will become payable on or prior to the Effective Time. From September 3, 2009 to the date of this Agreement, the Company has not incurred any Transaction Expenses except as set forth in Part 2.25(b) of the Disclosure Schedule.

2.26 Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition Sub for inclusion in the Proxy Statement.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority necessary to carry on its business as it is now being conducted. Each of Parent and Merger Sub is not in violation of any provisions of its Certificate of Incorporation or Bylaws.

3.2 Authority; Binding Nature of Agreement.

(a) Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement by the Company and Merger Sub, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Merger Sub has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Merger Sub have been duly authorized by all necessary corporate action on the part of Merger Sub. Prior to the Effective Time, Parent, as the sole stockholder of Merger Sub, will vote the shares of Merger Sub stock in favor of the adoption of this Agreement, as and to the extent required by applicable Legal Requirements, including the DGCL. This Agreement has been duly executed and delivered on behalf of Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and Parent, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention. The execution and delivery of this Agreement and the performance of its obligations hereunder by the Company and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub or (b) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to the business of Parent or Merger Sub, except in each case for any violation that will not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

3.4 No Legal Proceedings Challenging the Merger. As of the date of this Agreement, (a) there is no Legal Proceeding pending against Parent or Merger Sub challenging the Merger or the other Contemplated

Transactions, and (b) to Parent’s Knowledge no Legal Proceeding has been threatened against Parent or Merger Sub challenging the Merger or the other Contemplated Transactions.

3.5 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and the other Contemplated Transactions. Merger Sub has engaged in no activities other than those contemplated by this Agreement and has no liabilities other than those contemplated by this Agreement.

3.6 Ownership of Company Common Stock. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times since January 1, 2006 neither Parent nor any of Parent’s Subsidiaries directly or indirectly has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

3.7 Financing. As of the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

3.8 Proxy Statement. None of the information to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.	CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the Company shall at reasonable times and upon reasonable notice, and shall cause its Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel, books, records, tax returns, material operating and financial reports, work papers and other documents and information relating to the Company and its Subsidiaries; (b) provide Parent and Parent’s Representatives with such copies of the books, records, tax returns, work papers and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Company and its Subsidiaries to discuss such matters as Parent may reasonably deem necessary or appropriate. During the Pre-Closing Period, Parent shall promptly provide the Company with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, unless Parent has given its prior written consent or as set forth in Part 4.2(a) of the Disclosure Schedule: (i) the Company shall use commercially reasonable efforts to conduct, and to cause each of its Subsidiaries to conduct, its business and operations in the ordinary course and in accordance with past practices in all material respects; (ii) the Company shall use commercially reasonable efforts to, and to cause each of its Subsidiaries to, (A) conduct its business and operations in compliance in all material respects with all applicable Legal Requirements and the material requirements of all Material Contracts, (B) preserve intact its current business organization, (C) keep available the services of its current officers and other employees and (D) maintain its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons with which it material business relationships; (iii) the Company shall keep in full force all material insurance policies and shall renew any Existing D&O Policies (as defined in Section 5.5(b)) that expire during the Pre-Closing Period upon the same terms as in effect on the date of this Agreement; (iv) the Company shall properly withhold and remit to the appropriate Governmental Body all withholding taxes; and (v) the Company shall promptly notify Parent in writing of any Legal Proceeding that is commenced, or, to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any director, officer or key employee of the Company.

(b) During the Pre-Closing Period, except as set forth in Part 4.2(b) of the Disclosure Schedule, as specifically contemplated by this Agreement or with the prior written consent of Parent, the Company shall not and shall not permit any of its Subsidiaries to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than repurchases of unvested securities in connection with the termination of service providers);

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement;

(iii) amend or waive any of its rights under, or permit the acceleration of the vesting under (other than as contemplated by Section 1.9(a)), any provision of (A) any of the Company Stock Plans, (B) any Company Option or any agreement evidencing or relating to any outstanding stock option, (C) any restricted stock purchase agreement or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock), except as required by applicable Legal Requirements;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity other than the purchase, in the ordinary course of business consistent with past practices, of marketable securities that would be classified as short-term investments on the Company’s balance sheet;

(vi) make any capital expenditure (except for purchases of demonstration equipment or a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed $10,000 individually; and (C) when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since the date of this Agreement, does not exceed $50,000 in the aggregate);

(vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract (other than entering into distribution agreements in the ordinary course of business), or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract (other than amending, modifying or terminating distribution agreements in the ordinary course of business);

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(ix) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(x) make any pledge of any of its assets or permit any of its assets to become subject to any liens or encumbrances, except for Permitted Encumbrances;

(xi) make a loan to any Person except for advances made to its employees in the ordinary course of business consistent with past practice pursuant to the Company’s policies in order to defray routine travel expenses;

(xii) without limiting the ability of the Company and its Subsidiaries to pay or accrue in accordance with applicable Legal Requirements its obligations for payroll taxes incurred in the ordinary course of business and in accordance with past practices, incur or guarantee any indebtedness;

(xiii) establish, adopt, enter into or amend (except as may be required by applicable Legal Requirements) any Company Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees, except that the Company may amend the Company Plans to the extent required by applicable Legal Requirements;

(xiv) hire or promote any employee (except in order to fill a non-officer position vacated due to an employee’s resignation after the date of this Agreement, which position provides for the same level of compensation as that paid to the former employee at the time of his or her resignation), or terminate the employment of any employee other than for cause;

(xv) except in the ordinary course of business consistent with past practices or as required by applicable Legal Requirements or by the rules and regulations of the SEC or by GAAP (A) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies or (B) change any of its methods of accounting or accounting practices in any respect;

(xvi) make any material tax election that is not consistent with its prior tax returns;

(xvii) commence or settle any Legal Proceeding, other than in the ordinary course of business consistent with past practices;

(xviii) purchase or renew any liability insurance of any nature, except as contemplated by Section 4.2(a)(iii); or

(xix) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or other circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement to the extent that one or more of the conditions set forth in Section 6.1 would reasonably be expected not to be satisfied as a result of such inaccuracy (considered together with any other inaccuracies with respect to such representations or warranties made by the Company in this Agreement); (ii) the Company obtaining Knowledge of any event, condition, fact or other circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement, to the extent that one or more of the conditions set forth in Section 6.1 would reasonably be expected not to be satisfied as a result of such inaccuracy

(considered together with any other inaccuracies with respect to such representations or warranties made by the Company in this Agreement), if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or other circumstance; or (B) such event, condition, fact or other circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) the Company obtaining Knowledge of any material breach of any covenant or obligation of the Company such that one or more of the conditions set forth in Section 6.1 would not be satisfied; and (iv) any event, condition, fact or other circumstance that (considered together with any other circumstances) would reasonably be expected to constitute a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 No Solicitation.

(a) The Company (1) shall not directly or indirectly, including through the actions of its directors and officers, take or permit to be taken any action referred to in clauses “(i)” through “(vi)” of this sentence, and (2) shall not authorize or permit any Representative of the Company directly or indirectly to take any action referred to in clauses “(i)” through “(vi)” of this sentence:

(i) solicit, initiate, induce or knowingly encourage the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any nonpublic information regarding the Company or its Subsidiaries in connection with or in response to an Acquisition Proposal or Acquisition Inquiry except as required by the DGCL or the rules and regulations promulgated by the SEC;

(iii) engage in discussions or negotiations with any Person that shall have made, submitted or announced (or on whose behalf there shall have been made, submitted or announced) an Acquisition Proposal or Acquisition Inquiry, or with any of such Person’s Representatives, with respect to any such Acquisition Proposal or Acquisition Inquiry;

(iv) release any Person from, or waive any provision of or right under, any confidentiality, non-solicitation, no hire or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights;

(v) approve, endorse or recommend any Acquisition Proposal; or

(vi) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than confidentiality agreements contemplated by this Section 4.3 and except as expressly contemplated by Section 8.1(h));

provided, however, that, notwithstanding anything contained in this Section 4.3(a), prior to receipt of the Required Stockholder Vote (as defined in Section 2.21 above), the Company may take any of the actions referred to in clauses “(ii)” and “(iii)” above in response to an Acquisition Proposal that has been made by such Person (and not withdrawn) if: (A) the Company Board determines, after having consulted with the Company’s outside legal counsel and the Company’s financial advisor, that such Acquisition Proposal constitutes a Superior Offer or is reasonably likely to lead to the submission to the Company of a Superior Offer by such Person; (B) such Acquisition Proposal shall not have proximately resulted from any breach of any of the provisions of this Section 4.3 and neither the Company nor any of its Representatives shall have otherwise breached in any material respect any of the provisions set forth in this Section 4.3; (C) the Company Board determines, after having consulted with the Company’s outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations under applicable Legal Requirements; (D) prior to the earlier of the furnishing of any such nonpublic information to, or the entering into discussions or negotiations with, such

Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, as the case may be; (E) the Company receives from such Person an executed confidentiality agreement containing provisions at least as favorable to the Company as those contained in the Confidentiality Agreement; and (F) prior to or concurrently with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any officer, director, financial advisor, legal advisor or accounting advisor of or to the Company (whether or not such Person is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3 by the Company, the taking of such action by such Person shall be deemed to constitute a breach of this Section 4.3 by the Company for purposes of this Agreement.

(b) Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal (except that the Board shall not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except as specifically provided in Section 5.2(c)) or issuing a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act.

(c) If the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one business day after obtaining such Knowledge) notify Parent of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent informed with respect to material changes in the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(d) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e) To the extent reasonably requested by Parent, the Company shall enforce or cause to be enforced each confidentiality, non-solicitation, no hire or similar agreement to which the Company or any of its Subsidiaries is a party or under which any of them has any rights. The Company shall promptly instruct each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction, equity investment or strategic transaction to destroy (and certify as to the destruction of) or return to the Company and its Subsidiaries all confidential information heretofore furnished to such Person since January 1, 2009 by or on behalf of the Company and its Subsidiaries.

(f) Notwithstanding anything to the contrary contained in Section 8.1(h) or elsewhere in this Agreement, this Agreement may not be terminated pursuant to Section 8.1(h) unless: (i) the Company Board shall have received an Acquisition Proposal that it has determined to be a Superior Offer pursuant to this Agreement and shall have received from the Person making such Acquisition Proposal a binding, written definitive acquisition agreement, duly executed on behalf of such Person, providing for the consummation of the transaction contemplated by such Acquisition Proposal (the “Specified Definitive Acquisition Agreement”); (ii) not less than five business days (or such longer period as provided below) prior to any termination of this Agreement by the Company pursuant to Section 8.1(h), the Company shall have delivered to Parent a written notice (the “Superior Offer Notice”) stating that the Company (or the Company Board) intends to take such action pursuant to Section 8.1(h) and intends to enter into the Specified Definitive Acquisition Agreement relating to such Acquisition Proposal (it being understood and agreed that any determination to send to Parent, or actual delivery to Parent of, a Superior Offer Notice shall not, in and of itself, constitute a Triggering Event), including as attachments to such Superior Offer Notice a copy of the Specified Definitive Acquisition Agreement relating to such Acquisition Proposal and copies of any related documents; (iii) during the five business day period commencing on the date of Parent’s receipt of such Superior Offer Notice (as such period may be extended as provided below), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Offer Notice ceases to be a Superior Offer; and (iv) any definitive written proposal made by Parent to amend this Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause “(iii)” above shall have been considered by the Company Board in good faith, and, after the expiration of the negotiation period described in clause “(iii)” above, the Company Board shall have determined in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that such Acquisition Proposal still constitutes a Superior Offer; provided, however, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent a new Superior Offer Notice (including as attachments thereto a copy of the new Specified Definitive Acquisition Agreement relating to such amended Acquisition Proposal and copies of any related documents), and the negotiation period described in clause “(iii)” above shall be extended by an additional five business days from the date of Parent’s receipt of such new Superior Offer Notice (except that, if such amendment provides solely for an increase in the dollar amount of the price per share to be paid for Company Common Stock, then such negotiation period shall be extended instead by an additional two business days).

5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1	Proxy Statement.

(a) As promptly as practicable after the date of this Agreement (and in any event by September 15, 2009), the Company shall prepare, and Parent shall provide reasonable cooperation to the Company in the preparation of, a proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting (the “Proxy Statement”). The Company shall: (i) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC; (ii) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement; (iii) promptly cause the Proxy Statement to be filed with the SEC; (iv) promptly provide Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand; (v) promptly notify Parent upon the receipt of any comments or requests from the SEC or its staff with respect to the Proxy Statement; (vi) provide Parent with a reasonable opportunity to review and comment on any subsequent drafts of the Proxy Statement and any related correspondence and filings, and include in the Proxy Statement and in any such correspondence and filings all changes reasonably proposed by Parent; (vii) promptly (and in any event within three business days) respond to any comments or requests of the SEC or its staff; and (viii) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the date of this Agreement (and in any event within five business days after the earlier of (x) notification from the SEC that the SEC will not review the Proxy Statement, (y) expiration of the ten calendar day period provided by Rule 14a-6 under the Exchange Act if on or prior to such expiration the SEC has not provided comments with respect to the Proxy Statement or indicated that it intends to provide such comments and (z) resolution of any SEC comments with respect to the Proxy Statement). To the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Contemplated Transactions.

(b) If any event relating to the Company or any of its Subsidiaries occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 5.1(a), (i) prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable, and (ii) if appropriate, cause such amendment or supplement to be mailed to the stockholders of the Company. If Parent becomes aware of any information regarding Parent that is required to be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall promptly inform the Company of such information.

(c) The Company hereby agrees that (i) none of the information included or incorporated by reference in the Proxy Statement (other than information relating to Parent included in the Proxy Statement that was provided in writing by Parent to the Company specifically for inclusion in the Proxy Statement) will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(d) Parent hereby agrees that none of the information relating to Parent that is provided in writing by Parent to the Company specifically for inclusion in the Proxy Statement and that is included in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be included in such information or necessary in order to make the statements included in such information, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement (and in any event within 30 days after the date that the Proxy Statement is mailed to the Company’s stockholders. The Company agrees to cause all proxies solicited in connection with the Company Stockholders’ Meeting to be solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.2(c): (i) the Proxy Statement shall include the Company Board Recommendation; and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted. The Proxy Statement shall include the opinion of Seven Hills Group LLC referred to in Section 2.24.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) (but subject to the other provisions of this Agreement), at any time prior to the adoption of this Agreement by the Required Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) at least twenty-four (24) hours prior to any meeting of the Company Board at which the Company Board will consider and determine whether the Company Board Recommendation should be withdrawn or modified in a manner adverse to Parent or such shorter time as provided to the Company Board, the Company delivers to Parent a written notice setting forth the time and date of such meeting, (ii) the Company Board determines, after having consulted with the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation is reasonably likely to result in a breach of its fiduciary obligations under applicable Legal Requirements and (iii) there is not pending any Acquisition Proposal that arose or resulted, directly or indirectly, from any breach of any of the provisions set forth in Section 4.3(a).

(d) Unless this Agreement has been terminated pursuant to Section 8.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3 Regulatory Matters. Each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters (collectively, “Antitrust Laws”) and thereafter make any other required submissions under any Antitrust Laws. The Company and Parent shall: (a) respond as promptly as reasonably practicable to: (i) any inquiries or requests received from the U.S. Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, non-U.S. antitrust authority or other Governmental Body in connection with antitrust or related matters; and (b) use commercially reasonable efforts to: (i) obtain any necessary approvals, and obtain termination of any waiting periods, under any Antitrust Laws; and (ii) contest any action by any Governmental Body seeking to restrain, enjoin, impose conditions upon or alter the Contemplated Transactions.

5.4 Employees and Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions and Legal Requirements, and except in the case of a benefit normally covered by an insurance program not being covered by insurance or in the case that any of the following would result in a duplication of benefits, all employees of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation, 401(k) and severance plans, to substantially the same extent as similarly situated employees of Parent with credit provided for all purposes under such Parent or Surviving Corporation benefit plans after the Effective Time for service provided to the Company except where doing so would result in a duplication of benefits. Parent shall use commercially reasonable efforts to manage the transition of employee benefits for Continuing Employees from the Company Plans to Parent’s employee benefit plans after the Effective Time in a manner designed to preserve or otherwise provide credit for any co-payments or deductibles under benefit plans maintained by Parent or the Surviving Corporation that were paid under comparable Company Plans prior to the Effective Time, as reasonably determined by Parent in its sole discretion. Parent shall use commercially reasonable efforts to cause any waiting or exclusion periods under benefit plans maintained by Parent or the Surviving Corporation to be waived for Continuing Employees. Nothing in this Section 5.4(a) or elsewhere in this Agreement shall be construed to create a right in any employee of the Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment. Except for Indemnified Persons (as defined in Section 5.5(a)) to the extent of their respective rights pursuant to Section 5.5, no Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.

(b) The Company shall not take or permit to be taken any action to terminate any employee benefit plan sponsored by the Company or any of its Subsidiaries (or in which any of the them participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code; provided, however, that if so directed in writing by Parent no later than five (5) days prior to the Effective Time, the Company shall terminate, effective no later than the day immediately prior to the Effective Time, any such employee benefit plan.

5.5 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of each individual who is an officer or director of the Company as of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of the Company occurring at or prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) or as provided in any indemnification Contract between the Company and such Indemnified Person (as in effect as of the date of this Agreement) in the form disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law and the law of the jurisdiction in which the Indemnified Person is employed by the Company).

(b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing D&O Policies”); provided, however, that (i) Parent or the Surviving Corporation may substitute for the Existing D&O Policies a policy or policies containing terms not materially less advantageous to the Indemnified Persons, and (ii) neither Parent nor the Surviving Corporation shall be required to pay total annual premiums for the Existing D&O Policies (or for any substitute policies) that exceed, in the aggregate, an amount equal to 150% of the annual premiums paid for the Existing D&O Policies for the most recent policy year prior to the Effective Time (the “Maximum Premium”). In the event the premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium in the aggregate, Parent and the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute policies) to as much coverage as can be obtained for a premium equal to the Maximum Premium. In lieu of the foregoing, and notwithstanding anything contained in the first sentence of this Section 5.5(b), the Company may obtain a prepaid tail policy prior to the Effective Time that provides the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time, provided that the aggregate premium for such tail policy shall not exceed $70,000. The provisions of this Section 5.5(b) shall be deemed to have been satisfied if Parent or the Surviving Corporation obtains prepaid policies that provide the Indemnified Persons with coverage not less advantageous to them than the Existing D&O Policies for an aggregate period of six years with respect to their acts and omissions as officers and directors of the Company occurring prior to the Effective Time.

(c) The obligations under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 5.5 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5). Parent shall cause the Surviving Corporation to fulfill its obligations under Sections 5.5(a) and 5.5(b) above. Parent shall not permit the Surviving Corporation to merge into or consolidate with any other Person, or transfer all or substantially all of its assets to any other Person, unless the resulting or surviving entity or transferee of such assets, as the case may be, assumes (by operation of law or otherwise) the obligations imposed by this Section 5.5.

5.6 Additional Agreements.

(a) Subject to Section 5.6(b), Parent and the Company shall use reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions. The Company and Parent shall provide each other with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give each other a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. The Company and

Parent shall each promptly deliver to the other a copy of each such filing or other submission made, each notice given and each Consent obtained during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company or any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company or any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other intellectual property or IP Right, or to commit to cause the Company or any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other intellectual property or IP Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company or any of its Subsidiaries to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any material commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to contest any Legal Proceeding or any order, writ, injunction, judgment or decree relating to the Merger or any of the other Contemplated Transactions.

5.7 Disclosure. Without limiting any of the Company’s obligations under the Confidentiality Agreement, the Company shall not, and shall not permit any of its Subsidiaries or their Representatives to, issue any press release or make any disclosure (including communications to customers or employees of the Company or any of its Subsidiaries not consistent with content approved for such purposes by Parent) to the public or otherwise regarding the Merger or any of the other Contemplated Transactions unless: (a) Parent shall have approved such press release or disclosure in writing, which approval shall not be unreasonably withheld, delayed or conditioned; or (b) the Company shall have received the advice of its counsel confirming that such disclosure is reasonably required or advisable by applicable Legal Requirements and the Company advises Parent of the text of such press release or disclosure.

5.8 Parent’s Financing.

(a) Parent is a party to that certain Series C Preferred Stock Purchase Agreement, dated April 9, 2009, as amended, under which the investors identified therein have committed to purchase equity securities of Parent for cash on the Closing Date (as amended, the “Series C Agreement”). Concurrently with the execution of this Agreement, Parent is entering into a Series D Preferred Stock Purchase Agreement with certain investors identified therein providing for, among other things, the sale of equity securities of Parent’s for cash on the Closing Date (the “Series D Agreement”). Parent has delivered or made available to the Company copies of the Series C Agreement and Series D Agreement (together, the “Financing Agreements”). Parent shall use a portion of the funds received under the Financing Agreements on the Closing Date to finance the Merger Consideration. Parent shall use reasonable best efforts to: (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Financing Agreements; and (ii) consummate the transactions contemplated by the Financing Agreements (the “Financing”) on or prior to the Closing Date.

(b) During the Pre-Closing Period, Parent shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, during the Pre-Closing Period, Parent agrees to notify the Company promptly, and in any event within two business days, if at any time: (i) any of the Financing Agreements shall be terminated for any reason prior to the Closing Date; (ii) any investor that is a party to any of the Financing Agreements notifies Parent that it no longer intends to provide financing to Parent on the terms set forth therein and another investor has not committed to provide such financing, but only to the extent that Parent would not be able to finance all of the Merger Consideration under this Agreement; or (iii) for any reason Parent no longer believes in good faith that it will be able to finance all of the Merger Consideration under this Agreement. Parent shall not directly or indirectly, or permit any Representative of Parent, without the prior written consent of the Company, to take or fail to take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the Financing or any Alternate Financing (as defined below). Parent shall not amend or alter, or agree to amend or alter, the Financing Agreements in any manner that would prevent or materially impair or delay the consummation of Contemplated Transactions without the prior written consent of the Company.

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Agreements, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Contemplated Transactions (“Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for the amount of financing to the extent needed by Parent to fund the Merger Consideration (the “New Commitment Documents”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Documents, including: (i) using commercially reasonable efforts to: (A) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Documents; (B) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Documents; and (C) consummate the Alternate Financing at or prior to the Closing Date; and (ii) seeking to enforce its rights under the New Commitment Documents. In the event Alternate Financing is obtained and a New Commitment Documents are entered into, references in this Section 5.8 to the Financing Agreements shall be deemed to refer to the New Commitment Documents, as applicable.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) The Other Company Representations: (i) shall have been accurate as of the date of this Agreement unless the failure of such Other Company Representations to be accurate, individually or in the aggregate, constitutes a Company Material Adverse Effect; and (ii) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate in all respects only as of the specified date) unless the failure of such Other Company Representations to be accurate, individually or in the aggregate, constitutes a Company Material Adverse Effect; provided, however, that: (A) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(a), (1) all materiality qualifications that are contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (B) nothing in this Section 6.1(a) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(b).

(b) Each of the Specified Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate in all material respects only as of the specified date); provided, however, that: (A) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(b), any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (B) nothing in this Section 6.1(b) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(a).

6.2 Performance of Covenants. Each of the covenants and obligations in this Agreement (other than the covenant and obligation set forth in Section 4.2(b)(ii)) that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects. The covenant and obligation set forth in Section 4.2(b)(ii) shall have been complied with and performed by the Company in all respects.

6.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

6.4 Agreements and Other Documents. Parent shall have received from the Company the following agreements and other documents, each of which shall be in full force and effect:

(a) written resignations in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of each of the Company and its Subsidiaries; and

(b) a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer, on behalf of the Company in their capacities as officers of the Company, certifying that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.5 have been duly satisfied.

6.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

6.6 Regulatory Matters. Any Governmental Authorization required to be obtained in order to consummate the Merger or any of the other Contemplated Transactions under any Legal Requirement shall have been obtained and shall remain in full force and effect.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

6.8 No Governmental Proceedings. There shall not be pending, and there shall not have been threatened, any Legal Proceeding in which a Governmental Body is or has threatened in writing (or overtly threatened) to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or the Company any damages or other relief that would reasonably be expected to be material to Parent or the Company or its Subsidiaries, taken as a whole; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; (d) that would reasonably be expected to materially and adversely affect the right or ability of Parent or the Company and its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries; or (e) seeking to compel the Company or any of its Subsidiaries, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets.

7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement: (i) shall have been accurate as of the date of this Agreement unless the failure of such representations and warranties to be accurate, individually or in the aggregate, has a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; and (ii) shall be accurate as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate only as of the specified date) unless the failure of such representations and warranties to be accurate, individually or in the aggregate, has a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 7.1, all materiality qualifications that are contained in such representations and warranties shall be disregarded.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

7.4 Certificate. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

7.6 Parent Financing. Parent shall have sufficient cash to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

8.	TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by January 31, 2010 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date proximately results from a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time and such failure constitutes a material breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such action is final and nonappealable;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Stockholder Vote proximately results from a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time and such failure constitutes a material breach of this Agreement;

(e) by Parent if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the conditions set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date Parent gives the Company notice of such inaccuracy or breach;

(g) by the Company if: (i) any of Parent’s or Merger Sub’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is curable by Parent and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date the Company gives Parent notice of such inaccuracy or breach; or

(h) by the Company at any time prior to the adoption of this Agreement by the Required Stockholder Vote, in order to accept a Superior Offer and enter into the Specified Definitive Acquisition Agreement relating to such Superior Offer, if (i) the Company has complied with its obligations under Section 4.3 and such Superior Offer shall not have proximately resulted from any breach of any of the provisions of Section 4.3, (ii) the Company and the Company Board shall have satisfied all of the notice, negotiation and other requirements set forth in Section 4.3(f) with respect to such Superior Offer and the negotiation period(s) described in Section 4.3(f) shall have expired, (iii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(d) and (iv) the Company enters into the Specified Definitive Acquisition Agreement relating to such Superior Offer immediately following the termination of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, the Company may not terminate this Agreement pursuant to any subsection of this Section 8.1 unless the Company Board shall have adopted a resolution specifically recommending the termination of this Agreement pursuant to such subsection.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any covenant or obligation or for any intentional and material breach of any representation or warranty contained in this Agreement.

8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) at or prior to the time of the termination of this Agreement either (A) the Company Stockholders’ Meeting shall not have been held and completed or (B) an Acquisition Proposal shall have been commenced, submitted or made; and (iii) within six months following such termination, an Acquisition Transaction with respect to the Company is consummated or the Company enters into a definitive agreement with respect to an Acquisition Transaction; then the Company shall pay to Parent, in cash, a nonrefundable fee in the amount of $1,000,000 (the “Termination Fee”) within two business days after entering into a definitive agreement with respect to, or the consummation of, an Acquisition Transaction, whichever is earlier.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and at or prior to the time of the termination of this Agreement, (i) the commencement, submission or making of an Acquisition Proposal shall have been publicly disclosed or announced, (ii) such Acquisition Proposal shall not have been publicly withdrawn as of the date five business days prior to the date of the Company Stockholders’ Meeting (as it may have been adjourned or postponed) and (iii) within six months following such termination, an Acquisition Transaction with respect to the Company is consummated with the party making such Acquisition Proposal pursuant to clause “(i)” above or the Company enters into a definitive agreement with respect to an Acquisition Transaction with the party making such Acquisition Proposal pursuant to clause “(i)” above; then the Company shall pay to Parent, in cash, the Termination Fee within two business days after entering into a definitive agreement with respect to, or the consummation of, an Acquisition Transaction, whichever is earlier.

(d) If this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash at or prior to the time of such termination, the Termination Fee.

(e) If this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash at or prior to the time of such termination of this Agreement, a nonrefundable fee in the amount of $300,000 (the “Triggering Event Termination Fee”).

(f) In no event shall more than one termination fee be paid pursuant to Sections 8.3(b), 8.3(c), 8.3(d) or 8.3(e); provided, however, that if Parent has been paid, or is entitled to be paid, the Triggering Event Termination Fee pursuant to Section 8.3(e) and thereafter becomes entitled to be paid the Termination Fee pursuant to Sections 8.3(b), 8.3(c) or 8.3(d), then the Company shall pay to Parent: (i) if the Triggering Event Termination Fee has already been paid, the amount by which the Termination Fee exceeds the Triggering Event Termination Fee at the time such Termination Fee is required to be paid pursuant to Sections 8.3(b), 8.3(c) or 8.3(d), as applicable; or (ii) if the Triggering Event Termination Fee has not been paid, the full amount of the Termination Fee.

(g) Except as provided in Section 8.2, in the event that Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Subsidiaries or any other Person arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

9.	MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of each of the Company and Parent, respectively, at any time (whether before or after the Required Stockholder Vote has been obtained); provided, however, that after the Required Stockholder Vote has been obtained, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery (or to the extent such court does not have subject matter jurisdiction, other state courts) located in the State of Delaware and (b) each of the parties irrevocably waives the right to trial by jury.

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 4. The information disclosed in any numbered or lettered part of the Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty or covenant set forth in the corresponding numbered or lettered section in Section 2 and 4, and shall not be deemed to relate to or to qualify any other representation or warranty; provided, however, that if it is reasonably apparent that such information qualifies, and constitutes an exception to, another representation and warranty or covenant contained in Section 2 or 4, as applicable, then such information shall also be deemed to qualify such other representation and warranty or covenant. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty or covenant made by the Company in Section 2 or 4. The disclosure of monetary or other quantitative thresholds in the Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive reimbursement of its actual and reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights under this Agreement may be assigned by any party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by a party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any employee or creditor of the Company or any of its Subsidiaries, or any other Person (other than (i) the parties hereto and (ii) the Indemnified Persons (and their respective heirs and personal representatives) to the extent of such Indemnified Persons’ respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature.

9.9 Notices. All notices, requests, instructions or other documents or communications to be given or delivered under this Agreement shall be in writing and shall be deemed given or delivered (i) when sent if sent by facsimile, (ii) when delivered, if delivered personally to the intended recipient and (iii) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address or facsimile telephone number for such party (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Cell Biosciences, Inc.

3040 Oakmead Village Drive

Santa Clara, CA 95051

Attention: Chief Executive Officer

Facsimile: (408) 510-5599

with a copy to:

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Attention: Suzanne Sawochka Hooper, Esq.

Facsimile: (650) 849-7400

if to the Company:

Alpha Innotech Corp.

2401 Merced St.

San Leandro, CA 94577

Attention: Chief Executive Officer

Facsimile: (510) 483-3227

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Dennis R. DeBroeck, Esq.

  R. Gregory Roussel, Esq.

Facsimile: (650) 938-5200

9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions.

9.11 Non-Exclusivity; Remedies. Subject to Section 8.3(g), the respective rights and remedies of the Company and Parent under this Agreement are not exclusive of or limited by any other rights or remedies that they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the respective rights, remedies, obligations and liabilities of the Company and Parent under this Agreement are in addition to their respective rights, remedies, obligations and liabilities under all applicable Legal Requirements. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the necessity of demonstrating the inadequacy of monetary damages, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.14 Company Representations. Parent acknowledges and agrees that no representation or warranty related to the Company or its Subsidiaries or their current or future financial performance, operations or business have been made by the Company or its Subsidiaries or their Representatives, or are being relied upon by Parent in connection with this Agreement, the Merger or the Contemplated Transactions other than the representations and warranties made in this Agreement, subject to the Company Disclosure Schedule.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CELL BIOSCIENCES, INC.

By:	/s/ Timothy Harkness
Name:	Timothy Harkness
Title:	President and CEO

ASTRO ACQUISITION SUB, INC.

By:	/s/ Timothy Harkness
Name:	Timothy Harkness
Title:	President and CEO

ALPHA INNOTECH CORP.

By:	/s/ Ronald Bissinger
Name:	Ronald Bissinger
Title:	Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction (it being understood that for the sole purpose of Sections 8.3(b) and 8.3(c) of the Agreement, the references to “20%” in the definition of “Acquisition Transaction” shall be deemed instead to refer to “50%”).

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than (1) the Merger, (2) the Contemplated Transactions and (3) any transaction in furtherance of the consummation of the Contemplated Transactions with the express consent of Parent) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; or (ii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company (other than a transaction in which the Company or any of its Subsidiaries issues securities to another Entity that is the Company or any of its Subsidiaries immediately prior to the issuance of such securities); or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for (i) 20% or more of the consolidated net revenues of the Company and its Subsidiaries, consolidated net income of the Company and its Subsidiaries or consolidated book value of the assets of the Company and its Subsidiaries or (ii) 20% or more of the fair market value of the assets of the Company and its Subsidiaries;

provided, however, that, for the sole purpose of Sections 8.3(b) and 8.3(c) of the Agreement, the references to “20%” in this definition of “Acquisition Transaction” shall be deemed instead to refer to “50%”.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Board. “Company Board” shall mean the board of directors of the Company.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company IP. “Company IP” shall mean all IP Rights and instantiations and embodiments thereof, that are owned by, or that another Person has an obligation to assign to, the Company or its Subsidiaries and that are necessary to enable the Company or its Subsidiaries to conduct their business substantially in the manner in which their business is currently being conducted, whether or not such rights are registered, recorded, or associated with an issued patent.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (or any series or group of related effects, changes, events and circumstances) that has or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, capitalization, operations or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) changes in the U.S. or global economy or capital markets in general that do not have a materially disproportionate effect on the Company and its Subsidiaries compared to other companies in the industries in which the Company and its Subsidiaries participate, (ii) changes that affect generally the industries in which the Company participates but that do not have a materially disproportionate effect on the Company and its Subsidiaries, (iii) changes in applicable law or in U.S. GAAP, (iv) any decline in customer orders, or any resignation of any employees, that is attributable to the announcement of the Merger, (v) the failure by the Company and its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (for which revenues or earnings are released) on or after the date of this Agreement, in and of themselves (it being understood, however, that any event, change, event or circumstance giving rise to or contributing to such failure may constitute or give rise to a Company Material Adverse Effect), (vi) compliance with the terms of, or the taking of any action required by, this Agreement, (vii) the actions of Parent, (viii) the outbreak or escalation of war, armed hostilities, acts of terrorism or political instability, or any governmental or other response to any of the foregoing, (ix) any termination of, or breach by any third party under, any Material Contract arising as a result of the Contemplated Transactions, (x) the failure to obtain consent pursuant to, or the termination of, any Material Contract in connection with the Contemplated Transactions, and (xi) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that any event, change, event or circumstance giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may constitute or give rise to a Company Material Adverse Effect).

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to the Company Stock Plans or otherwise.

Company Stock Plans. “Company Stock Plans” shall mean the following equity plans of the Company, as amended: (a) 1993 Stock Incentive Plan; (b) 2000 Stock Incentive Plan; (c) Amended and Restated 1999 Stock Option Plan; (d) 2001 Milestone Stock Option Plan; and (e) 2006 Equity Incentive Plan.

Company Warrant. “Company Warrant” shall mean a warrant to purchase shares of Company Common Stock issued by the Company.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated May 22, 2009, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement and the transactions and actions contemplated by the Voting Agreements.

Contract. “Contract” shall mean any legally binding written, oral or implied agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered by the Company to Parent on the date of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of human health or the environment.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

Hazardous Substances. “Hazardous Substances” shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “oil,” “pollutant,” “toxic substance,” “hazardous material,” or “contaminant” or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws, including substances containing any asbestos, polychlorinated biphenyls or petroleum compounds.

IP Rights. “IP Rights” shall mean intellectual property rights, however denominated throughout the world, including: (i) patents and patent applications of all types; (ii) industrial property rights; (iii) trademarks, trade names, domain names and service marks; (iv) copyrights, mask works and proprietary works of authorship, and moral rights; (v) trade secrets; and (vi) computer software (in any code format); and (vii) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “Knowledge” shall mean, when used with respect to the Company, the actual knowledge of the employees of the Company set forth on Schedule A; and, when used with respect to Parent, the actual knowledge of any officer or director of Parent.

Latest Balance Sheet. “Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2009, which is included in the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended June 30, 2009.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought or conducted or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market).

Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

Other Company Representations. “Other Company Representations” shall mean the representations and warranties of the Company contained in Section 2 of this Agreement, other than the Specified Representations.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) liens for taxes not yet due and payable; (b) liens, encumbrances or imperfections of title, other than mortgages and other voluntary monetary liens and encumbrances, that have arisen in the ordinary course of business and that do not materially adversely affect the current use or value of the properties or assets subject thereto or affected thereby; (c) liens being contested in good faith; (d) liens, encumbrances or imperfections of title resulting from or otherwise relating to any of the contracts referred to in the Disclosure Schedule that do not materially adversely affect the current use or value of the properties or assets subject thereto or affected thereby; (e) liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents; and (f) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Software. “Software” means all (i) computer programs, software applications and code, including software implementations of algorithms, models and methodologies, firmware and source code and object code, and (ii) software development and design tools, and software libraries and compilers.

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2, 2.3(a), 2.3(b), 2.7(a), 2.20, 2.21, 2.22(a), 2.23, 2.25(a) and 2.25(b)(i) of this Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, beneficial or financial interests or such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited, written offer made by a third party to purchase all or substantially all of the outstanding shares of Company Common Stock or assets of the Company and its Subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms that the Company Board determines, after having consulted with the Company’s financial advisor, to be (a) more favorable to the Company’s stockholders from a financial point of view than the terms of the Merger and (b) reasonably likely to be consummated if such offer were to be accepted by the Company.

Transaction Expense. “Transaction Expense” shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation of the Company or any of its Subsidiaries (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time, that:

(a) relates directly or indirectly to: (i) the proposed disposition of all or a portion of the business of the Company and its Subsidiaries, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Company and its Subsidiaries; (ii) the investigation and review conducted by Parent and its Representatives with respect to the business of the Company and its Subsidiaries (and the furnishing of information to Parent and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule) or any certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Contemplated Transactions; (v) the participation by the Company in any proceedings or negotiations of the type referred to in Section 5.3 of the Agreement; or (vi) the consummation of the Merger or any of the other Contemplated Transactions; or

(b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other Contemplated Transactions.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement or the Company Board shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the Company Board fails to reaffirm publicly the Company Board Recommendation within ten business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iv) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have executed any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal other than as expressly permitted in Section 4.3(a) of the Agreement; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, or filed with the SEC, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vii) an Acquisition Proposal has proximately resulted from any breach of any of the provisions of Section 4.3, or the Company or any Representative of the Company shall have otherwise materially and willfully breached any of the provisions set forth in Section 4.3 in connection with an Acquisition Proposal.

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is entered into as of September 5, 2009, by and between CELL BIOSCIENCES, INC., a Delaware corporation (“Parent”), and                                          (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of ALPHA INNOTECH CORP., a Delaware corporation (the “Company”).

B. Parent, Astro Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive $1.50 in cash.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) The terms “Acquisition Proposal” and “Acquisition Transaction” shall have the respective meanings assigned to those terms in the Merger Agreement.

(b) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(c) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(d) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(e) “Proxy Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.

(f) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Proxy Expiration Date.

(g) “Subject Shares” shall mean: (i) all shares of Company Common Stock Owned by Stockholder as of the date of this Agreement; (ii) all additional shares of Company Common Stock of which Stockholder acquires Ownership during the period from the date of this Agreement through the Proxy Expiration Date; and (iii) all securities into which any of the shares of Company Common Stock described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(h) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(i) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the earlier of (a) the Proxy Expiration Date or (b) the Required Stockholder Vote, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected, provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to exercise any Company Options held by Stockholder prior to the Proxy Expiration Date.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Proxy Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities, other than the Proxy, any additional proxy delivered under Section 3.2(a)(ii) or a proxy delivered in connection with the Company Stockholders’ Meeting that is consistent with Section 3.1 of this Agreement.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, prior to the Proxy Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(b) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal or Acquisition Transaction; (B) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (C) any change in a majority of the board of directors of the Company; (D) any amendment to the Company’s certificate of incorporation or bylaws; or (E) any other action that would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Proxy Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence without the prior written consent of Parent.

3.2 PROXY; FURTHER ASSURANCES.

(a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as EXHIBIT A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Proxy Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as EXHIBIT A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

(b) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

(c) Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in good faith in Stockholder’s capacity as a director or officer of the Company (it being understood that (i) this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company and (ii) except as otherwise prohibited by this Agreement, the Proxy or any additional proxy delivered pursuant to Section 3.2(a)(ii), Stockholder may vote in Stockholder’s sole discretion on any matter other than those matters contemplated by Section 3.1).

SECTION 4. WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

5.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) adversely affect the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any consent or approval of any Person.

5.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions, except for applicable restrictions on transfer under applicable securities laws or under this Agreement and except for applicable community property laws) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions, except for applicable restrictions on transfer under applicable securities laws or under this Agreement and except for applicable community property laws) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

5.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all material respects as of the date of this Agreement, and will be accurate in all material respects at all times through and including the Proxy Expiration Date as if made as of any such time or date.

SECTION 6. ADDITIONAL COVENANTS OF STOCKHOLDER

6.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

6.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

SECTION 7. MISCELLANEOUS

7.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall terminate upon the Proxy Expiration Date.

7.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at each address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Cell Biosciences, Inc.

3040 Oakmead Village Drive

Santa Clara, CA 95051

Attn: Chief Executive Officer

Fax: (408) 510-5599

7.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.5 Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives (as applicable) and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 5.1 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement, express or implied, is intended to or shall confer on any Person (other than the parties hereto) any rights, benefits or remedies of any nature whatsoever or by reason of this Agreement.

7.7 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

7.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.8, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.9 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

7.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or the Proxy or any of the transactions contemplated by this Agreement or the Proxy, each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the Northern District of California and the State of Delaware.

(b) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

7.11 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.12 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.13 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.14 Waiver. At any time prior to the Expiration Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such party under this

Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

CELL BIOSCIENCES, INC.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Voting Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of ALPHA INNOTECH CORP., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes TIMOTHY HARKNESS, JASON NOVI and CELL BIOSCIENCES, INC., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares that are inconsistent with this proxy or the Voting Agreement (as defined below).

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Astro Acquisition Sub, Inc. a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Proxy Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the “Merger”) at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) Acquisition Proposal or Acquisition Transaction; (B) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (C) any change in a majority of the board of directors of the Company; (D) any amendment to the Company’s certificate of incorporation or bylaws; or (E) any other action that would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated:                     , 2009

STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Signature Page to Irrevocable Proxy

Annex C

S E V E N    H I L L S

September 4, 2009

PERSONAL & CONFIDENTIAL

Board of Directors

Alpha Innotech Corporation

2401 Merced St.

San Leandro, CA 94577

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $.01 per share (the “Shares”) of Alpha Innotech Corporation (the “Company”), other than affiliates who have executed voting agreements (the “Holders”), of the Consideration (as defined below) to be received by the Holders pursuant to the terms of that certain Agreement and Plan of Merger, in the form of the draft provided to us on September 4, 2009 (the “Agreement”), by and among the Company, Astro Acquisition Sub, Inc. (“Merger Sub”) and Cell Biosciences, Inc. (“Acquiror”).

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement and subject to approval of the stockholders of the Company, Merger Sub will merge with and into the Company (the “Transaction”) and the Company’s stockholders will receive an amount per share equal to $1.50 in cash (the “Consideration”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Acquiror, and each Share, other than Shares held in treasury, Shares held by the Acquiror, Merger Sub, the Company or any of their respective subsidiaries or Shares as to which dissenters’ rights have been perfected, will be converted into the right to receive $1.50 per Share in cash.

Seven Hills Partners LLC provides financial advisory services to public and private companies. In this capacity, we are continually engaged in performing financial analyses with respect to businesses and their securities in connection with strategic transactions and other corporate purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee from the Company upon the delivery of this opinion. The Company agreed to pay us a retainer fee upon the execution of our engagement letter with the Company in connection with the Transaction, which retainer fee will be credited against the opinion fee, under terms of our engagement letter with the Company, dated as of August 31, 2009. The Company has agreed to reimburse our expenses and to indemnify us against certain liabilities emerging out of our engagement. In the two years preceding the date of this opinion, we have not had a material relationship with the Company or the Acquiror. Seven Hills may perform investment banking and financial services for the Company or the Acquiror and their affiliates in the future, for which services Seven Hills may receive compensation.

SEVEN HILLS PARTNERS LLC

275 BATTERY STREET — SAN FRANCISCO, CA — 94111

TEL: (415) 869-6200 — FAX: (415) 869-6262

MEMBER OF FINRA AND SIPC

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

a.	a draft of the Agreement and Plan of Merger as of September 4, 2009;

b.	certain publicly available financial and other information for the Company, including Annual Reports on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2009, and certain other relevant financial and operating data furnished to Seven Hills by the Company management;

c.	certain internal financial analyses, financial forecasts, reports and other information concerning the Company, prepared by the management of the Company;

d.	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

e.	certain operating results, the reported price and trading histories of the shares of the common stock of the Company and operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

f.	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

g.	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation or verification, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not assumed any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such projections provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company nor have we been furnished with such materials. We have assumed with your consent that there are no legal issues with regard to the Company or the Acquiror that would affect our opinion, and we have relied on this assumption without undertaking any independent investigation or inquiry or verification. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion from a financial point of view with respect to the Consideration to the Holders. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, while management of the Company has informed us that the Company solicited other potential business combination transactions involving the Company and/or its assets, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

For purposes of rendering our opinion we have assumed without independent verification in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the draft provided as of September 4, 2009, the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. This opinion was reviewed and approved by Seven Hills’ Fairness Opinion Review Committee. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Consideration in connection with the Merger, we have not been authorized to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company or the common stock of the Company, and did not otherwise participate in the transaction process. Our opinion does not address the Company’s underlying business decision to effect the Merger. We did not evaluate, nor did the Company request us to evaluate, alternative transaction structures or financial alternatives other than the Merger. We did not, nor did the Company request us to, seek alternative offers or transactions. We did not, nor did the Company request us to, evaluate the Acquiror’s financing arrangements and whether the Acquiror may complete its financing arrangements prior to consummation of the Merger. Our opinion does not address the non-financial terms of the Agreement, including any governance arrangement or effects relating to Acquiror.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Holders.

This opinion and a summary discussion of our underlying analyses with respect to the Merger, in form and substance satisfactory to us and our legal counsel, may be included in a proxy or registration statement of the Company distributed in connection with the Merger.

Very truly yours,

/S/ SEVEN HILLS PARTNERS LLC

SEVEN HILLS PARTNERS LLC

Annex D

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

Sections 1300 through 1313 of the California General Corporation Law

1300.    (a)    If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)    As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)    Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)    Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)    Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)     Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)    As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.    (a)    If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)    Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause(A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)    The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.    (a)    If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)    Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.    (a)    If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)    Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)    On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.    (a)    If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)    If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)    Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)    Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)    The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)    The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)    The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)    The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)    The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.    (a)    No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)    If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)    If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.    A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ALPHA INNOTECH CORP.

Proxy Solicited by the Board of Directors

for the Special Meeting of Stockholders

to be Held Tuesday, October 27, 2009

The undersigned hereby appoints William Snider and Ron Bissinger or any one of them with full power of substitution, proxies to vote at the Special Meeting of Stockholders of Alpha Innotech Corp. (the “Company”) to be held on Tuesday, October 27, 2009 at 10:00 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting:

1. To approve and adopt the Agreement and Plan of Merger, dated as of September 5, 2009, by and among Cell Biosciences, Inc., a Delaware corporation, Astro Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Cell Bio, and Alpha Innotech Corp., and approve the merger.

☐ For	☐ Against	☐ Abstain

2. To grant the chairman of our board of directors discretionary authority to adjourn the special meeting to a later date, if the chairman deems it necessary or appropriate and a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of proposal number 1.

☐ For	☐ Against	☐ Abstain

The Board recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date: , 2009

PLEASE COMPLETE, DATE AND SIGN THIS PROXY

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.